Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279902

Prospectus Supplement No. 7

(To Prospectus dated October 7, 2024)

ALLURION TECHNOLOGIES, INC.

Up to 65,211,325 Shares of Common Stock

This prospectus supplement no. 7 (this “Prospectus Supplement”) amends and supplements the prospectus dated October 7, 2024 (as supplemented or amended from time to time, the “Prospectus”) which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-279902). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on January 8, 2025 (the “8-K”). Accordingly, we have attached the 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “ALUR” and our public warrants are listed on the NYSE under the symbol “ALUR.WS”. On January 7, 2025, the last quoted sale price for shares of our common stock as reported on the NYSE was $7.82 per share, and the last quoted sale price for our public warrants as reported on the NYSE was $0.0300 per warrant.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 23 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 8, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2025

ALLURION TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41767	92-2182207
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

11 Huron Drive Natick, Massachusetts	01760
(Address of principal executive offices)	(Zip Code)

(508) 647-4000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ALUR	The New York Stock Exchange
Warrants to purchase 0.056818 shares of common stock, each at an exercise price of $202.50 per share of common stock	ALUR WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Note Purchase Agreement and RIFAs

As previously disclosed, on April 14, 2024, Allurion Technologies, Inc. (the “Company”) entered into a note purchase agreement (as amended, the “Note Purchase Agreement”) with the purchasers from time to time party thereto (the “Purchasers”), RTW Investments, LP (“RTW”), as agent for the Purchasers (the “Principal Purchaser”) and Acquiom Agency Services LLC, as collateral agent for the purchasers, pursuant to which, among other things, the Company issued and sold $48 million of convertible senior secured notes (the “Notes”) to RTW in a private placement.

In addition, on February 9, 2023, Allurion Technologies, LLC (“Allurion Opco”) entered into a Revenue Interest Financing Agreement (as amended, the “First RIFA”) with certain entities which have engaged RTW as investment manager (the “First RIFA Investors”), pursuant to which, among other things, Allurion Opco secured a $40 million investment from the First RIFA Investors. On October 30, 2024, Allurion Opco entered into a Revenue Interest Financing Agreement (as amended, the “Second RIFA” and, together with the First RIFA, the “RIFAs”) (the RIFAs collectively with the Note Purchase Agreement, the “Existing Documents”) with certain entities that have engaged RTW as investment manager (the “Second RIFA Investors” and, together with the First RIFA Investors, the “Investors”), pursuant to which, among other things, the Second RIFA Investors purchased a $7,499,980 synthetic royalty interest.

On January 7, 2025, the Company and Allurion OpCo entered into an Omnibus Amendment (the “Omnibus Amendment”) with Allurion Australia Pty Ltd, Allurion France, the Investors, the Purchasers and the Principal Purchaser to amend the Note Purchase Agreement and the RIFAs.

The Omnibus Amendment requires, among other things, (i) the Company and Allurion Opco to maintain certain minimum balances of unrestricted cash in controlled accounts in the U.S. in the amounts corresponding to the calculations set forth therein, and (ii) the Company to receive minimum trailing twelve-month consolidated Revenue (as defined in the Note Purchase Agreement) in amounts set forth therein, tested quarterly beginning with the twelve-month period ending September 30, 2025. The Omnibus Amendment also requires that (i) Allurion France shall have successfully regained marketing authorization from the Agence Nationale de Sécurité du Médicament et des Produits de Santé to resume the Commercialization (as defined in the Existing Documents) of the Product (as defined in the Existing Documents) in France on or prior to December 31, 2025 and (ii) Allurion OpCo shall have received Marketing Authorization from the U.S. Food & Drug Administration for the Commercialization of the Product in the United States no later than June 30, 2026.

Pursuant to the Omnibus Amendment, the Investors and the Purchasers will receive a number of shares of the Company’s common stock (the “Common Stock”), representing in the aggregate five percent (5%) of the fully-diluted shares outstanding immediately after the closing of the offering and sale of Additional Shares (as defined in the Existing Documents) to be consummated no later than February 15, 2025, in connection with which the Company shall have raised at least $12,000,000 aggregate net proceeds (the “Amendment Fee”); provided that, in the event the Company cannot issue shares of Common Stock to the Investors and the Purchasers due to applicable law or New York Stock Exchange listing rules, the Company will instead issue an equivalent (as-converted) number of shares of a newly created series of Series A-1 non-voting preferred stock (the “Series A-1 Preferred Stock”) and the Company shall include a proposal in a definitive proxy statement on Schedule 14A seeking stockholder approval no later than December 31, 2025 to allow the conversion of Series A-1 Preferred Stock into Common Stock; provided further that, each share of Series A-1 Preferred Stock outstanding on December 31, 2026 (the “Redemption Date”) will, except to the extent prohibited by Delaware law governing distributions to stockholders (including the Delaware General Corporation Law), be redeemed by the Company for cash in an amount equal to the as-converted value of the underlying common stock.

The Omnibus Amendment also provides that the Company will ensure that RTW and the Investors have the right to designate one director to the Board of Directors of the Company (the “Board”), which director is currently Nicholas Lewin, and, as of the Amendment Effective Date (as defined in the Omnibus Amendment), also have the right to designate a second director to the Board, which additional director will initially be Jason Richey.

The foregoing description of the Omnibus Amendment is not complete and is qualified in its entirety by reference to the complete text of the Omnibus Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”) and is incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

As previously disclosed, the Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Charter Amendment”) with the Secretary of State of the State of Delaware to effect a 1-for-25 reverse stock split (the “Reverse Stock Split”) of the Company’s Common Stock, effective as of 12:01 a.m. Eastern Time on January 3, 2025.

On January 8, 2025, the Company filed Amendment No. 1 to its registration statement on Form S-1 (“Amendment No. 1”) relating to a proposed public offering. Such Amendment No. 1 included (i) audited consolidated financial statements of the Company for the years ended December 31, 2023 and December 31, 2022 (the “audited financial statements”), (ii) interim unaudited financial statements of the Company for the quarter ended September 30, 2024 (the “unaudited financial statements”), and (iii) management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2023 and the quarter ended September 30, 2024, each as retroactively adjusted to reflect the Reverse Stock Split (the “MD&A” and, together with the audited financial statements and the unaudited financial statements, the “financial information”). The information in this Report is not an amendment to, or restatement of, the financial information and does not modify or update the disclosures therein in any way, other than to reflect the Reverse Stock Split, as described above.

Copies of the audited financial statements, the unaudited financial statements, and the MD&A are filed as Exhibits 99.1, 99.2 and 99.3, respectively, to this Report and are incorporated herein by reference.

This Report, including Exhibits 99.1, 99.2 and 99.3, does not reflect events (other than the Reverse Stock Split) occurring after the filing of Amendment No. 1 and does not modify or update the disclosures in such filing, other than as required to reflect the Reverse Stock Split.

Item 7.01	Regulation FD Disclosure.

The information set forth under Item 2.02 is incorporated by reference into this Item 7.01.

On January 8, 2025, the Company issued a press release announcing topline results from its AUDACITY clinical trial. The full text of such press release is attached to this Report as Exhibit 99.4.

The information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

The disclosures in this Report shall not constitute an offer to sell or the solicitation of an offer to buy the Company’s securities, nor shall there be any sale of its securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

This Report, including its exhibits, contains forward-looking statements within the meaning of the U.S. federal and state securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions and include statements regarding the Company’s proposed public offering; the Company’s strategy, business plans and focus; the progress and timing of the clinical development of its products and offerings, including the results of the AUDACITY trial evaluating the safety and efficacy of the Allurion Balloon and the timing of, and plan to submit, a premarket approval (PMA)

application for the Allurion Balloon; and the expected therapeutic benefits and potential safety and efficacy of the Allurion Balloon. Forward-looking statements are predictions, projections and other statements about future events that reflect the current beliefs and assumptions of the Company’s management based on information currently available to them and, as a result, are subject to risks and uncertainties. Many factors could cause actual future results or developments to differ materially from the forward-looking statements in this communication, including but not limited to (i) the ability of the Company to obtain and maintain regulatory approvals for and successfully commercialize its products and offerings, including the Allurion Balloon, its Virtual Care Suite platform, and its compounded GLP-1 program, in the United States and abroad, (ii) the timing of, and results from, the Company’s clinical studies and trials and submission of such results to regulatory authorities, including the PMA application for the Allurion Balloon, (iii) the evolution of the markets in which the Company competes, including the impact of GLP-1s, (iv) the ability of the Company to defend its intellectual property and satisfy regulatory requirements, (v) the impact of global economic conditions and geopolitical events on the Company’s business, (vi) the Company’s expectations regarding its market opportunities, (vii) the risk of economic downturns and a changing regulatory landscape in the highly competitive industry in which the Company operates, (viii) the risk that the Company’s noncompliance with NYSE continued listing standards may impact the Company’s results of operations, business operations and reputation and the trading prices and volatility of the Company’s common stock, (ix) the Company’s ability to continue to meet NYSE continued listing standards, and (x) the Company’s ability to raise capital when needed. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed on March 26, 2024 (as subsequently amended), Quarterly Report on Form 10-Q filed on November 13, 2024, and other documents filed by the Company from time to time with the U.S. Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company does not give any assurance that it will achieve its expectations.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1+	Omnibus Amendment, dated as of January 7, 2025, by and among Allurion Technologies, Inc., Allurion Technologies, LLC, Allurion Australia Pty Ltd, Allurion France, RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd., RTW Biotech Opportunities Operating Ltd., and RTW Investments, LP. (incorporated by reference to Exhibit 10.49 to Allurion Technologies, Inc.’s Registration Statement on Form S-1 Filed with the SEC on January 8, 2025)

23.1	Consent of independent registered public accounting firm

99.1	Audited consolidated financial statements for the years ended December 31, 2023 and December 31, 2022

99.2	Interim unaudited financial statements for the quarter ended September 30, 2024

99.3	Management’s discussion and analysis of financial condition and results of operations

99.4	Press release dated January 8, 2025, furnished herewith

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+

Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2025	ALLURION TECHNOLOGIES, INC.

	By:	/s/ Brendan Gibbons
	Name:	Brendan Gibbons
	Title:	Chief Legal Officer

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-283721 on Form S-3 and Registration Statement No. 333- 275126 on Form S-8 of our report dated March 26, 2024 (January 8, 2025, as to the effects of the reverse stock split described in Note 1) relating to the financial statements of Allurion Technologies, Inc. appearing in this Current Report on Form 8-K of Allurion Technologies, Inc. filed on January 8, 2025.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 8, 2025

Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the stockholders and the Board of Directors of Allurion Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Allurion Technologies, Inc. and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, comprehensive loss, stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced recurring losses from operations, recurring negative operating cash flows and may be unable to remain in compliance with certain financial covenants required under its term loan, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 26, 2024 (January 8, 2025, as to the effects of the reverse stock split described in Note 1)

We have served as the Company’s auditor since 2016.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$38,037	$7,685
Accounts receivable, net of allowance of doubtful accounts of $12,671 and $741, respectively	18,194	29,346
Inventory, net	6,171	3,865
Prepaid expenses and other current assets	2,414	2,487

Total current assets	64,816	43,383
Property and equipment, net	3,381	2,382
Right-of-use asset	3,010	2,899
Other long-term assets	505	2,706

Total assets	$71,712	$51,370

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$10,379	$5,809
Current portion of term loan	38,643	53,360
Current portion of lease liabilities	908	905
Accrued expenses and other current liabilities	15,495	15,793

Total current liabilities	65,425	75,867
Convertible notes payable, net of discounts	—	3,103
Public warrant liabilities	5,943	—
Revenue Interest Financing liability	36,200	—
Earn-out liabilities	23,990	—
Lease liabilities, net of current portion	2,306	2,163
Other liabilities	8,335	2,551

Total liabilities	142,199	83,684

Commitments and Contingencies (Note 16)
Stockholders’ deficit:
Preferred stock, $0.0001 par value — 100,000,000 shares authorized as of December 31, 2023; and no shares issued and outstanding as of December 31, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value — 1,000,000,000 shares authorized as of December 31, 2023; 1,907,529 and 1,083,196 shares issued and outstanding as of December 31, 2023 and 2022, respectively	2	1
Additional paid-in capital	143,010	99,877
Accumulated other comprehensive loss	(700)	—
Accumulated deficit	(212,799)	(132,192)

Total stockholders’ deficit	(70,487)	(32,314)

Total liabilities and stockholders’ deficit	$71,712	$51,370

The accompanying notes are an integral part of these consolidated financial statements.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

	Year Ended December 31,
	2023	2022
Revenue	$53,467	$64,211
Cost of revenue	11,970	13,485

Gross profit	41,497	50,726

Operating expenses:
Sales and marketing	46,857	50,405
Research and development	27,694	16,966
General and administrative	46,024	15,365

Total operating expenses:	120,575	82,736

Loss from operations	(79,078)	(32,010)

Other income (expense):
Interest expense	(10,566)	(4,426)
Changes in fair value of warrants	8,364	(821)
Changes in fair value of debt	(3,751)	—
Changes in fair value of Revenue Interest Financing and PIPE Conversion Option	(2,192)	—
Changes in fair value of earn-out liabilities	29,050	—
Termination of convertible note side letters	(17,598)	—
Loss on extinguishment of debt	(3,929)	—
Other income (expense), net	(643)	(344)

Total other income (expense):	(1,265)	(5,591)

Loss before income taxes	(80,343)	(37,601)
Provision for income taxes	(264)	(143)

Net loss	(80,607)	(37,744)

Cumulative undeclared preferred dividends	(1,697)	(2,907)

Net loss attributable to common shareholders	$(82,304)	$(40,651)

Net loss per share
Basic and diluted	$(57.83)	$(37.75)

Weighted-average shares outstanding
Basic and diluted	1,423,275	1,076,743

The accompanying notes are an integral part of these consolidated financial statements.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(dollars in thousands)

	Year Ended December 31,
	2023	2022
Net loss	(80,607)	(37,744)
Other comprehensive loss:
Change in fair value of Revenue Interest Financing due to change in credit risk	(700)	—

Comprehensive loss	$(81,307)	$(37,744)

The accompanying notes are an integral part of these consolidated financial statements.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(dollars in thousands)

	Common Sock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount
Balance as of December 31, 2021	1,072,294	1	99,284	—	(94,448)	4,837
Exercise of stock options	5,143	—	128	—	—	128
Stock-based compensation expense	—	—	437	—	—	437
Issuance of Legacy Series A-1 convertible preferred stock for the exercise of warrants	225	—	24	—	—	24
Issuance of Legacy Series B convertible preferred stock for the exercise of warrants	42	—	4	—	—	4
Issuance of common stock for the exercise of warrants	5,492	—	—	—	—	—
Net loss	—	—	—	—	(37,744)	(37,744)

Balance as of December 31, 2022	1,083,196	1	99,877	—	(132,192)	(32,314)
Exercise of stock options	11,943	—	145	—	—	145
Issuance of Series B convertible preferred stock for the exercise of warrants	342	—	89	—	—	89
Issuance of Series A-1 convertible preferred stock for the exercise of warrants	20	—	6	—	—	6
Reverse recapitalization, net of transaction costs (Note 3)	549,435	1	58,572	—	—	58,573
Recognition of warrant liabilities in connection with the Merger (Note 3)	—	—	(13,762)	—	—	(13,762)
Issuance of common stock in connection with vesting of RSU awards	36,737	—	—	—	—	—
Issuance of common stock for the conversion of convertible notes	132,049	—	25,570	—	—	25,570
Recognition of earn-out liabilities (Note 3)	—	—	(53,040)	—	—	(53,040)
Reclassification of Legacy Allurion liabilitiy classified warrants to equity classification	—	—	929	—	—	929
Derecognition of liabilities associated with the Backstop Shares, Hunter shares, and the additional RTW and Fortress shares and issuance of related shares	91,508	—	16,098	—	—	16,098
Issuance of common stock for the exercise of warrants	878	—	46	—	—	46
Stock-based compensation expense	—	—	8,357	—	—	8,357
Issuance of common stock for commitment shares for equity line financing (Note 12)	1,421	—	123	—	—	123
Other comprehensive loss		—	—	(700)	—	(700)
Net loss	—	—	—	—	(80,607)	(80,607)

Balance as of December 31, 2023	1,907,529	$2	$143,010	$(700)	$(212,799)	$(70,487)

The accompanying notes are an integral part of these consolidated financial statements.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended December 31,
	2023	2022
Operating Activities:
Net loss	$(80,607)	$(37,744)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash lease expense	824	1,104
Depreciation and amortization	746	895
Stock-based compensation	8,357	437
Provision for uncollectible accounts	12,675	436
Unrealized exchange gain	(180)	(113)
Provision for inventory	1,399	—
Change in fair value of warrant liabilities	(8,364)	820
Change in fair value of derivative liabilities	1,730	19
Change in fair value of debt	3,751	—
Change in fair value of Revenue Interest Financing and PIPE Conversion Option	2,192	—
Change in fair value of earn-out liabilities	(29,050)	—
Interest paid on debt recorded at fair value	(1,092)	—
Non-cash interest expense	2,083	953
Non-cash termination of convertible note side letters	16,098	—
Loss on extinguishment of debt	3,929	—
Non-cash issuance of common stock for commitment shares	123	—
Debt issuance costs associated with debt recorded at fair value	1,210	—
Changes in operating assets and liabilities:
Accounts receivable	(1,318)	(22,817)
Inventory	(3,705)	(1,150)
Prepaid expenses, other current and long-term assets	285	(577)
Lease liabilities	(789)	(733)
Accounts payable	4,664	3,324
Accrued expenses and other current liabilities	1,057	8,165

Net cash used in operating activities	$(63,982)	$(46,981)

Investing Activities:
Purchases of property and equipment	(1,606)	(1,550)

Net cash used in investing activities	$(1,606)	$(1,550)

Financing Activities:
Proceeds from issuance of convertible notes - net	28,700	1,103
Proceeds from term loan - net	59,780	29,850
Payment of debt issuance costs	(3,450)	(262)
Proceeds from Business Combination, net of transaction costs	61,652	—
Proceeds from Revenue Interest Financing	40,000	—
Repayment of 2021 Term Loan	(57,659)	—
Repayment of Fortress Term Loan	(20,000)	—
Repayment of promissory note assumed in Business Combination	(2,500)	—
Proceeds from option and warrant exercises	213	132
Repayment of convertible notes	(10,750)	—
Payment of deferred financing costs	—	(286)

Net cash provided by financing activities	$95,986	$30,537

Net increase (decrease) in cash and cash equivalents and restricted cash	30,398	(17,994)

Cash and cash equivalents and restricted cash at beginning of period	8,023	26,017

Cash and cash equivalents and restricted cash at end of period	$38,421	$8,023

Supplemental disclosure of cash flow information
Cash paid for interest	$8,035	$3,476
Supplemental cash flow information on non-cash investing and financing activities
Purchase of property and equipment included in accounts payable	134	13
Issuance of warrants in connection with financing	—	834
Deferred financing costs in accounts payable and accrued expenses	580	1,919
Recognition of assumed warrant liability	13,762	—
Recognition of earn-out liabilities	53,040	—
Issuance of common stock upon conversion of convertible notes	25,569	—
Change in fair value of Revenue Interest Financing through OCI	(700)	—

The accompanying notes are an integral part of these consolidated financial statements.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

1.	Organization and Basis of Presentation

Organization

Allurion Technologies, Inc. (“Allurion” or the “Company”) is a vertically integrated medical device company that is developing, manufacturing, and commercializing innovative weight loss experiences centered around its Allurion Balloon. The Allurion Balloon is the world’s first and only swallowable, procedure-less intragastric balloon for weight loss that does not require surgery, endoscopy, or anesthesia for placement or removal. Allurion sells the Allurion Balloon and related hardware accessories through distributors or directly to health care providers. The Company currently also provides, free of charge, artificial intelligence (“AI”)-powered remote patient monitoring tools, a mobile app for patients and a clinic dashboard for providers, referred to as the Allurion Virtual Care Suite (“VCS”) and, collectively with the Allurion Balloon referred to as the “Allurion Program”. Allurion currently markets the Allurion Program in over 50 countries, and the Company operates subsidiaries in the United States, France, the United Arab Emirates, Hong Kong, the United Kingdom, Italy, Spain, Australia and Mexico.

Business Combination Agreement

On February 9, 2023, Allurion Technologies Opco, Inc. (formerly Allurion Technologies, Inc., “Legacy Allurion”) and Allurion Technologies, Inc. (formerly Allurion Technologies Holdings, Inc.), entered into the Business Combination Agreement (as subsequently amended on May 2, 2023, the “Business Combination Agreement”) with Compute Health Acquisition Corp. (“CPUH” or “Compute Health”), Compute Health Corp. (“Merger Sub I”) and Compute Health LLC (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”). Pursuant to the Business Combination Agreement, on August 1, 2023 (the “Closing Date”), the Mergers (as defined below) were consummated in three steps: (a) Compute Health merged with and into Allurion (the “CPUH Merger”), with Allurion surviving the CPUH Merger as a publicly listed entity (the time at which the CPUH Merger became effective, the “CPUH Merger Effective Time”) and becoming the sole owner of the Merger Subs; (b) three hours following the consummation of the CPUH Merger, Merger Sub I merged with and into Legacy Allurion (the “Intermediate Merger” and the time at which the Intermediate Merger became effective, the “Intermediate Merger Effective Time”), with Legacy Allurion surviving the Intermediate Merger and becoming a direct, wholly-owned subsidiary of Allurion; and (c) thereafter, Legacy Allurion merged with and into Merger Sub II (the “Final Merger” and, collectively with the CPUH Merger and the Intermediate Merger, the “Mergers”, and together with all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Merger Sub II surviving the Final Merger and remaining a direct, wholly-owned subsidiary of Allurion (the time at which the Final Merger became effective, the “Final Merger Effective Time”). Allurion shares began trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “ALUR” on August 2, 2023. Upon completion of the Business Combination, Legacy Allurion’s business operations continued as our business operations.

The Business Combination was accounted for as a reverse capitalization in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Compute Health was treated as the “acquired” company for financial reporting purposes and Legacy Allurion was the accounting “acquirer”. Accordingly, the Business Combination was treated as the equivalent of Legacy Allurion issuing stock for the net assets of Compute Health, accompanied by a recapitalization. As a result of the reverse recapitalization, the assets and liabilities of the Company are presented at their historical carrying values, and the assets and liabilities of Compute Health are recognized on the acquisition date and measured on the basis of the net proceeds from the capital transaction, with no goodwill or other intangible assets recorded. This determination is primarily based on the fact that, immediately following the Business Combination, Legacy Allurion stockholders had a majority of the voting power of Allurion, Legacy Allurion controlled the majority of the board seats of Allurion, and Legacy Allurion senior management comprised all of the senior management of Allurion. The equity structure has been restated in all comparative periods up to the Closing Date to reflect the number of shares of the Company’s common stock, $0.0001 par value per share (“Allurion Common Stock” or the “Company’s Common Stock”), issued to Legacy Allurion stockholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Allurion’s convertible preferred stock and Legacy Allurion common stock prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio of approximately 0.9780 (the “Exchange Ratio”) established in the Business Combination. The Exchange Ratio established in the Business Combination is prior to the Reverse Stock Split (as defined below) and did not change as a result of the Reverse Stock Split. As a result of this retrospective application, certain prior period balances within the consolidated financial statements have changed. Refer to Note 3, Business Combination, for further discussion regarding the closing of the Business Combination with Compute Health.

Unless otherwise indicated, references in this prospectus to the “Company,” “our,” and “Allurion” refer to the consolidated operations of Allurion Technologies, Inc. and its subsidiaries. References to CPUH and Compute Health refer to Compute Health Acquisition Corp. and its subsidiaries prior to the consummation of the Business Combination and references to “Legacy Allurion” refer to Allurion Technologies, Inc. prior to the consummation of the Business Combination.

Basis of Presentation

The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). Any reference in these notes to the applicable accounting guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”), and Accounting Standards Update (“ASU”), of the Financial Accounting Standards Board (“FASB”).

In connection with the Business Combination, the Company’s equity structure has been restated in prior periods to reflect the number of shares of the Allurion Common Stock, $0.0001 par value per share, issued to Legacy Allurion stockholders. As such, the shares and corresponding capital amounts presented in the consolidated balance sheet and consolidated statement of redeemable convertible preferred stock and stockholders’ deficit have been retroactively restated as shares reflecting the Exchange Ratio established in the Business Combination. All then-existing Legacy Allurion redeemable convertible preferred stock and Legacy Allurion convertible preferred stock were converted into shares of Allurion Common Stock at the closing of the Business Combination.

The consolidated financial statements include Allurion; and its consolidated subsidiaries, Allurion France SAS, and Allurion Middle East, LLC, which were both incorporated in 2017; Allurion Hong Kong Ltd., which was incorporated in 2019; Allurion UK Ltd., which was incorporated in 2021; Allurion Italy, Srl, Allurion Spain, Srl, Allurion Australia Pty Ltd. and Allurion Mexico S. de R.L de C.V, which were incorporated in 2022; and Allurion Technologies, LLC, which was incorporated in 2023. The Company’s operations are located in Europe, the Middle East, Africa, Latin America, Canada and the Asia-Pacific region, and it operates in one business segment.

Our foreign operations are subject to exchange rate fluctuations and foreign currency transaction costs. The functional currency for all of our foreign subsidiaries is the United States dollar except Allurion Australia Pty Ltd., which uses the Australian dollar. When remeasuring from a local currency to the functional currency, assets and liabilities are remeasured into U.S. dollars at exchange rates in effect at the balance sheet dates and results of operations transacted in local currency are remeasured into U.S. dollars using average exchange rates for the period presented. Gains (losses) from remeasurement of $0.1 million and $(0.7) million for the years ended December 31, 2023 and 2022, respectively, are recorded in the statements of operations and comprehensive loss within other expense, net. The Company translates the foreign functional currency financial statements to U.S. dollars for Allurion Australia Pty Ltd. using the exchange rates at the balance sheet date for assets and liabilities, the period average exchange rates for revenues and expenses, and the historical exchange rates for equity transactions. The effects of foreign currency translation adjustments were immaterial for the years ended December 31, 2023 and 2022.

Reverse Stock Split

The Company held its annual meeting of stockholders on December 16, 2024 (the “Annual Meeting”), and upon the recommendation of the Board of Directors (the “Board”) of the Company, the Company’s stockholders approved a certificate of amendment (the “Charter Amendment”) to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a ratio between 1-for-10 and 1-for-25, with the final ratio to be determined by the Board in its sole discretion.

On December 23, 2024, following the Annual Meeting, the Board approved a reverse stock split of the Common Stock at a ratio of 1-for-25 (the “Reverse Stock Split”). Effective as of 12:01 a.m. Eastern Time on January 3, 2025, the Company filed an amendment (the “Certificate of Amendment”) to its Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time, to effectuate the Reverse Stock Split.

As a result of the Reverse Stock Split, every 25 shares of the Company’s Common Stock issued or outstanding will be automatically reclassified into one validly issued, fully-paid and non-assessable new share of Common Stock, subject to the treatment of fractional shares as described below, without any action on the part of the holders. Trading of the Common Stock on the NYSE commenced on a split-adjusted basis at market open on January 3, 2025, under the existing trading symbol “ALUR.”

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the Reverse Stock Split will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share.

Proportional adjustments will also be made to the number of shares of Common Stock awarded and available for issuance under the Company’s equity incentive plans, as well as the exercise price and the number of shares issuable upon the exercise or conversion of the Company’s outstanding stock options, restricted stock units and other equity securities under the Company’s equity incentive plans. Additionally, all outstanding convertible notes will be adjusted in accordance with their terms, which will, among other changes to the convertible note terms, result in proportionate adjustments being made to the number of shares issuable upon exercise of such convertible notes and to the exercise and redemption prices of such convertible notes. All outstanding warrants will also be adjusted in accordance with their terms, which will, among other changes to the warrant terms, result in proportionate adjustments being made to the number of shares issuable upon exercise of such warrants and to the exercise and redemption prices of such warrants. Specifically, following the effectiveness of the reverse stock split, every twenty five (25) shares of Common Stock that may be purchased pursuant to the exercise of public warrants will represent one (1) share of Common Stock that may be purchased pursuant to such warrants. Accordingly, for the Company’s warrants trading under the symbol “ALUR WS” on the NYSE, each whole public warrant will be exercisable for 0.056818 shares of common stock at an exercise price of $202.50 per share of Common Stock, which is based on each public warrant being exercisable for 1.420455 shares of common stock before the reverse stock split, adjusted for the 25:1 reverse stock split ratio.

Unless otherwise indicated, all authorized, issued, and outstanding shares and per share amounts contained in the accompanying consolidated financial statements have been adjusted to reflect the 1-for-25 Reverse Stock Split for all periods presented. As a result, net loss per share was also retrospectively adjusted for periods ended prior to the Reverse Stock Split. Proportionate adjustments for the Reverse Stock Split were also made to the exercise prices and number of shares issuable under the Company’s equity incentive plans, and the number of shares underlying outstanding equity awards, as applicable.

Going Concern

The Company has evaluated whether there are certain events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The Company has incurred recurring losses since inception and anticipates net losses and negative operating cash flows for the near future and may be unable to remain in compliance with certain financial covenants required under the Fortress Term Loan. Through December 31, 2023, the Company has funded its operations primarily with proceeds from the sale of its convertible preferred stock, issuance of convertible notes, issuance of term loans and funds received upon consummation of the Business Combination. The Company has incurred recurring losses and cash outflows from operating activities since its inception, including net losses of $80.6 million and $37.7 million and cash outflows from operating activities of $64.0 million and $47.0 million for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, the Company had an accumulated deficit of $212.8 million. The Company expects to continue to generate significant operating losses for the foreseeable future.

Based on the Company’s recurring losses from operations incurred since inception, its expectation of continuing operating losses for the foreseeable future, the potential need to raise additional capital to finance its future operations and debt service payments, and the potential of being unable to remain in compliance with certain financial covenants under the Fortress Term Loan, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that these consolidated financial statements are issued. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Due to the substantial doubt about the Company’s ability to continue operating as a going concern for twelve months from the issuance date of these financial statements and the liquidity and revenue covenant clauses within the Fortress Term Loan, the amounts due as of December 31, 2023, have been classified as current liabilities in the consolidated financial statements. The lender under the Fortress Term Loan has not invoked the material adverse change clause and the Company has met the liquidity covenant as of the date of issuance of these financial statements.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Management considers many factors in selecting appropriate financial accounting policies and controls in developing the estimates and assumptions that are used in the preparation of these consolidated financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates, including expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of reasonable estimates of the ultimate future outcomes, and management must select an amount that falls within that range of reasonable estimates. Actual results could differ from those estimates.

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations. Adjustments have been made to the consolidated statement of operations and comprehensive loss for the year ended December 31, 2022 to present the change in fair value of derivative liabilities as part of Other income (expense), net, and to present the change in fair value of warrants as its own line item. The change in fair value of derivative liabilities was a separate line item in prior years and the change in fair value of warrants was part of Other income (expense), net in prior years.

Risk of Concentration of Credit, Significant Customers and Significant Suppliers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable, net. The Company maintains deposits in accredited financial institutions in excess of federally insured limits. The Company maintains its cash, cash equivalents and restricted cash with financial institutions that management believes to be of high credit quality. The Company has not experienced any losses on such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Significant customers are those which represent more than 10% of the Company’s total revenue for the years ended December 31, 2023 and 2022 or accounts receivable, net balance as of December 31, 2023 and 2022. The following table presents customers that represent 10% or more of the Company’s total revenue and accounts receivable, net:

	Revenue		Accounts Receivable
	Years Ended December 31		December 31,
	2023	2022	2023	2022
Customer A	10%	N/A	16%	N/A
Customer B	N/A	11%	N/A	N/A
Customer C	N/A	N/A	N/A	13%
Customer D	N/A	N/A	N/A	12%

The Company relies on third parties for the supply of parts and components for its products as well as third-party logistics providers. In instances where these parties fail to perform their obligations, the Company may be unable to find alternative suppliers of parts and components to satisfactorily deliver its products to its customers on time, if at all, which could have a material adverse effect on the Company’s operating results, financial condition and cash flows and damage its customer relationships.

Leases

Effective January 1, 2022, the Company adopted ASC 842, Leases (“ASC 842”). At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. At the lease commencement date, when control of the underlying asset is transferred from the lessor to the Company, the Company classifies a lease as either an operating or finance lease and recognizes a right-of-use (“ROU”) asset and a current and non-current lease liability as applicable, in the consolidated balance sheets if the lease has a term greater than one year. As permitted under ASC 842, the Company has made an accounting policy election, for all classes of underlying assets, to not recognize ROU assets and lease liabilities for leases having an original term of twelve months or less. When it determines the appropriate classification and accounting for a lease arrangement, the Company typically only considers the committed lease term. Options to extend a lease are not included in the Company’s assessment unless there is reasonable certainty that the Company will either renew or not cancel the lease.

At the lease commencement date, operating lease liabilities and their corresponding ROU assets are recorded at the present value of future lease payments over the expected remaining lease term using the discount rate implicit in the lease, if it is readily determinable, or the Company’s incremental borrowing rate. The Company’s incremental borrowing rate reflects the fixed rate at which the Company could borrow the amount of the lease payments in the same currency on a collateralized basis, for a similar term in a similar economic environment. Lease cost for operating leases is recognized on a straight-line basis over the lease term as an operating expense. In addition, certain adjustments to the ROU asset may be required for items such as lease prepayments, incentives received or initial direct costs.

The Company enters into contracts that contain both lease and non-lease components. Non-lease components include costs that do not provide a right to use a leased asset but instead provide a service, such as maintenance costs. Variable costs associated with the lease, such as maintenance and utilities, are not included in the measurement of right-of-use assets and lease liabilities but rather are expensed when the events determining the amount of variable consideration to be paid have occurred.

Cash and Cash Equivalents and Restricted Cash

Cash consists of amounts held in bank savings and checking accounts. Cash equivalents include all highly liquid investments maturing within 90 days from the date of purchase. Cash equivalents consist of money market funds. The Company’s restricted cash consists of cash that the Company is contractually obligated to maintain and deposits of cash collateral held in accordance with the terms of various corporate credit cards. Restricted cash is included within other long-term assets on the consolidated balance sheets. A reconciliation of the amounts of cash and cash equivalents and restricted cash in the consolidated balance sheets to the amount in the consolidated statements of cash flows is as follows (in thousands):

	December 31,
	2023	2022
Cash and cash equivalents	$38,037	$7,685
Restricted cash included in other long-term assets	384	338

Cash and cash equivalents and restricted cash shown in the statement of cash flows	$38,421	$8,023

Segment Reporting

The Company operates in a single operating and reportable segment. Operating segments are defined as components of an enterprise for which discrete financial information is available and is regularly reviewed by the chief operating decision maker (“CODM”) in order to make decisions regarding resource allocation and performance assessment. The Company has determined that its CODM is its Chief Executive Officer. The Company’s CODM reviews financial information presented on a regular basis at the consolidated level for purposes of allocating resources and evaluating financial performance. Since the Company operates as one operating segment, all required financial segment information can be found in the consolidated financial statements.

The Company’s products include the Allurion Balloon and related accessories. See Note 4, Revenue below for financial information about sales in geographic areas.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The carrying value of the Company’s financial instruments such as cash and cash equivalents, accounts payable, and accrued expenses approximate their fair values due to their short-term maturity. The carrying value of the Company’s term loan approximates its fair value as the interest rate and other terms are that which are currently available to the Company. The Company’s assets and liabilities recorded at fair value have been categorized based upon a fair value hierarchy, which is distinguished between observable and unobservable inputs in accordance with authoritative accounting guidance:

Level 1 inputs: Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date

Level 2 inputs: Other than quoted prices included in Level 1, inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that the observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset.

Inventories

Inventories, which include the costs of material, labor, and overhead, are stated at the lower of cost or net realizable value, with cost generally computed using the first-in, first out method. Estimated losses from obsolete and slow-moving inventories are recorded to reduce inventory values to their estimated net realizable value and are charged to cost of sales. At the point of loss recognition, a new cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in a recovery in carrying value.

Property and Equipment

Property and equipment include computers, laboratory equipment, machinery, and leasehold improvements. Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, except for leasehold improvements, which are depreciated on a straight-line basis over the shorter of the estimated life or the lease term. Expenditures for repairs and maintenance are expensed as incurred.

Capitalized Internal-Use Software

Software development costs consist of certain consulting costs and compensation expenses for employees who devote time to the development projects of our internal-use software, as well as certain upgrades and enhancements that are expected to result in enhanced functionality. The Company amortizes these development costs over the estimated useful life, which is determined based on our best estimate of the useful life of the internal-use software after considering factors such as continuous developments in the technology, obsolescence, and anticipated life of the service offering before significant upgrades. Management evaluates the useful lives of these assets and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

The Company determined the amount of internal software costs to be capitalized based on the amount of time spent by our developers on projects in the application stage of development. There is judgment in estimating the time allocated to a particular project in the application stage. A significant change in the time spent on each project could have a material impact on the amount capitalized and related amortization expense in subsequent periods. As of December 31, 2023 and 2022, capitalized internal-use software was immaterial.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, which consist primarily of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. To date, no impairments have occurred.

Debt Issuance Costs

The Company defers costs directly associated with acquiring third-party financing. Fees incurred to issue debt are generally deferred and amortized as a component of interest expense over the estimated term of the related debt using the effective interest rate method. Fees incurred in connection with a modification are deferred and amortized as a component of interest expense over the remaining life of the loan if due to the creditor. Third-party fees incurred in connection with a modification are expensed as incurred.

Deferred Offering Costs

Deferred offering costs include certain legal, accounting, consulting and other third-party fees incurred directly related to the Business Combination. The Company deferred offering costs classified as a long-term asset until the closing or termination of the transaction. At the closing of the Business Combination, these costs were recorded in stockholders’ deficit as a reduction of additional paid-in capital. Deferred offering costs are included in other long-term assets. As of December 31, 2023 and 2022, there were zero and $2.3 million of deferred offering costs recorded within other long-term assets on the consolidated balance sheet, respectively.

Warrants

The Company determines the accounting classification of warrants it issues, as either liability or equity classified, by first assessing whether the warrants meet liability classification in accordance with ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“ASC 480-10”), then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“ASC 815-40”). Under ASC 480-10, warrants are considered liability classified if the warrants are mandatorily redeemable, obligate the Company to settle the warrants or the underlying shares by paying cash or other assets, or are warrants that must or may require settlement by issuing a variable number of shares. If warrants do not meet liability classification under ASC 480-10, the Company assesses the requirements under ASC 815-40, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature. If the warrants do not require liability classification under ASC 815-40, and in order to conclude equity classification, the Company also assesses whether the warrants are indexed to its common stock and whether the warrants are classified as equity under ASC 815-40 or other applicable GAAP. After all relevant assessments, the Company concludes whether the warrants are classified as liability or equity. Liability classified warrants require fair value accounting at issuance and subsequent to initial issuance, with all changes in fair value after the issuance date recorded in the consolidated statements of operations. Equity classified warrants only require fair value accounting at issuance with no changes recognized subsequent to the issuance date.

Derivative Liabilities

The Company evaluates its convertible instruments and other contracts, including warrants, to determine if those contracts or embedded components of those contracts are required to be accounted for as derivatives, either in whole or in part. If an embedded derivative is bifurcated from a debt host contract, changes in the fair value of the bifurcated derivative are recorded in the accompanying consolidated statements of operations.

2023 Convertible Notes

The Company accounted for the convertible notes issued between February 2023 and August 2023 (the “2023 Convertible Notes”) under the fair value option (“FVO”) election of ASC Topic 825, Financial Instruments (“ASC 825”). The convertible notes accounted for under the FVO election were each debt host financial instruments containing embedded features wherein the entire financial instrument was initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. Changes in the estimated fair value of the convertible notes were recorded as a component of Other (expense) income in the consolidated statements of operations. As a result of electing the FVO, direct costs and fees related to the 2023 Convertible Notes were expensed as incurred. The convertible notes issued in 2020, 2021 and 2022 are accounted for as disclosed in Note 8, Debt. In connection with the closing of the Business Combination on August 1, 2023, a portion of the 2023 convertible notes was repaid, with the remaining balance converted to shares of our Common Stock.

Earn-Out Liabilities

In connection with the Business Combination, certain holders of Legacy Allurion common stock and Legacy Allurion preferred stock and holders of vested options, warrants and restricted stock units exercisable or convertible into Legacy Allurion capital stock received the contingent right to receive up to 360,000 additional shares of Allurion Common Stock (the “Earn-Out Shares”) upon the achievement of certain earn-out targets. The contingent earn-out consideration contains a settlement provision that in the event of a change in control, the number of Earn-Out Shares issued may vary. This settlement provision precludes the earn-out liability from being indexed to the Company’s Common Stock as a change in control event is not an input into the pricing of a fixed-for-fixed forward or option on equity shares. As such, it is classified as a liability under ASC 480, Distinguishing Liabilities from Equity (“ASC 480”).

The fair value of the earn-out consideration is remeasured on a quarterly basis over the earn-out period with changes in the estimated fair value of the contingent earn-out consideration recorded in Other (expense) income in the consolidated statements of operations, and are reflected in the period in which they are identified. Changes in the estimated fair value of the contingent earn-out consideration may materially impact or cause volatility in our operating results.

Revenue Interest Financing and PIPE Conversion Option

In connection with the Business Combination, the Company entered into a revenue interest financing agreement, dated as of February 9, 2023 (the “Revenue Interest Financing Agreement”) with certain entities that have engaged RTW Investments, LP as investment manager (collectively, “RTW”), under which the Company received $40.0 million upfront (the “Revenue Interest Financing”). In exchange, the Company is obligated to remit to RTW certain revenue interest payments on all current and future products, digital solutions and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by Allurion and its subsidiaries at a rate up to 6.0% of annual net sales prior to December 31, 2026. On or after January 1, 2027, the Company will remit revenue interest payments at a rate up to 10.0% of annual net sales, and it will continue to make revenue interest payments to RTW until December 31, 2030.

The Company accounts for the Revenue Interest Financing Agreement under the fair value option election of ASC 825. The Revenue Interest Financing Agreement accounted for under the FVO election is a debt host financial instrument that contains embedded features. The embedded features include requirements to settle the Revenue Interest Financing prior to maturity upon the occurrence of certain contingent events, a change in royalty rates upon the occurrence of certain contingent events, and the Company’s ability to prepay the Revenue Interest Financing. As the Company has elected the FVO, these embedded features would not meet the criteria for bifurcation and separate accounting as the entire financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis on each reporting period date. Changes in the estimated fair value of the Revenue Interest Financing Agreement are recorded as a component of Other (expense) income in the consolidated statements of operations. A portion of the estimated change in fair value must be reported in other comprehensive loss to the extent that it is attributable to instrument-specific credit risk. As a result of electing the FVO, direct costs and fees related to the Revenue Interest Financing are expensed as incurred.

In connection with the Company entering in the Revenue Interest Financing, the Company and RTW entered into the RTW side letter under which RTW may elect to convert up to $7.5 million of its initial PIPE (as defined in Note 3, Business Combination below) subscription into an additional revenue interest financing by forfeiting a number of shares of Allurion Common Stock acquired by the PIPE subscription (the “PIPE Conversion Option”). The Company accounts for the PIPE Conversion Option as a freestanding financial instrument that qualifies for derivative liability accounting in accordance with ASC 815, Derivatives and Hedging (“ASC 815”). The PIPE Conversion Option is initially measured at its fair value within Other liabilities on the consolidated balance sheets with corresponding recognition of expense at inception as there is no right received by the Company that meets the definition of an asset and the transaction did not involve a distribution or a dividend. Subsequent changes in fair value of the derivative liability are recognized as a gain or loss as a component of Other (expense) income in the consolidated statements of operations.

Accounts Receivable

Accounts receivable are unsecured and are carried at net realizable value, including an allowance for doubtful accounts. Trade credit is generally extended on a short-term basis; trade receivables do not bear interest, although a finance charge may be applied to such receivables that are past due. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of customer accounts. The Company regularly reviews the allowance by considering factors that may affect a customer’s ability to pay, such as historical expense, credit quality, the age of the account receivable balances, and current economic conditions. Amounts determined to be uncollectible are charged or written off against the allowance.

The following table summarizes activity in the allowance for doubtful accounts:

	Year Ended December 31,
	2023	2022
Balance at beginning of period	$(741)	$(354)
Provision for uncollectible accounts	(12,675)	(436)
Uncollectible accounts written off	745	49

Balance at end of period	$(12,671)	$(741)

Revenue Recognition

The Company recognizes revenue under ASU No. 2014-09, Revenue from Contracts with Customers (“Topic 606” or “ASC 606”). In general, the Company’s sales contracts fall under its standard sales agreement whereby control transfers to the customer upon shipment, satisfying the performance obligations of the contract.

The Company recognizes revenue when control of its products is transferred to customers at an amount that reflects the consideration it expects to receive in exchange for those products. The Company’s revenue recognition process involves identifying the contract with a customer, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue as performance obligations are satisfied. A performance obligation is considered distinct from other obligations in a contract when it provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and is separately identified in the contract. Performance obligations are considered satisfied once the Company has transferred control of a good or service to the customer, meaning that such customer has the ability to use and obtain the benefit of the good or service.

The Company has provided customers purchasing the Allurion Balloon with an implied license for access to its VCS software. This implied software license was given to customers for no additional consideration and was not negotiated as part of the customer’s contracts. Further, the customer contracts and related purchase orders do not include nor specify rights or obligations associated with the VCS software. Based on this assessment, the Company determined the implied license to be immaterial in the context of the contract with customers purchasing the Allurion Balloon, and as such did not allocate any value to the implied VCS license.

The Company generates revenue from sales of its Allurion Balloon to distributors and health care providers. Customers typically purchase the Allurion Balloon, including the gastric balloon and related accessories together, although customers can purchase the gastric balloon and its accessories separately. Therefore, each component of the Allurion Balloon and accessories represents a distinct performance obligation and is separately identifiable. In arrangements with multiple performance obligations, the transaction price is allocated to each performance obligation using the relative standalone selling price. The Company determines standalone selling prices based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price taking into account internally approved pricing guidelines and market conditions. Revenue is generally recognized upon shipment of the product because at that point, the customer obtains control of the product and has the ability to direct the use and obtain the benefit of the product. Components of the Allurion Balloon are typically shipped to the customer together, resulting in the performance obligations in the contract being satisfied at the same time. Components shipped separately are recognized upon shipment at their relative standalone selling price.

The Company recognizes revenue at the transaction price, which reflects the consideration it believes it is entitled to receive. Transaction price includes estimates of variable consideration for promotions and prompt pay discounts, which are recorded as a reduction of transaction price in the period the related product revenue is recognized. The Company may also make payments to customers for marketing programs. Payments to customers for a distinct good or service that reasonably estimate the fair value of the distinct benefit received, such as marketing programs, are recorded as a marketing expense on the consolidated statement of operations and comprehensive loss. Shipping and logistics costs inclusive of these payments to customers and other costs included in sales and marketing expense for the years ended December 31, 2023 and 2022 were $3.3 million and $3.6 million, respectively.

The Company expenses incremental costs of obtaining a contract, such as sales commissions, when incurred because the amortization period would have been one year or less. These costs are recorded within sales and marketing expenses in the Company’s consolidated statement of operations and comprehensive loss.

The Company has also elected the sales tax practical expedient; therefore, sales and other taxes assessed by a governmental authority that are collected concurrently with revenue-producing activities are excluded from the transaction price.

The Company has also elected the significant financing component practical expedient, which allows management to not assess whether the contract has a significant financing component in circumstances where, at contract inception, the expected contract duration is less than one year.

Product Warranty

The Company does not provide general rights of return of products sold to its customers. However, the Company does provide for rights of exchange to its distributors and end-use customers for products that fail to conform to the Company’s specifications for a limited time following delivery. These performance specifications include that the Allurion Balloon (i) is successfully filled upon initial placement when used according to the instructions for use provided by the Company and/or (ii) remains in the patient’s body for 90 days or more once placed. Customers may exchange product within 30 calendar days if they discover product nonconformities through a reasonable inspection and within 30 calendar days after discovery of any hidden or latent product nonconformities that could not have been discovered by a reasonable inspection.

These instances of nonconformity have been immaterial, and the Company’s management expects instances of nonconformity to be extremely rare.

Research and Development Costs

The Company expenses research and development costs as incurred. Research and development expenses consist of costs associated with performing research and development activities, including salaries and benefits, stock-based compensation, product development costs, materials and supplies, clinical trial activities, depreciation of equipment, and contract and other outside services. Payments for activities that are provided by outside vendors are based upon the terms of the individual arrangements with each vendor. Costs of certain of these activities are expensed based upon an evaluation of the progress to completion of specific tasks and actual costs incurred, using information provided to the Company by its vendors. As payments for these activities may differ from the pattern of costs actually incurred, additional costs are reflected in the consolidated financial statements as prepaid or accrued research and development expenses.

Advertising and Marketing Costs

The Company expenses advertising and marketing costs as incurred. Advertising and marketing expenses are included in sales and marketing operating expenses. Advertising and marketing costs for the years ended December 31, 2023 and 2022 were $10.8 million and $16.0 million, respectively.

Intellectual Property Prosecution Costs

The Company incurs registration and prosecution costs related to its intellectual property. The related costs are expensed as incurred and are classified as a component of general and administrative expenses.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s consolidated financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and for net operating loss and tax credit carryforwards, using enacted tax rates expected to be in effect in the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that these assets may not be realized.

The Company determines whether a tax position will be sustained upon examination. If it is not more likely than not that a position will be sustained, none of the benefit attributable to the position is recognized. The tax benefit to be recognized for any tax position that meets the more likely than not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the contingency. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for income taxes. As of December 31, 2023 and 2022, the Company has not identified any uncertain tax positions for which reserves would be required.

Net Loss Per Share

The Company applies the two-class method to compute basic and diluted net loss per share attributable to common stockholders, when shares meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in the earnings as if all income (loss) for the period had been distributed. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2023 and 2022.

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders less the cumulative undeclared dividend by the weighted average number of common shares outstanding for the period.

Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares assuming the dilutive effect of common stock equivalents.

The holders of the Legacy Allurion Series D convertible preferred stock were contractually entitled to receive a cumulative dividend, whether or not declared, and therefore, Legacy Allurion Series D convertible preferred stocks were participating securities. The holders of all other redeemable and convertible preferred stock were not entitled to cumulative dividends. The preferred equity holders were also not contractually required to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

In connection with the Business Combination with Compute Health, the Company’s equity in previous periods has been retroactively adjusted to the earliest period presented to reflect the equivalent number of shares of Allurion Common Stock issued to the Company’s stockholders in connection with the Business Combination. As a result, net loss per share was also retrospectively adjusted for periods ended prior to the Business Combination. See Note 3, Business Combination, for details of the Business Combination.

Stock-Based Compensation

The Company recognizes compensation expense for awards based on the grant-date fair value of stock-based awards on a straight-line basis over the period during which an award holder provides service in exchange for the award. The Company accounts for awards issued to nonemployees under ASU No. 2018-07, Compensation—Stock Compensation (“Topic 718”): Improvements to Nonemployee Share-Based Payment Accounting, with the measurement date for nonemployee awards being the date of grant. The fair value of stock options is calculated using the Black-Scholes option-pricing model. The fair value of Restricted Stock Units (“RSUs”) is based on the fair market value of common stock at the date of grant. The Company records forfeitures as they occur.

Comprehensive Loss

For the year ended December 31, 2023, comprehensive loss consists of net loss and other comprehensive loss, which includes changes in the fair value attributable to instrument-specific credit risk related to the Revenue Interest Financing with RTW. There were no differences between net loss and comprehensive loss presented in the statements of operations and comprehensive loss for the year ended December 31, 2022.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326). The standard, including subsequently issued amendments, requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets such as available for sale debt securities, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. The Company adopted ASU 2016-13 effective January 1, 2023 under the prospective transition approach. The adoption of ASU 2016-13 did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In August 2020, the FASB issued ASU 2020-06, Debt with Conversion and Other Options and Derivatives and Hedging—Contracts in Entity’s Own Equity, which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition is permissible for the adoption of this standard. Update No. 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted no earlier than the fiscal year beginning after December 15, 2020. The Company does not expect the adoption of ASU 2020-06 to have a material impact on its consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires disclosure of incremental segment information on an interim and annual basis. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal periods beginning after December 15, 2024, and requires retrospective application to all prior periods presented in the financial statements. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which require public entities, on an annual basis, to provide disclosure of specific categories in the rate reconciliation, as well as disclosure of income taxes paid disaggregated by jurisdiction. This ASU is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

3.	Business Combination

As discussed in Note 1, Organization and Basis of Presentation, on August 1, 2023 the Company consummated the Business Combination with Compute Health pursuant to the Business Combination Agreement. The Business Combination was accounted for as a reverse capitalization in accordance with U.S. GAAP. Under this method of accounting, Compute Health, which was the legal acquirer, was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Allurion issuing stock for the net assets of Compute Health, accompanied by a recapitalization.

Upon the closing of the Business Combination, (a) holders of Legacy Allurion common stock received shares of Allurion Common Stock in an amount determined by application of the Exchange Ratio of approximately 0.9780, (the Exchange Ratio established in the Business Combination is prior to the Reverse Stock Split and did not change as a result of the Reverse Stock Split) (b) each then-outstanding share of Legacy Allurion preferred stock was converted into the right to receive shares of Allurion Common Stock equal to the number of shares of Allurion Common Stock that would be issued upon conversion of such outstanding share of Legacy Allurion preferred stock based on the applicable conversion ratio multiplied by the Exchange Ratio, (c) each then-outstanding and unexercised Legacy Allurion option was converted into a new Allurion option on the same terms and conditions as were applicable to such Legacy Allurion option based on the Exchange Ratio (“Rollover Option”), (d) each then-outstanding Legacy Allurion warrant was converted into a new Allurion warrant based on the Exchange Ratio (“Rollover Warrant”), (e) each then-outstanding Legacy Allurion restricted stock unit was converted into a rollover restricted stock unit based on the Exchange Ratio, and (f) certain amounts of loans made by Compute Health Sponsor LLC (the “Sponsor”) to CPUH, which balance was $3.7 million at the time of the Business Combination (the “Sponsor Loan Excess”), was converted into 21,023 shares of Allurion Common Stock (the “Sponsor Loan Equity Issuance”). For periods prior to the Business Combination, the reported share and per share amounts have been retroactively converted by applying the Exchange Ratio. The consolidated assets, liabilities, and results of operations prior to the Business Combination are those of Legacy Allurion.

Further, upon the closing of the Business Combination and after giving effect to the Reverse Stock Split, each then-outstanding share of Compute Health Class A common stock was canceled and extinguished and was converted into the right to receive 0.056818 shares of Allurion Common Stock. Additionally, the Company assumed 528,277 outstanding public warrants to purchase an aggregate 750,394 shares of Allurion Common Stock at $202.50 per share.

In connection with the Business Combination, the Company incurred approximately $22.7 million of transaction costs, consisting of legal and other professional fees, $15.2 million of which were recorded to additional paid-in capital as a reduction of proceeds, $2.5 million of which were recorded as debt issuance costs in connection with the Fortress Term Loan (as defined below), and $5.0 million of which were recorded as an expense in general and administrative expenses on the consolidated statement of operations and comprehensive loss. Of the $5.0 million recorded as expense, $3.6 million relates to a one-time insurance payment related to any potential matters that might arise from the period prior to the Business Combination, and as such is not capitalized as an asset. An additional $1.2 million relates to direct costs and fees incurred as part of the Revenue Interest Financing with RTW.

The following table reconciles the elements of the Business Combination to the consolidated statement of cash flows and the consolidated statement of changes in equity:

December 31, 2023
Cash – CPUH trust (net of redemptions)	$38,395
Cash – PIPE Investors	37,922

Gross Proceeds	76,317
Less: transaction costs paid	(14,665)

Net proceeds from the Business Combination (1)	61,652
Less: warrant liabilities assumed (2)	(13,762)
Less: repayment of note assumed in the Business Combination (1)	(2,500)
Less: accrued transaction costs at December 31, 2023 (1)	(580)

Business Combination, net of transaction costs	$44,810

(1)

The Net proceeds from the Business Combination, less the repayment of note assumed in the Business Combination, less the accrued transaction costs at December 31, 2023 are presented net in the consolidated statements of stockholders deficit within line “Reverse recapitalization, net of transaction costs (Note 3)”.

(2)	The warrant liabilities assumed are presented separately from the “Reverse recapitalization, net of transaction costs (Note 3)” line within the consolidated statements of stockholders deficit.

The number of shares of Allurion Common Stock outstanding immediately following the consummation of the Business Combination and after giving effect to the Reverse Stock Split was as follows:

Common Stock
Legacy Allurion Equityholders (1)	1,115,896
CPUH Stockholders (2)	206,628
Shares Issued to PIPE Investors (2)	215,468
Shares issued to RTW and Fortress (3)	76,000
Shares issued to convertible note holders	132,049
CPUH Sponsor Shares (2)	130,509
Side Letter Termination Shares (3)	15,508

Total shares of Common Stock immediately after Business Combination	1,892,058

(1)

Consists of Legacy Allurion common stock and Legacy Allurion preferred stockholders, plus the issuance of common stock in connection with the vesting of RSUs at closing, less the Gaur Contributed Shares (as defined below).

(2)

The CPUH Stockholders shares, PIPE shares, and CPUH Sponsor shares are presented combined within the consolidated statements of redeemable convertible preferred stock and stockholders deficit on the “Reverse recapitalization, net of transaction costs” line, which is less the Gaur Contributed Shares (as defined below).

(3)

The shares issued to RTW and Fortress and the Side Letter Termination shares are presented combined within the consolidated statements of redeemable convertible preferred stock and stockholders deficit on the “Derecognition of liabilities associated with the Backstop Shares, Hunter shares, and additional RTW and Fortress shares and issuance of related shares” line.

PIPE Investment

In connection with the execution of the Business Combination Agreement, Allurion and Compute Health entered into subscription agreements, each dated February 9, 2023 (the “PIPE Subscription Agreements”), with certain accredited investors and qualified institutional buyers (the “PIPE Investors”), pursuant to which, upon the terms and subject to the conditions set forth therein, the PIPE Investors, among other things, purchased an aggregate of 215,468 shares of Allurion Common Stock at a purchase price of $176.00 per share (other than as set forth in the Amended and Restated RTW Side Letter, as defined below), for an aggregate purchase price of $37.9 million, following the CPUH Merger Effective Time (the “PIPE Investment”).

Revenue Interest Financing Agreement, Side Letter and PIPE Conversion Option

On February 9, 2023, concurrently with the execution of the Business Combination Agreement, the Company entered into the Revenue Interest Financing Agreement with RTW. Pursuant to the Revenue Interest Financing Agreement, at the closing of the Business Combination, RTW paid Allurion an aggregate of $40.0 million (the “Investment Amount”). In exchange for the Investment Amount, Allurion will remit revenue interest payments on all current and future products, digital solutions and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by Allurion and its subsidiaries at a rate up to 6.0% of annual net sales prior to December 31, 2026. On or after January 1, 2027, the Company will remit revenue interest payments at a rate up to 10.0% of annual net sales, and it will continue to make revenue interest payments to RTW until December 31, 2030.

Additionally, in connection with the Company entering in the Revenue Interest Financing, the Company, Compute Health, Legacy Allurion, Merger Sub II and RTW entered into a side letter (the “RTW Side Letter”) on February 9, 2023 under which RTW may elect to convert up to $7.5 million of its initial PIPE subscription into an additional revenue interest financing by forfeiting a number of shares of Allurion common stock acquired by its PIPE Investment. Refer to Note 9, Revenue Interest Financing, Side Letter, and PIPE Conversion Option below for further discussion on the Revenue Interest Financing.

On May 2, 2023, the parties amended and restated the RTW Side Letter (as amended, the “Amended and Restated RTW Side Letter”), in connection with the Backstop Agreement (defined below), pursuant to which, among other things, Allurion issued 10,000 shares of Allurion Common Stock to RTW immediately prior to the Intermediate Merger Effective Time.

Fortress Credit Agreement

In connection with the closing of the Business Combination, the Company entered into a term loan facility (the “Fortress Term Loan”) pursuant to a credit agreement and guaranty, dated as of August 1, 2023 (the “Fortress Credit Agreement”), with Fortress Credit Corp. (“Fortress”), as administrative agent for the lenders party thereto from time to time (the “Lenders”). Under the terms of the Fortress Term Loan, we borrowed $60.0 million which was used to repay the outstanding principal, accrued and unpaid interest, and other obligations with respect to the 2021 Term Loan (as defined below). Additionally, per the terms of the Fortress Term Loan and Backstop Agreement, Allurion issued an aggregate of 38,000 shares of Allurion Common Stock to an affiliate of Fortress pursuant to a subscription agreement between Allurion and such affiliate. Refer to Note 8, Debt for further discussion on the Fortress Term Loan.

Backstop Agreement

On May 2, 2023, CFIP2 ALLE LLC, an affiliate of Fortress Credit Corp., and RTW (collectively, the “Backstop Purchasers”), Legacy Allurion, Allurion and Hunter Ventures Limited (“HVL”) entered into the backstop agreement (the “Backstop Agreement”). Pursuant to the Backstop Agreement, immediately prior to the Intermediate Merger Closing (a) each Backstop Purchaser purchased $2 million of the aggregate principal amount outstanding of HVL’s Legacy Allurion convertible note issued in February 2023, (b) Allurion canceled the existing HVL Legacy Allurion Convertible Note and issued a new Allurion Convertible Note to HVL for the remaining balance together with all unpaid interest accrued since the date of issuance thereof, (c) Allurion issued new Allurion Convertible Notes to each Backstop Purchaser with an issuance date of August 1, 2023 and an original principal amount of $2 million each and (d) Allurion issued 28,000 shares of Allurion Common Stock to each Backstop Purchaser. Refer to Note 8, Debt for further discussion around the Backstop Agreement.

HVL Termination Agreement

On May 2, 2023, HVL and Legacy Allurion entered into a letter agreement (the “HVL Termination Agreement”), terminating the side letter agreement entered into between Legacy Allurion and HVL in connection with the issuance of HVL’s Legacy Allurion convertible note on February 15, 2023. Pursuant to the HVL Termination Agreement, among other things, at the closing of the Business Combination, upon the terms and subject to the conditions set forth therein, Allurion issued to HVL 15,508 shares of Allurion Common Stock. Refer to Note 8, Debt for further discussion regarding the HVL Termination Agreement.

Gaur Contribution Agreement

On May 2, 2023, Shantanu K. Gaur and Neha Gaur, trustees of The Shantanu K. Gaur Revocable Trust of 2021 (the “Gaur Trust”) and Allurion entered into a contribution agreement (the “Gaur Contribution Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, the Gaur Trust contributed to Allurion, as a contribution of capital, 3,170 shares of Allurion Common Stock (the “Gaur Trust Contributed Shares”). The Gaur Trust’s contribution of the Gaur Trust Contributed Shares was effective immediately following the consummation of the Business Combination and the issuance of shares of Allurion Common Stock to the Gaur Trust pursuant to the terms of the Business Combination Agreement.

RSU Forfeiture Agreement

On May 2, 2023, Krishna Gupta, a member of our Board of Directors, entered into a letter agreement with Legacy Allurion (the “RSU Forfeiture Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, Mr. Gupta agreed to forfeit 3,170 restricted stock units of Allurion (the “Forfeited RSUs”). The Forfeited RSUs were terminated and cancelled without consideration therefore immediately following the closing of the Business Combination Agreement.

Sponsor Contribution Agreement

On May 2, 2023, the Sponsor and Compute Health entered into a letter agreement (the “Sponsor Contribution Agreement”) pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, the Sponsor agreed to contribute to Compute Health, as a contribution of capital, 161,379 shares of Compute Health Class A Common Stock (“Sponsor Contributed Shares”), prior to giving effect to the Reverse Stock Split. The Sponsor’s contribution of the Sponsor Contributed Shares was made immediately following the CPUH Recapitalization (defined below) and immediately prior to the CPUH Merger Effective Time.

Sponsor Support Agreement

On February 9, 2023, Allurion entered into a support agreement (the “Sponsor Support Agreement”), pursuant to which immediately prior to the CPUH Merger Effective time, (a) the Sponsor recapitalized each of the Sponsor’s 21,442,500 shares of Compute Health Class B Common Stock, and all 12,833,333 of the Sponsor’s warrants to purchase shares of Class A Common Stock, into 2,088,327 shares of Compute Health Class A Common Stock and (b) the additional Class B Holders set forth on Schedule I of the Sponsor Support Agreement (the “Additional Class B Holders”) recapitalized his or her 30,000 shares of Compute Health Class B Common Stock into 21,120 shares of Compute Health Class A Common Stock (the “CPUH Recapitalization”). Subsequently, at the CPUH Merger Effective Time, each such share of Compute Health Class A Common Stock was converted into shares of Allurion Common Stock at an exchange ratio of 1.420455 (the “CPUH Exchange Ratio”), prior to giving effect to the Reverse Stock Split.

Conversion of Convertible Notes

In connection with the closing of the Business Combination, outstanding Legacy Allurion Convertible Notes with an aggregate principal amount together with accrued but unpaid interest of approximately $21.8 million were converted into 132,049 shares of Allurion Common Stock with a corresponding recognition of additional paid-in capital (“APIC”) of $25.6 million provided for under the terms of such Legacy Allurion Convertible Notes, and are no longer outstanding. Refer to Note 8, Debt for further information on the Company’s convertible notes.

Public Warrants and Warrant Amendment

In connection with the closing of the Business Combination, the Company assumed 528,277 outstanding Public Warrants (defined below) to purchase an aggregate 750,394 shares of Allurion Common Stock at $202.50 per share following the Warrant Amendment (defined below). The total value of the liability associated with the Public Warrants was $13.8 million measured at fair value based on the public warrant quoted price. The Company concluded the warrants met the definition of a liability based on the settlement provision that allows the warrant holders to net-share settle their warrants in the event of a failed registration statement within 60 days of the Business Combination or any time a registration is not effective. As such, they have been classified as a liability on the balance sheet. See Note 12, Capital Stock and Stockholders’ Deficit and Note 10, Fair Value Measurements for further information on the Public Warrants and Warrant Amendment.

Earn-Out Liabilities

In connection with the closing of the Business Combination, Legacy Allurion equity holders are entitled to receive additional shares of Allurion Common Stock if the shares price achieves certain targets. The Company accounts for the potential issuance of the Earn-Out Shares as a contingent consideration arrangement, which was initially valued and recorded at $53.0 million. See Note 10, Fair Value Measurements for further information on the earn-out liabilities.

4.	Revenue

Revenue by geographic region is based on the country in which our customer is domiciled and is summarized by geographic area as follows (in thousands):

	Year Ended December 31,
	2023	2022
France	$5,569	$6,032
Turkey	5,494	4,079
Spain	4,618	6,852
Chile	2,708	5,008
All other countries	35,078	42,240

Total Revenues	$53,467	$64,211

There is currently no revenue generated in the United States. For the year ended December 31, 2023, $13.3 million of revenue was generated in four countries included within All other countries in the table above, representing approximately 25% of Total Revenues, with each country responsible for approximately 5%-9% of the total. The remaining revenue was generated by sales in 55 other countries included within All other countries. For the year ended December 31, 2022, $16.0 million of revenue was generated in four countries included within All other countries, representing approximately 25% of Total Revenues, with each country responsible for approximately 6%-7% of the total. Remaining revenue was generated by sales in 50 other countries included within All other countries.

5.	Inventory

Inventory consists of the following (in thousands):

	December 31,
	2023	2022
Finished goods	$3,427	$2,096
Work in progress	967	213
Raw materials	1,777	1,556

Total Inventory	$6,171	$3,865

Inventory is stated net of less than $0.1 million and zero for the provision of excess and obsolete inventory as of December 31, 2023 and 2022, respectively.

6.	Property and Equipment, net

Property and equipment consist of the following (in thousands):

	Estimates Useful Life (in Years)	December 31,
		2023	2022
Computers and purchased software	3	$618	$575
Leasehold improvements	Shorter of useful life or lease term	1,943	1,822
Furniture and fixtures	5	291	251
Machinery and equipment	3-5	2,893	2,002

Property and equipment—at cost		5,745	4,650

Less accumulated depreciation and amortization		(3,559)	(2,851)

Construction in progress		1,195	583

Property and equipment—net		$3,381	$2,382

Depreciation expense was $0.7 million and $0.9 million for the years ended December 31, 2023 and 2022, respectively, recorded as follows (in thousands):

	Year Ended December 31,
	2023	2022
Cost of revenue	$367	$568
Research and development	179	90
General and administrative	138	160
Sales and marketing	62	57

Total depreciation and amortization expense	$746	$875

7.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31,
	2023	2022
Distributor fees and marketing reimbursements	$2,834	$6,348
Accrued compensation	1,687	3,453
Accrued clinical trials and R&D	3,694	228
Accrued selling and marketing	1,110	481
Accrued professional fees	1,505	2,105
Accrued interest	—	489
Accrued warranty	44	48
Accrued restructuring	655	—
Other accrued expenses	3,966	2,641

Total accrued expenses and other current liabilities	$15,495	$15,793

In connection with strategic initiatives implemented during the period ended December 31, 2023, the Company’s management approved and initiated plans to reduce its cost structure. The Company recorded $1.0 million of restructuring charges during the year ended December 31, 2023, of which $0.4 million has been paid as of December 31, 2023. The restructuring charges are included in operating expenses in the statement of operations. Substantially all of this charge represents the severance cost of terminated employees.

8.	Debt

The components of the Company’s third-party debt consisted of the following (in thousands):

	December 31,
	2023	2022
Fortress Term Loan	$43,100	$—
2021 Term Loan	—	55,000
Convertible Notes	—	3,103

Total principal amounts of debt	43,100	58,103

Plus: Accretion	148	213
Less: current portion of long-term debt, net of discounts	(38,643)	(53,360)
Less: unamortized deferred financing costs and debt discounts	(4,605)	(1,853)

Long-term debt, net of current portion and discounts	$—	$3,103

As of December 31, 2023 and 2022, the fair value for the Company’s Fortress Term Loan and 2021 Term Loan approximated the respective carrying amounts.

Term Loans

2021 Term Loan

In March 2021, the Company entered into a loan and security agreement (as amended, the “2021 Term Loan” and the “2021 Term Loan Agreement”) with Runway Growth Credit Fund, Inc. (“Runway”) that provided initial cash proceeds of $15.0 million, all of which was drawn down in March 2021 and provided for additional borrowings of up to $10.0 million, in $5.0 million increments, based upon the achievement of certain revenue thresholds within specified time periods, as defined in the 2021 Term Loan Agreement.

In December 2021, the 2021 Term Loan Agreement was amended (the “Amendment”) to extend the maturity date of the 2021 Term Loan to December 30, 2025 and provide for an additional $20.0 million of borrowings, of which $15.0 million (the “Term C Loan”) was available based upon the achievement of certain revenue thresholds within specified time periods as defined in 2021 Term Loan Agreement as amended. The agreement provided for equal monthly principal payments to commence on December 30, 2024 such that the borrowed principal amounts would be repaid in full on December 30, 2025. However, if certain revenue thresholds were achieved prior to April 15, 2023, the borrowed principal amounts would be repaid in full on December 30, 2025. The revenue thresholds were achieved in June 2022. In connection with the 2021 Term Loan, the Company paid issuance costs of $0.7 million which were amortized over the remaining life of the loan.

In December 2021, the Company issued warrants exercisable for 132,979 shares of Legacy Allurion Series C preferred stock as consideration for the Amendment and the draw down related to the 2021 Term Loan Agreement. The fair value of these warrants was determined to be $0.3 million upon issuance and are classified as a warrant liability on the consolidated balance sheet as of December 31, 2023 and 2022 (see Note 10, Fair Value Measurements). Upon the closing of the Business Combination, and after giving effect to the Reverse Stock Split, these warrants were converted into warrants exercisable for 5,203 shares of Allurion Common Stock.

In June 2022, the 2021 Term Loan Agreement was amended to revise definitional terms for certain milestone events, the final payment amount and financial covenant. In September 2022, the 2021 Term Loan Agreement was further amended to, among other things: (1) change the interest rate to the higher of the prime rate or 3.25% plus the applicable margin of 6.44186%, (2) extend the maturity date of its outstanding term loans from December 30, 2025 to December 30, 2026, and (3) increase additional borrowing up to $15.0 million (the “Term D Loan”).

During June through September of 2022, the Company drew an additional $15.0 million of the Term C Loan based upon the achievement of certain revenue thresholds under the amended and restated provisions of the 2021 Term Loan. In connection with the Term C Loan under the 2021 Term Loan, the Company paid issuance costs of $0.3 million, which were amortized over the remaining life of the loan. Upon the additional $15.0 million draw on the Term C Loan, warrants exercisable for 44,220 shares of Series D-1 preferred stock were issued. In 2022, the Company recorded a warrant liability of $0.4 million in connection with the Term C Loan on the consolidated balance sheets. In September 2022, in connection with the amendment of the 2021 Term Loan, the Company committed to issue warrants exercisable for an additional 44,220 shares of Series D-1 preferred stock if the Company drew on the entire Term D Loan. The fair value of these warrants was determined to be $0.4 million upon issuance and are classified as a warrant liability on the consolidated balance sheets as of December 31, 2023 and 2022 (see Note 10, Fair Value Measurements). Upon the closing of the Business Combination, and after giving effect to the Reverse Stock Split, the warrants exercisable for 88,440 shares of Series D-1 preferred stock were converted into warrants exercisable for 3,620 shares of Allurion Common Stock.

During October through December of 2022, the Company drew an additional $15.0 million of the Term D Loan based upon the achievement of certain revenue thresholds under the amended and restated provisions of the 2021 Term Loan.

On August 1, 2023, the 2021 Term Loan was paid off using the proceeds from the Fortress Term Loan (see below). The total payoff amount was $58.0 million, consisting of $55.0 million repayment of principal, a $1.1 million prepayment fee, and a $1.6 million final payment fee. The prepayment fee was calculated as 2% of the outstanding principal balance as of August 1, 2023. The final payment fee was calculated as 3% of the outstanding principal balance as of August 1, 2023 less the original final payment of $0.1 million. The Company recorded a $3.9 million loss on extinguishment of debt in connection with the 2021 Term Loan repayment.

Interest expense for the year ended December 31, 2023 related to the 2021 Term Loan was $5.0 million, consisting of $4.7 million of contractual interest, $0.1 million amortization of debt discount, $0.1 million amortization of warrant, and $0.1 million term loan accretion. Interest expense for the year ended December 31, 2022 was $4.3 million, consisting of $3.8 million of contractual interest, $0.2 million amortization of debt discount, $0.1 million amortization of warrant, and $0.2 million term loan accretion.

Fortress Term Loan

On August 1, 2023, the Company entered into the Fortress Term Loan pursuant to the Fortress Credit Agreement with Fortress that provided gross proceeds of $60 million. The Fortress Term Loan has a maturity date of June 30, 2027 and accrues interest per annum at a rate of 6.44% plus the greater of (i) the Wall Street Journal Prime Rate and (ii) 3.0%, which interest is payable in arrears on a monthly basis. An exit payment equal to 3.0% of the Fortress Term Loan (the “Exit Fee”) is due upon prepayment or the maturity date of the Fortress Term Loan, in addition to any early prepayment fee. The Exit Fee is treated as additional interest expense and is accreted over the life of the loan using the effective interest method. Proceeds of the Fortress Term Loan were used, in part, to repay all amounts outstanding under the 2021 Term Loan. In connection with the issuance of the Fortress Term Loan, the Company paid issuance costs of $2.5 million, which were recorded as a debt discount and will be amortized over the remaining life of the loan.

On December 29, 2023, the Company entered into an amendment to the Fortress Credit Agreement (the “Fortress Amendment”). The Fortress Amendment waived the December 31, 2023 minimum revenue covenant under the Fortress Credit Agreement and modified the minimum liquidity covenant by increasing the minimum liquidity amount from $12.5 million to $33.5 million until March 31, 2024, $23.5 million from April 1, 2024 to June 30, 2024, $16.9 million from July 1, 2024 to September 30, 2024 and $12.5 million on October 1, 2024 and thereafter. The Fortress Amendment also provides that at any time after March 31, 2024, each lender will have the right to convert a portion of the outstanding principal amount, not to exceed the lender’s proportionate share of a maximum of $20.0 million in aggregate outstanding principal amount, into shares of Common Stock of the Company at a conversion price based on the 30-day volume weighted average price (“VWAP”) of the Common Stock on the NYSE ending on the trading day immediately preceding the date of exercise of the lender’s conversion right (the “Fortress Conversion Option”). As part of the Fortress Amendment, the Company prepaid $20.0 million of the principal outstanding under the Fortress Credit Agreement. Additionally, $3.1 million of fees were incurred and considered paid-in-kind and capitalized as an additional debt discount and added to the outstanding principal amount of the loans under the Fortress Amendment. The fees will be amortized through interest expense over the remaining life of the loan. The Fortress Amendment was accounted for as a modification under ASC 470. In connection with the modification and related prepayment, the Company wrote off $0.8 million of the unamortized debt issuance costs which was recorded within Interest expense on the consolidated statement of operations.

The Fortress Credit Agreement contains certain financial reporting and other covenants, including the maintenance of a minimum liquidity amount and maintenance of minimum product revenues over trailing twelve-month periods. Upon the occurrence of an event of default, the Lenders may declare all outstanding obligations immediately due and payable as well as increase the interest rate 3.0% above the rate that is otherwise applicable. The Company has determined that there is substantial doubt about the Company’s ability to continue as a going concern (see Note 1, Organization and Basis of Presentation) and there is a risk that it may not meet its covenants under the Fortress Term Loan in the future. Therefore, the amounts due as of December 31, 2023 have been classified as a current liability in the consolidated financial statements. The Company is in compliance with all covenants as of December 31, 2023.

The Company assessed the terms and features of the Fortress Credit Agreement in order to identify any potential embedded features that would require bifurcation or any beneficial conversion features. The terms and features assessed include, under certain circumstances, a default interest rate of 3% which will apply to all outstanding obligations during the occurrence and continuance of an event of default. In accordance with ASC 815, the Company concluded that this feature is not clearly and closely related to the host instrument and represents an embedded derivative (the “Term Loan Derivative Liability”) that is required to be re-remeasured at fair value on a quarterly basis. At the inception of the Fortress Term Loan, the fair value of the embedded derivative was determined to be immaterial. The fair value of the Term Loan Derivative Liability was $1.9 million as of December 31, 2023, with a corresponding recognition of Other income (expense), net in the consolidated statement of operations. The Company classified the Term Loan Derivative Liability as a non-current liability within Other liabilities on the balance sheet as of December 31, 2023.

Interest expense from August 1, 2023 through December 31, 2023 related to the Fortress Term Loan was $4.1 million, consisting of $3.8 million of contractual interest, $0.2 million amortization of the debt discount, and term loan accretion of $0.1 million. The average interest rate of the Fortress Term Loan during the year ended December 31, 2023 was 14.94%.

Scheduled future maturities of the Fortress Term Loan for years subsequent to December 31, 2023 are as follows (in thousands):

December 31, 2024	—
December 31, 2025	—
December 31, 2026	8,979
December 31, 2027	34,121

$43,100

Convertible Notes

2021 Convertible Notes

In December 2021, the Company entered into a convertible note agreement with an investor for gross proceeds of $2.0 million with a stated interest rate of 5.0% per annum (the “2021 Convertible Notes”) and a maturity date 36 months from the date of issuance unless previously converted pursuant to their terms of the agreement. No issuance costs were incurred.

The 2021 Convertible Notes provided that, effective upon either a Special Purpose Acquisition Company (i.e. “deSPAC”) transaction, closing of a qualified financing, or closing of a non-qualified financing, all of the outstanding principal and interest would automatically convert into common shares or shares of the same class or series of capital stock issued in the qualified financing in an amount equal to the balance of the 2021 Convertible Notes on the date of conversion divided by the capped conversion price, which is calculated by dividing $600.0 million by the fully diluted capitalization of the Company immediately prior to the conversion of the 2021 Convertible Notes.

Interest expense for the years ended December 31, 2023 and 2022 related to the 2021 Convertible Notes was $0.1 million, consisting entirely of contractual interest. Interest expense related to the 2021 Convertible Notes is recorded within Interest expense on the consolidated statement of operations and comprehensive loss. On August 1, 2023, in connection with the closing of the Business Combination, and after giving effect to the Reverse Stock Split, the outstanding 2021 Convertible Notes were converted into an aggregate 5,345 shares of Allurion Common Stock with a corresponding recognition of APIC of $2.2 million, and are no longer outstanding.

2022 Convertible Notes

In January 2022, the Company entered into a convertible note agreement with investors for gross proceeds of $1.1 million with a stated interest rate of 5.0% per annum (the “2022 Convertible Notes”). The 2022 Convertible Notes mature 36 months from the issuance date unless previously converted pursuant to their terms of the agreement. Issuance costs were de minimis. The 2022 Convertible Notes had the same terms as the 2021 Convertible notes.

Interest expense for the years ended December 31, 2023 and 2022 related to the 2022 Convertible Notes was less than $0.1 million and $0.2 million, respectively, consisting entirely of contractual interest. Interest expense related to the 2022 Convertible Notes is recorded within Interest expense on the consolidated statement of operations and comprehensive loss. On August 1, 2023, in connection with the closing of the Business Combination, and after giving effect to the Reverse Stock Split, the outstanding 2022 Convertible Notes were converted into an aggregate 3,329 shares of Allurion Common Stock with a corresponding recognition of APIC of $1.2 million, and are no longer outstanding.

2023 Convertible Notes

Between February and August 2023, the Company entered into a convertible note purchase agreement, and related side letters, for the sale of the 2023 Convertible Notes to certain investors for gross proceeds of $28.7 million, with a stated interest rate of 7.0% per annum. The 2023 Convertible Notes provided that they would mature on December 31, 2026 unless previously converted pursuant to the terms of their agreement. The 2023 Convertible Notes also provided that, effective upon a deSPAC transaction, all of the outstanding principal and interest would automatically convert into a number of shares of common stock equal to the balance of the 2023 Convertible Notes on the date of conversion divided by the discounted capped conversion price, which is calculated by dividing $217.3 million by the fully diluted capitalization of the Company immediately prior to the conversion of the 2023 Convertible Notes. Additionally, the 2023 Convertible Notes provide that, effective upon the closing of a qualified financing, holders of the 2023 Convertible Notes could optionally accelerate repayment of the principal and interest of the 2023 Convertible Notes or convert all of the outstanding principal and interest into common shares or shares of the same class or series of capital stock issued in the qualified financing equal to the balance of the 2023 Convertible Notes on the date of conversion divided by the greater of the capped price or the discounted price. The capped price is calculated by dividing $260.0 million by the fully diluted capitalization of the Company immediately prior to the conversion of the 2023 Convertible Notes, and the discounted price is calculated as 85% of the cash price of the same class or series of capital stock issued in the qualified financing. The 2023 Convertible Notes are accounted for under the FVO election of ASC 825 as the notes contain embedded derivatives including the automatic conversion upon a deSPAC transaction prior to the deSPAC deadline, voluntary conversion upon a qualified financing, automatic repayment upon a sale event, and conversion rate adjustment, which would require bifurcation and separate accounting. These convertible notes are initially measured at their issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date.

Interest expense for the year ended December 31, 2023 related to the 2023 Convertible Notes was $0.5 million, consisting entirely of contractual interest. Interest expense related to the 2023 Convertible Notes is recorded within Interest expense on the consolidated statement of operations and comprehensive loss.

On May 2, 2023 the Company entered into termination agreements (the “Termination Agreements”) with respect to side letters entered into with certain holders of Legacy Allurion Convertible Notes. With respect to the Termination Agreement with one of the side letter holders (the “Side Letter Holder”), the Company had the right to prepay, in one or more transactions, all or a portion of the outstanding principal amount, plus accrued interest, under the 2023 Convertible Note (the “Side Letter Holder Bridge Note”), including by way of (a) a $2 million payment in cash by the Company to the Side Letter Holder on May 2, 2023, $1.5 million of which is deemed a prepayment penalty and recorded as other expense on the income statement, with the remaining $0.5 million recorded as a reduction of the principal amount, (b) immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement, an additional payment of at least $6 million, up to the then-outstanding principal amount, plus accrued interest, under the Side Letter Holder Bridge Note by way of (i) payment in cash by the Company and/or (ii) the sale and transfer of all or any portion of the Side Letter Holder Bridge Note, equivalent in value to the portion of the additional payment to be repaid pursuant to this clause (b)(ii), to any person or persons designated in writing by the Company. The Termination Agreements were accounted for as a modification of debt and the modified convertible notes continued to be accounted for under the FVO with any change in fair value recognized in other expense on the income statement.

In addition, under the Termination Agreement executed with the Side Letter Holder, the Company agreed to issue to the Side Letter Holder a number of shares of Allurion Common Stock (“PubCo Additional Shares”) equal to (a) the outstanding principal and accrued interest under the Side Letter Holder Bridge Note immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement (after giving effect to the payment of the repayments) divided by $125.00, plus (b) 12,000 shares of Allurion Common Stock. The PubCo Additional Shares were accounted for as a freestanding financing liability. The liability for the PubCo Additional Shares is initially measured at its issue-date estimated fair value and subsequently remeasured at fair value at each reporting period with changes in fair value reflected in earnings until the PubCo Additional Shares are issued. A $3.4 million liability was recorded at issuance for the PubCo Additional Shares as Other liabilities on the consolidated balance sheet and the related expense recorded through Other income (expense) on the consolidated statement of operations and comprehensive loss for the year ended December 31, 2023. On August 1, 2023, upon closing of the Business Combination and after giving effect to the Reverse Stock Split, the Side Letter Holder was issued 15,508 PubCo Additional Shares with a corresponding recognition of APIC of $2.7 million, and the liability is no longer outstanding.

Further on May 2, 2023, RTW and Fortress (the “Backstop Purchasers”) entered into the Backstop Agreement with the Company, Legacy Allurion and the Side Letter Holder. Pursuant to the Backstop Agreement, each Backstop Purchaser agreed that to the extent any Side Letter Holder Bridge Notes remain outstanding prior to the consummation of the Business Combination, such Backstop Purchaser will, at the closing of the Business Combination, purchase up to $2.0 million of the Side Letter Holder Bridge Notes from the Side Letter Holder in exchange for shares of Allurion Common Stock (the “Base PubCo Shares”, “Backstop Shares” and “Conditional Additional PubCo Shares”). The Base PubCo Shares and Backstop Shares were accounted for as a freestanding financing liability. The Base PubCo Shares and Backstop Shares liability is initially measured at its issue-date estimated fair value and subsequently remeasured at fair value at each reporting period with changes in fair value reflected in earnings until the Base PubCo Shares and Backstop Shares are issued. A $3.3 million liability was recorded at issuance for the Base PubCo Shares and Backstop Shares liability as Other liabilities on the consolidated balance sheet. On August 1, 2023, upon closing of the Business Combination and after giving effect to the Reverse Stock Split, per the terms of the Fortress Term Loan, the Amended and Restated RTW Side Letter and the Backstop Agreement, the Backstop Purchasers were each issued 38,000 shares of Allurion Common Stock with a corresponding recognition of APIC of $13.4 million, and the liability is no longer outstanding.

On August 1, 2023, immediately prior to the closing of the Business Combination and after giving effect to the Reverse Stock Split, the Company repaid $6.3 million of the Side Letter Holder Bridge Note, leaving a principal balance of $6.3 million. Each Backstop Purchaser then purchased $2.0 million principal amount of the outstanding portion of the Side Letter Holder Bridge Note, Allurion canceled the existing Side Letter Holder Bridge Note and issued a new convertible note to the Side Letter Holder for the remaining balance together with all unpaid interest accrued since the date of issuance of $2.7 million, Allurion issued convertible notes to each Backstop Purchaser with an issuance date of the Closing Date (August 1, 2023) and an original principal amount of $2.0 million each and Allurion issued 28,000 shares of Allurion Common Stock to each Backstop Purchaser. Additionally, the outstanding 2023 Convertible Notes were converted into an aggregate 123,376 shares of Allurion Common Stock with a corresponding recognition of APIC of $22.2 million, and are no longer outstanding.

9.	Revenue Interest Financing, Side Letter, and PIPE Conversion Option

On February 9, 2023, Legacy Allurion entered into the Revenue Interest Financing Agreement. Pursuant to the Revenue Interest Financing, at the closing of the Business Combination, RTW paid Allurion an aggregate of $40.0 million Investment Amount. In exchange for the Investment Amount, Allurion will remit revenue interest payments on all current and future products, digital solutions and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by Allurion and its subsidiaries at a rate up to 6.0% of annual net sales prior to December 31, 2026. On or after January 1, 2027, the Company will remit revenue interest payments at a rate up to 10.0% of annual net sales, and it will continue to make revenue interest payments to RTW until December 31, 2030.

If RTW has not received aggregate revenue interest payments equal to at least 100% of the Investment Amount by December 31, 2027, the Company must make a cash payment in an amount sufficient to catch RTW up to 100% of the Investment Amount. If RTW has not received revenue interest payments equal to at least 240% of the Investment Amount by December 31, 2030, the Company must make a cash payment in an amount sufficient to catch RTW up to 240% of the Investment Amount. In any event, RTW shall not receive aggregated revenue interest payments in excess of 260% of the Investment Amount (the “Hard Cap”). In addition, prior to December 31, 2025, the Company may prepay a pre-specified payment amount (the “Prepayment Amount”) and terminate the Revenue Interest Financing Agreement. The Prepayment Amount shall be an amount equal to 165% of the Investment Amount less the sum of all revenue interest payments made to RTW prior to such date of prepayment.

The Revenue Interest Financing is accounted for under the FVO election of ASC 825 as the Revenue Interest Financing contains embedded derivatives, including the requirements to settle the Revenue Interest Financing prior to maturity upon the occurrence of certain contingent events and our ability to prepay the Revenue Interest Financing, which would require bifurcation and separate accounting. The Revenue Interest Financing is initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. Changes in fair value are recorded as a component of Other (expense) income in the consolidated statements of operations. A portion of the estimated change in fair value must be reported in other comprehensive loss to the extent that it is attributable to instrument-specific credit risk. For the year ended December 31, 2023, the Company recorded a $3.4 million gain and a $0.7 million loss through the consolidated statements of operations and other comprehensive loss, respectively. In connection with the issuance of the Investment Amount, we paid $1.2 million in issuance costs, which were directly expensed through general and administrative expense due to the FVO election. As of December 31, 2023, the Company has made $1.1 million in royalty payments to RTW.

Concurrently and in connection with the Revenue Interest Financing and PIPE Subscription Agreement (as discussed in Note 3, Business Combination), on February 9, 2023, Legacy Allurion entered into the RTW Side Letter with RTW, subsequently amended on May 2, 2023. The Amended and Restated RTW Side Letter amended and restated the existing RTW Side Letter in its entirety, in order to reflect that any conditional additional shares issuable to RTW would be calculated net of any Backstop Shares issuable to RTW under the Backstop Agreement. Refer to Note 8, Debt for discussion around the additional shares issued to RTW in connection with the Amended and Restated RTW Side Letter and Backstop Agreement.

In connection with the Company entering into the Revenue Interest Financing, if, at any time beginning 12 months and ending 24 months following the closing of the Mergers, the VWAP per share of Allurion Common Stock is less than $176.00 for the average of 20 trading days within any 30 trading day period (“Stock Price Drop”); and the absolute value of the percentage decrease of such Stock Price Drop measured from a reference price of $250.00 per share of Allurion Common Stock is greater than the absolute value of the percentage decrease in the VWAP of a comparable publicly traded peer index as defined in the Amended and Restated RTW Side Letter over the same time period, then RTW may elect to convert up to $7.5 million of its initial PIPE subscription into additional revenue interest financing to be added to the Investment Amount by forfeiting a number of shares of Allurion Common Stock acquired in the PIPE subscription. Such additions to the Investment Amount would result in proportional increases to the minimum aggregate revenue interest payments described above. The PIPE Conversion Option is accounted for as a derivative under ASC 815. The PIPE Conversion Option was initially measured at its issue-date estimated fair value of $3.3 million within Other liabilities on the consolidated balance sheet with corresponding recognition of expense at inception as there is no right received by the Company that meets the definition of an asset and the transaction did not involve a distribution or a dividend. The PIPE Conversion Option liability is subsequently remeasured at its estimated fair value on a recurring basis at each reporting period date, with a gain or loss recognized within Other income (expense).

The components of the Company’s Revenue Interest Financing consist of the following (in thousands):

December 31, 2023
Revenue Interest Financing liability	$40,000

Total principal amounts of debt	40,000

Less: Royalty payments	(1,092)
Less: Change in fair value of debt	(2,708)

Long-term Revenue Interest Financing liability	$36,200

10.	Fair Value Measurements

The following tables present the fair value hierarchy for assets and liabilities that are measured at fair value at issuance date and on a recurring basis and indicate the level within the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value (in thousands):

Fair Value Measurement as of December 31, 2023
	Total Carrying Value	Level 1	Level 2	Level 3
Assets:
Cash equivalents
Money market funds	$30,582	$30,582	$—	$—

Total assets	$30,582	$30,582	$—	$—

Liabilities:
Legacy Allurion Common Stock Warrant Liabilities	$821	$—	$—	$821
Public Warrants	5,943	5,943	—	—
Revenue Interest Financing	36,200	—	—	36,200
PIPE Conversion Option	5,600	—	—	5,600
Earn-out Liability	23,990	—	—	23,990
Term Loan Derivative Liability	1,895	—	—	1,895
Success Fee Derivative Liability	14	—	—	14

Total Liabilities	$74,463	$5,943	$—	$68,520

Fair Value Measurement as of December 31, 2022
	Total Carrying Value	Level 1	Level 2	Level 3
Assets:
Cash equivalents
Money market funds	$4,925	$4,925	$—	$—

Total assets	$4,925	$4,925	$—	$—

Liabilities:
Legacy Allurion Series C Common Stock Warrant Liability	$340	$—	$—	$340
Legacy Allurion Series B Preferred Stock Warrant Liability	303	—	—	303
Legacy Allurion Series A-1 Preferred Stock Warrant Liability	82	—	—	82
Other Common Stock Warrant Liabilities	255	—	—	255
Legacy Allurion Series C Preferred Stock Warrant Liability	684	—	—	684
Derivative Liability—Success Fee	180	—	—	180
Legacy Allurion Series D-1 Preferred Stock Warrant Liability	707	—	—	707

Total Liabilities	$2,551	$—	$—	$2,551

Public Warrants

As a result of the Business Combination on August 1, 2023, the Company recorded a liability for Public Warrants to purchase the Company’s Common Stock. The Public Warrants are traded on the NYSE and are recorded at fair value using the closing price as of December 31, 2023 of $11.25, which is a Level 1 input.

Legacy Allurion Warrants

The Company has classified the warrants within Level 3 of the hierarchy as the fair value is derived using the Black-Scholes option pricing model, which uses a combination of observable (Level 2) and unobservable (level 3) inputs. See table below for the assumptions used in the pricing model:

	Measurement Date	Interest Rate	Exercise Price	Estimated Fair Value of Underlying Share Price	Expected Volatility	Expected Life (Years)
Legacy Allurion Series C Preferred Stock warrants (as converted to Common)	December 31, 2023	3.88%	$168.25	$93.50	100%	7.25
Other Common Stock	December 31, 2023	3.95%	26.25	93.50	100%	3.69
Legacy Allurion Series D-1 Preferred Stock warrants (as converted to Common)	December 31, 2023	3.88%	303.50	93.50	100%	7.25 - 8.71

	Measurement Date	Interest Rate	Exercise Price	Estimated Fair Value of Underlying Share Price	Expected Volatility	Expected Life (Years)
Legacy Allurion Series A-1 Preferred Stock warrants (as converted to Rollover warrants)	December 31, 2022	4.42%	47.50	168.75	69%	0.25
Legacy Allurion Series B Preferred Stock warrants (as converted to Rollover warrants)	December 31, 2022	4.41%	59.50	172.75	65%	2.00
Legacy Allurion Series C Common Stock warrants (as converted to Rollover warrants)	December 31, 2022	4.11%	0.25	113.50	63%	4.00
Legacy Allurion Series C Preferred Stock warrants (as converted to Rollover warrants)	December 31, 2022	3.92%	164.50	181.00	63%	8.20
Other Common Stock Warrants	December 31, 2022	3.99%	25.50 - 27.50	113.50	63%	4.6 - 4.7
Legacy Allurion Series D-1 Preferred Stock warrants (as converted to Rollover warrants)	December 31, 2022	3.88-3.92%	296.75	282.75	63%	8.2 - 9.7

Expected dividend yield for all calculations is 0.00%.

The following table reconciles the changes in fair value for the years ended December 31, 2023 and 2022 of the warrant liabilities valued using Level 3 inputs:

	Preferred Stock Warrants (as converted to Common)	Common Stock Warrants	Total
Balance – January 1, 2022	$510	$231	$741
Fair value upon issuance	834	—	834
Change in fair value	456	365	821
Exercise of warrants	(23)	—	(23)

Balance – December 31, 2022	$1,777	$596	$2,373
Change in fair value	(720)	172	(548)
Exercise of warrants	(75)	—	(75)
Derecognition of liability to equity	(340)	(589)	(929)

Balance – December 31, 2023	$642	$179	$821

2019 Term Loan Success Fee Derivative Liability

The derivative liability for the success fee associated with Legacy Allurion’s November 2019 loan and security agreement with Western Alliance Bank (the “2019 Term Loan” and such fee, the “Success Fee”) was recorded at fair value as of December 31, 2023 using the following assumptions: weighted-average probability for the likelihood of a change in control or liquidity event within four years from the initial valuation date of the derivative liability and a market-based discount rate that will increase or decrease each period based on changes in the probability in the future cash flows.

2023 Convertible Notes

The 2023 Convertible Notes were accounted for using the FVO election. Under the FVO election, the financial instrument is initially measured at its issue-date estimated fair value and subsequently re-measured at estimated fair value on a recurring basis at each reporting period date. The fair value was measured as of August 1, 2023, just prior to the conversion of the notes, using the share price at conversion after giving effect to the Reverse Stock Split ($176.00 per share). Upon the conversion of the notes, the convertible note liability was derecognized.

PubCo Additional Shares Liability

The PubCo Additional Shares liability was initially recorded at fair value as of May 2, 2023 and revalued as of August 1, 2023, just prior to the close of the Business Combination, using the number of shares issued at the close of the Business Combination and after giving effect to the Reverse Stock Split of 15,508 and an estimated price of shares at settlement of $176.00. Upon the issuance of shares, the PubCo Additional Shares liability was derecognized.

Base PubCo Shares and Backstop Shares Liability

The Base PubCo Shares and Backstop Shares liability was initially recorded at fair value as of May 2, 2023 and revalued as of August 1, 2023, just prior to the close of the Business Combination, using the number of shares for each Backstop Purchaser at the close of the Business Combination and after giving effect to the Reverse Stock Split of 38,000 and an estimated price of shares at settlement of $176.00. Upon the issuance of shares, the Base PubCo Shares and Backstop Shares liability was derecognized.

Revenue Interest Financing and PIPE Conversion Option

The Revenue Interest Financing was accounted for using the FVO election. Under the FVO election, the financial instrument is initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. The fair value of the Revenue Interest Financing was remeasured as of December 31, 2023 using a discounted cash flow (“DCF”) method under the income approach utilizing future revenue projections and a discount rate of 24.4%.

The fair value of the PIPE Conversion Option was accounted for as a derivative under ASC 815. The instrument is measured using a Monte Carlo Simulation Method using the number of shares convertible of 42,614 and the following assumptions:

December 31, 2023
Stock Price	93.50
Risk-free interest rate	4.46%
Expected term (in years)	1.6
Expected volatility	82.5%

Earn-Out Liability

Upon the closing of the Business Combination, the Earn-Out Shares were accounted for as a liability because the triggering events that determine the number of shares to be earned included events that were not indexed to Allurion Common Stock, with the change in fair value recognized in Change in the fair value of earn-out liabilities in the consolidated statement of operations. The estimated fair value of the earn-out shares was determined using a Monte Carlo Simulation Method using the following assumptions at the valuation date:

December 31, 2023
Stock Price	93.50
Risk-free interest rate	3.9%
Expected term (in years)	4.6
Expected volatility	87.0%

Term Loan Derivative Liability

The Term Loan Derivative Liability associated with the Fortress Term Loan was recorded at fair value as of December 31, 2023 using a DCF model that includes default interest payments expected to be made based on future revenue projections and cash flow assumptions and a discount rate of 24.4%.

The changes in the fair values of the Success Fee derivative liability, 2023 Convertible Notes, PubCo Additional Shares liability, Base PubCo Shares and Backstop Shares liability, Revenue Interest Financing, PIPE Conversion Option, Earn-out liability, and Term Loan Derivative Liability categorized with Level 3 inputs for the years ended December 31, 2023 and 2022 were as follows:

	Success Fee Derivative Liability	2023 Convertible Notes	PubCo Share Liability	Base PubCo & Backstop Share Liability	Revenue Interest Financing	PIPE Conversion Derivative	Earn-Out Liability	Term Loan Derivative Liability	Total
Balance – January 1, 2022	$159	$—	$—	$—	$—	$—	$—	$—	$159
Fair value upon issuance	—	—	—	—	—	—	—	—	—
Change in fair value	19	—	—	—	—	—	—	—	19
Exercise of warrants	—	—	—	—	—	—	—	—	—

Balance – December 31, 2022	$178	$—	$—	$—	$—	$—	$—	$—	$178
Fair value upon issuance	—	$28,700	3,370	3,264	40,000	3,340	53,040	1,895	133,609
Change in fair value	(164)	3,751	(642)	10,106	(3,408)	2,260	(29,050)	—	(17,147)
Change in fair value – OCI	—	—	—	—	700	—	—	—	700
Payments	—	(10,750)	—	—	(1,092)	—	—	—	(11,842)
Derecognition of liability to equity	—	(21,701)	(2,728)	(13,370)	—	—	—	—	(37,799)

Balance – December 31, 2023	$14	$—	$—	$—	$36,200	$5,600	$23,990	$1,895	$67,699

The change in fair value of the Success Fee derivative liability, 2023 Convertible Notes, PubCo Additional Shares liability, Base PubCo Shares and Backstop Shares liability, Revenue Interest Financing, PIPE Conversion Option, Earn-Out liability, and Term Loan Derivative Liability at each period is recorded as a component of Other (expense) income in the consolidated statements of operations, with the exception of the change in fair value associated with the change in credit risk related to the Revenue Interest Financing which is recorded as a component of other comprehensive loss.

Assets and Liabilities Not Carried at Fair Value

The Company’s Fortress term loan is carried at amortized cost. The fair value of the Fortress term loan was estimated to be $43.2 million on December 31, 2023. The fair value was determined using a discounted cash flow approach. We classified the fair value disclosures for the Fortress Term Loan within level 3 of the fair value hierarchy because the fair value is derived using a significant unobservable input, which includes a discount rate.

11.	Income Taxes

The components of net loss before income taxes are as follows (in thousands):

	Year Ended December 31,
	2023	2022
U.S.	$(81,259)	$(38,267)
Foreign	916	666

Loss before income taxes	$(80,343)	$(37,601)

The reconciliation between the effective tax rate and the statutory federal income tax rate for the years ended December 31, 2023 and 2022 is as follows:

	Year Ended December 31,
	2023	2022
U.S. statutory federal income tax rate	21.0%	21.0%
State income taxes, net of federal income tax benefit	7.1%	6.9%
Change in fair value of financial instruments	3.0%	0.0%
Tax credits	0.4%	1.0%
Valuation allowance	(30.5)%	(29.0)%
Non-deductible expenses	(0.9)%	0.0%
Other	(0.4)%	(0.2)%

Effective tax rate	(0.3)%	(0.3)%

Significant components of the Company’s deferred tax assets are as follows (in thousands):

	December 31,
	2023	2022
U.S. federal and state net operating loss carryforwards	$36,092	$25,051
Capitalized start-up and research and development expenses	10,868	5,377
Research and development tax credits	2,275	1,780
Interest expense	3,918	—
Lease liability	659	838
Depreciation	203	236
Bad debt reserve	3,461	—
Other temporary differences	2,145	994

Total deferred tax assets	59,621	34,276

Valuation allowance	(57,985)	(33,484)
Net deferred tax assets	1,636	792
Right of use asset	(623)	(792)
Other deferred tax liability	(1,013)	—

Total deferred tax liabilities	(1,636)	(792)

Net deferred tax asset	$—	$—

The Company recorded income tax expense of $0.3 million during the year ended December 31, 2023 due to foreign operating income. The Company recorded $0.1 million of income tax expense during the year ended December 31, 2022. The Company maintains a valuation allowance for the full amount of the net United States deferred tax assets, as the realization of the deferred tax assets is not determined to be more likely than not. The valuation allowance increased for the years ended December 31, 2023 and 2022 by approximately $24.5 million and $10.9 million, respectively, due to an increase in deferred tax assets having a full valuation allowance primarily due to the operating losses incurred, capitalized research and development expenses and tax credits generated.

As of December 31, 2023, the Company had $132.2 million and $131.7 million of federal and state NOL carryforwards, respectively. Of the federal NOL carryforwards, $12.8 million expire between 2030 and 2037 and $119.5 million do not expire. The state NOL carryforwards expire between 2030 and 2042. As of December 31, 2023, the Company had $1.5 million and $0.9 million of federal and state research and development tax credits, which expire beginning in 2031 and 2028, respectively.

Changes to the Company’s valuation allowance are as follows (in thousands):

	Year Ended December 31,
	2023	2022
Beginning balances	$33,484	$22,579
Additions charged to net loss	24,501	10,905

Ending balances	$57,985	$33,484

Realization of the future tax benefits from these assets is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carryforward period. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership, including a sale of the Company or significant changes in ownership due to sales of equity, may have limited, or may limit in the future, the amount of net operating loss and research and development credit carryforwards that could be used annually to offset future taxable income. The Company has not completed a study to assess whether a change of control has occurred or whether there have been multiple changes of control since the Company’s formation due to the significant complexity and cost associated with such study and because there could be additional changes in control in the future. As a result, the Company is not able to estimate the effect of the change in control, if any, on the Company’s ability to utilize net operating loss and research and development credit carryforwards in the future.

The Company is subject to US federal income tax, state income tax in Massachusetts, and income tax in certain foreign jurisdictions. The Company’s historical income taxes in foreign jurisdictions have been immaterial to the consolidated financial statements. The Company is not currently under examination by the Internal Revenue Service (“IRS”) or any other jurisdictions for any tax years; however, all tax years since inception remain open to examination by the major taxing jurisdictions to which the Company is subject, as carryforward attributes generated in years past may still be adjusted upon examination by the U.S. IRS or other authorities if they have, or will be, used in a future period.

As of December 31, 2023 and 2022, the unremitted earnings of the Company’s foreign subsidiaries are immaterial.

Interpretive guidance on the accounting for global intangible low-taxed income (“GILTI”) states that an entity can make an accounting policy election to either recognize deferred taxes for temporary basis differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI in the year the tax is incurred as a period expense. The Company made the accounting policy election to recognize GILTI as a period expense.

As of December 31, 2023 and 2022, the Company has not recorded a tax liability for any uncertain tax positions. Interest and penalties associated with uncertain tax positions are recorded as a component of income tax expense. There are no accrued interest and penalties as of December 31, 2023 and 2022.

12.	Capital Stock and Stockholders’ Deficit

The Allurion certificate of incorporation authorizes the issuance of up to 100,000,000 shares of Allurion preferred stock. As of December 31, 2023, no shares of Allurion preferred stock were outstanding.

Legacy Allurion Preferred Equity

In connection with the Business Combination, the Legacy Allurion preferred stock was retroactively adjusted, converted into common stock at the Exchange Ratio, and reclassified to permanent equity as a result of the reverse recapitalization. As of December 31, 2023, there is no Legacy Allurion preferred stock authorized, issued, or outstanding. The following table summarizes details of Legacy Allurion Preferred Stock authorized, issued, and outstanding immediately prior to the Business Combination and prior to giving effect to the Reverse Stock Split (in thousands, except share amounts):

	Preferred Stock Authorized (1)	Preferred Stock Issued and Outstanding	Carrying Value
Series A Preferred Stock	2,276,786	2,276,786	$1,542
Series A-1 Preferred Stock	1,513,028	1,486,048	2,842
Series B Preferred Stock	2,298,929	2,245,515	5,253
Series C Preferred Stock	8,113,616	7,927,446	39,122
Series D-1 Preferred Stock	1,684,565	842,283	9,614
Series D-2 Preferred Stock	3,644,616	3,644,616	24,054
Series D-3 Preferred Stock	1,498,348	1,498,348	14,789

Total	21,029,888	19,921,042	$97,216

Voting Rights

The Legacy Allurion preferred stockholders voted as a single class together with holders of all other classes and series of stock of Legacy Allurion on all actions to be taken by the stockholders of the Company. The Legacy Allurion preferred stockholders were entitled to the number of votes equal to the number of shares of Legacy Allurion common stock into which the shares held by each holder were then convertible. The Legacy Allurion Series C Preferred Stockholders were entitled to elect two members of the Board of Directors, and the Legacy Allurion common stockholders were entitled to elect four members of the Board of Directors.

Dividend Rights

All Legacy Allurion preferred stock participated in dividends with Legacy Allurion common stock on an as-converted basis when declared by the Board of Directors. The Legacy Allurion preferred stockholders were entitled to receive dividends, when and if declared, on a pro rata pari passu basis according to the number of shares of Legacy Allurion common stock held by such holder. The Legacy Allurion Series D preferred stockholders were also entitled to a cumulative dividend that accrues at the rate of 6% per annum. The dividend accrued on a daily basis from and including the issuance date of such shares, whether or not declared. Through the date of the Business Combination, no dividends had been declared.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of Legacy Allurion, before any payment were to be made to the holders of common stock, the holders of shares of Legacy Allurion preferred stock then outstanding were entitled to be paid out of the funds and assets available for distribution to Legacy Allurion’s stockholders, on a pari passu basis, an amount per share equal to (i) the Legacy Allurion Series A, Series A-1, Series B and Series C preferred stock, a per share liquidation preference equal to $1.092, $2.850, $3.563 and $4.935, respectively, plus any accruing dividends accrued but unpaid, whether or not declared and (ii) the Legacy Allurion Series D-1, Series D-2, and Series D-3 preferred stock, a per share liquidation preference equal to $17.809, $9.338, and $15.137, respectively, plus any accruing dividends accrued but unpaid, whether or not declared provided, that, if Legacy Allurion achieved a revenue milestone of $65.0 million in a trailing twelve month period (the “Milestone”), then in lieu of the foregoing, the holders of the Legacy Allurion Series D-1, Series D-2, and Series D-3 Preferred Stock were entitled to receive an amount per share equal to $11.8725, $6.2256 and $10.0916, respectively, plus any accruing dividends accrued but unpaid, whether or not declared (collectively, the “Preferred Stock Preference”). After payment of the Preferred Stock Preference, the funds and assets available for distribution to Legacy Allurion’s stockholders, if any, would be initially distributed on a pro rata basis to the holders of common stock in Legacy Allurion in proportion to the number of shares of common stock held at an amount per share equal to 150% of the Original Issue Price of the

Legacy Allurion Series A Preferred Stock ($1.092), plus any dividends declared but unpaid thereon (the “First Catchup Amount”). Any remaining funds and assets available for distribution to Legacy Allurion stockholders, if any, after the First Catchup Amount would then be distributed on a pro rata basis to the holders of common stock and preferred stock in proportion to the number of shares of common stock or preferred stock held.

Conversion Rights

Each share of Legacy Allurion preferred stock was convertible at any time, at the option of the holder, into one share of Legacy Allurion common stock, based upon a per share conversion factor of each series’ applicable original issuance prices, adjustable for certain dilutive events. Conversion was mandatory upon the closing of an IPO or deSPAC transaction, or upon the election of the holders of a majority of the then-outstanding Legacy Allurion preferred stock.

Redemption

The holders of Legacy Allurion Series A, Series A-1, Series B, Series D-1, Series D-2, and Series D-3 preferred stock were not entitled to any redemption rights, other than those under their liquidation rights discussed above. Upon the election of the holders of a majority of shares of the Legacy Allurion Series C preferred stock, up to 50% of the outstanding shares of Legacy Allurion Series C preferred stock were redeemable at a price equal to 1.5 times the original issuance price, plus all declared, but unpaid dividends thereon, on a pro rata basis in an equal semiannual portion, after January 17, 2022. The Legacy Allurion Series C contingent redemption upon a deemed liquidation event resulted in mezzanine equity classification (outside of permanent equity) on the Company’s consolidated balance sheet.

Common Equity

The Allurion certificate of incorporation authorizes the issuance of up to 1,000,000,000 shares of Allurion Common Stock. As of December 31, 2023 and 2022, 1,907,529 and 1,083,196 shares of common stock were outstanding, respectively, after retrospectively adjusting for the effect of the reverse recapitalization and the Reverse Stock Split.

The number of shares of Common Stock that have been reserved for the potential conversion or exercise, as applicable, of the Company’s securities as of December 31, 2023, is as follows:

Outstanding options to purchase common stock	155,441
Restricted Stock Units	25,745
Warrants to purchase preferred stock (as converted to warrants to purchase common stock)	5,557
Warrants to purchase common stock	10,594
Public warrants to purchase common stock	750,394
Earn-Out shares	360,000

Total	1,307,731

Warrants to Purchase Common Stock

In connection with the closing of the Business Combination, all outstanding warrants to purchase Legacy Allurion preferred stock and Legacy Allurion common stock were converted into Rollover Warrants to purchase Allurion Common Stock using the Exchange Ratio. As of December 31, 2023, there were 16,151 such Rollover Warrants outstanding to purchase Common Stock. Upon the closing of the Business Combination, certain Legacy Allurion preferred stock and Legacy Allurion common stock warrants that were converted into Rollover Warrants were determined to be equity classified.

December 31, 2023
Issuance Date	Remaining Contractual Term (in years)	Underlying Equity Instrument	Balance Sheet Classification	Shares Issuable Upon Exercise of Warrant	Weighted Average Exercise Price
12/1/2014	0.9	Common stock	Equity	1,771	$61.00
3/30/2021	7.2	Common stock	Liability	5,203	168.25
9/15/2022	8.7	Common stock	Liability	1,810	303.50
6/4/2022	8.4	Common stock	Liability	1,810	303.50
1/17/2017	3.0	Common stock	Equity	2,934	0.50
8/3/2017	3.6	Common stock	Equity	392	28.25
9/8/2017	3.7	Common stock	Liability	1,151	26.25
6/19/2018	4.5	Common stock	Liability	720	26.25
6/25/2019	5.5	Common stock	Liability	360	26.25

				16,151

December 31, 2022
Issuance Date	Remaining Contractual Term (in years)	Underlying Equity Instrument	Balance Sheet Classification	Shares Issuable Upon Exercise of Warrant	Weighted Average Exercise Price
4/1/2013	0.2	Series A-1 Preferred Stock	Liability	663	$48.75
12/1/2014	1.9	Series B Preferred Stock	Liability	2,431	61.00
3/30/2021	8.2	Series C Preferred Stock	Liability	5,203	168.25
9/15/2022	9.7	Series D-1 Preferred Stock	Liability	1,810	303.50
6/4/2022	9.4	Series D-1 Preferred Stock	Liability	1,810	303.50
1/17/2017	4.0	Common stock	Liability	2,934	0.50
8/3/2017	4.6	Common stock	Liability	392	28.25
9/8/2017	4.7	Common stock	Liability	1,151	26.25
6/19/2018	5.5	Common stock	Liability	720	26.25
6/25/2019	6.5	Common stock	Liability	360	26.25

				17,474

In Compute Health’s initial public offering, it sold units at a price of $10.00 per unit, which consisted of one share of Class A Common Stock, $0.0001 par value, of Compute Health (“Class A Common Stock”) and one-half of a redeemable warrant (each a “Public Warrant”) that entitled the holders the right to purchase one share of Class A Common Stock of CPUH at a price of $11.50 per share. On July 26, 2023, Compute Health’s Public Warrant holders approved an amendment (the “Warrant Amendment”) to the warrant agreement that governed all Compute Health’s Public Warrants. Per the terms of the Warrant Amendment, upon completion of the Business Combination and after giving effect to the Reverse Stock Split, each of the outstanding Compute Health Public Warrants became exercisable for 0.056818 shares of the Company’s Common Stock, par value $0.0001 per share, at an exercise price of $202.50 per share and each Compute Health Public Warrant was exchanged for 0.6125 (prior to giving effect to the Reverse Stock Split) Allurion Public Warrants in the Business Combination. The Public Warrants will expire August 1, 2030, seven years after the completion of the Business Combination, or earlier upon redemption or liquidation.

The Company may redeem the outstanding Public Warrants for cash at a price of $0.25 per Public Warrant at any time commencing 90 days after the completion of the Business Combination, and provided that the last sales price of the Company’s Common Stock equals or exceeds $316.75 per share of any 20 trading days within a 30-day trading period ending on the third trading day prior to the date on which notice of redemption is given.

The Company may redeem the outstanding Public Warrants for shares of our Common Stock at a price of $2.50 per Public Warrant at any time commencing 90 days after the completion of the Business Combination, and provided that the last sales price of the Company’s Common Stock equals or exceeds $176.00 per share of any 20 trading days within a 30-day trading period ending on the third trading day prior to the date on which notice of redemption is given. Holders of the Public Warrants will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value (the “Redemption Fair Market Value”) of the shares of the Company’s Common Stock. The Redemption Fair Market Value is determined based on the volume weighted average price of the Company’s Common Stock for the ten trading days immediately following the date on which notice of redemption is sent to the holders. As of December 31, 2023, the Company has not redeemed any of the outstanding Public Warrants. As of December 31, 2023, there were 528,277 outstanding Public Warrants exercisable for 750,394 shares of Allurion Common Stock.

Chardan Equity Facility

On December 18, 2023, we entered into a ChEF Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”), each with Chardan Capital Markets (“Chardan”) related to a “ChEF,” Chardan’s committed equity facility (the “Chardan Equity Facility”). Pursuant to the Purchase Agreement, the Company has the right from time to time at its option to sell to Chardan up to the lesser of (i) $100,000,000 in aggregate gross purchase price of newly issued shares of the Company’s Common Stock, and (ii) 379,299 shares of Common Stock, which number of shares is equal to 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”). In consideration for Chardan’s entry into the Purchase Agreement, Allurion agreed to issue to Chardan 1,421 shares of Allurion Common Stock (the “Commitment Shares”). The Company recorded $0.1 million to additional paid-in capital and $0.1 million of expense in connection with the issuance of the Commitment Shares. The Company expensed an additional $0.1 million related to a non-refundable structuring fee (the “Structuring Fee”) immediately following commencement. As of December 31, 2023, the Company had not sold any shares of Common Stock to Chardan in connection with the Purchase Agreement.

13.	Net Loss per Share

Basic and diluted net loss per share was calculated as follows:

	Year Ended December 31,
	2023	2022
Numerator:
Net loss	$(80,607)	$(37,744)
Cumulative undeclared dividends to participating securities (Legacy Series D convertible preferred stock)	(1,697)	(2,907)

Net loss attributable to common stockholders	$(82,304)	$(40,651)

Denominator:
Basic and diluted weighted-average common stock outstanding	1,423,275	1,076,743

Net loss per share attributable to common stockholders, basic and diluted (1)	$(57.83)	$(37.75)

(1)

The weighted-average common shares and thus net loss per share calculations and potentially dilutive security amounts for all periods prior to the Business Combination have been retrospectively adjusted to the equivalent number of shares outstanding immediately after the Business Combination to effect the reverse capitalization. See Note 3 for further information. The weighted-average common shares and thus net loss per share calculations and potentially dilutive security amounts for all periods have also been retrospectively adjusted to give effect to the Reverse Stock Split. See Note 1 for further information.

The Company’s potentially dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2023	2022
Outstanding options to purchase common stock	155,441	172,079
Restricted Stock Units	25,745	56,605
Warrants to purchase preferred stock (as converted to warrants to purchase common stock)	5,557	11,917
Warrants to purchase common stock	10,594	5,557
Shares of Common Stock issued upon the exercise of Public Warrants	750,394	—
Earn-Out Shares	360,000	—
Convertible notes (as converted to common stock)	—	6,851

Total	1,307,731	253,009

14.	Stock Based Compensation

Stock Incentive Plans

The Company’s 2010 Stock Option Plan (the “2010 Plan”) provided for the grant of qualified incentive stock options, nonqualified stock options, and other awards to the Company’s employees, officers, directors, advisors, and outside consultants to purchase the Company’s Common Stock. On December 11, 2020, the Company’s Board of Directors adopted the 2020 Stock Option Plan (the “2020 Plan”), which provided for the grant of qualified incentive stock options, nonqualified stock options, and other awards to the Company’s employees, officers, directors, advisors, and outside consultants to purchase the Company’s Common Stock. Each stock option from the 2010 Plan and the 2020 Plan that was outstanding immediately prior to the Business Combination, whether vested or unvested, was cancelled and exchanged for a stock option to purchase Allurion Common Stock based on the Exchange Ratio. The per share exercise price for each stock option was divided by the Exchange Ratio.

In connection with the closing of the Business Combination, the Company adopted the 2023 Stock Option and Incentive Plan (the “2023 Plan”), which provides for the award of stock options (both incentive and non-qualified), stock appreciation rights, restricted stock units, restricted stock awards, cash-based awards, and dividend equivalent rights. A total of 312,908 shares of Allurion Common Stock were initially reserved for issuance under the 2023 Plan. The 2023 Plan provides that the number of shares reserved for issuance under the 2023 Plan will automatically increase each January 1, beginning January 1, 2024 and ending January 1, 2033, by 5% of the number of fully diluted outstanding shares of Allurion Common Stock as of the immediately preceding December 31 or such lesser amount as determined by the Board and the Compensation Committee.

As of December 31, 2023, 181,186 options and RSUs were issued and outstanding under the 2010 Plan, 2020 Plan, and 2023 Plan. As of December 31, 2022, 228,684 options and RSUs were issued and outstanding under the 2010 Plan and 2020 Plan. The stock options generally vest over a four-year period and expire 10 years from the date of grant.

Stock-based compensation expense included in the consolidated statement of operations and comprehensive loss was as follows:

	Year Ended December 31,
	2023	2022
Cost of revenue	$32	$—
Selling, general, and administrative	8,198	400
Research and development	127	37

Total stock-based compensation expense	$8,357	$437

Stock Options

The following tables summarizes the option activity under the 2010 Plan, 2020 Plan, and the 2023 Plan during the year ended December 31, 2023:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
		(per option)	(in years)	(in thousands)
Outstanding—January 1, 2023	172,079	$58.75	7.7	$9,437
Granted	10,308	135.25
Cancellations and forfeitures	(15,003)	50.00
Exercised	(11,943)	28.75

Outstanding—December 31, 2023	155,441	$66.75	6.9	$5,565

Exercisable at December 31, 2023	109,436	$55.75	6.2	$4,812

Total stock compensation expense related to stock option awards during the year ended December 31, 2023 was $2.7 million. As of December 31, 2023, there was approximately $2.5 million of unrecognized compensation costs related to unvested stock options granted under the 2020 Plan, which is expected to be recognized over a weighted-average vesting term of 2.1 years. The weighted average grant-date fair value of the stock option awards granted during the years ended December 31, 2023 and 2022 was $99.50 and $59.00 per option, respectively.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model and the assumptions noted in the table below. Expected volatility for the Company’s Common Stock was determined based on an average of the historical volatility of a peer group of public companies which are similar to the Company. The expected term of options granted to employees was calculated using the simplified method, which represents the average of the contractual term of the option and the weighted- average vesting period of the option. The Company uses the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term. The expected term of options granted to non-employees is the remaining contractual term of the award. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate for periods within the expected life of the option is based upon the U.S. Treasury yield curve in effect at the time of grant.

The assumptions used in the Black-Scholes option-pricing model are as follows:

	Year Ended December 31,
	2023	2022
Expected volatility	85.8%	63%
Risk-free interest rate	4.5%	3.56%
Expected dividend yield	—%	—%
Expected term (in years)	5.8	5.8

Restricted Stock Units

In December 2022, the Company issued RSUs under the 2020 Plan to a member of the Board of Directors with vesting subject to both a performance-based closing condition dependent on the successful Business Combination with Compute Health and time-based vesting conditions. See Note 1, Organization and Basis of Presentation and Note 3, Business Combination above for information about the closing of the Business Combination with Compute Health. Upon the satisfaction of the closing condition, 62.5% of the RSUs awarded vested. Thereafter, the remaining 37.5% of the RSUs vest monthly over a period of two years. In October 2023, the Company issued additional RSUs to Board of Director members with annual vesting over three years. All RSUs are subject to forfeiture if the grantee’s continuous service relationship as a member of the Board of Directors terminates prior to vesting. The following table summarizes the restricted stock unit activity under the 2020 Plan and 2023 Plan during the year ended December 31, 2023:

	Number of RSUs	Weighted Average Grant Date Fair Value
		(per share)
Outstanding—January 1, 2023	56,605	$112.75
Granted	9,047	108.00
Cancellations and forfeitures	(3,170)	112.75
Vested	(36,737)	112.75

Outstanding—December 31, 2023	25,745	111.25

Total stock compensation expense related to RSUs for the year ended December 31, 2023 was $5.7 million. As of December 31, 2023, there were $1.7 million of unrecognized compensation costs related to nonvested RSUs granted under the 2020 Plan and 2023 Plan, which is expected to be recognized over a remaining weighted-average vesting term of 2.0 years. The weighted average grant-date fair value of time-vested restricted stock units granted during the years ended December 31, 2023 and 2022 was $108.00 and $112.75 per share, respectively.

Employee Stock Purchase Plan

In connection with the closing of the Business Combination, the Company adopted the 2023 Employee Stock Purchase Plan (the “2023 ESPP”). Under the 2023 ESPP plan, substantially all employees may voluntarily enroll to purchase the Company’s Common Stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock as of the beginning or end of the offering period. An employee’s payroll deductions under the 2023 ESPP are limited to 15% of the employee’s compensation.

A total of 56,893 shares of the Company’s Common Stock were initially reserved and authorized for issuance under the 2023 ESPP. In addition, the number of shares of Common Stock available for issuance under the 2023 ESPP will automatically increase each January 1, beginning on January 1, 2024 and each January thereafter, by the lesser of (i) 1% of the fully diluted outstanding shares of our Common Stock as of the immediately preceding December 31, (ii) 64,000 shares of our Common Stock, or (iii) such lesser number of shares determined by the administrator of the 2023 ESPP. As of December 31, 2023, no shares have been issued under the 2023 ESPP.

15.	Employee Benefit Plan

The Company has a 401(k) retirement plan that covers eligible U.S. employees. Eligible employees may elect to contribute up to the maximum limits, as set by the Internal Revenue Service, of their eligible compensation. The Company may elect to make a discretionary contribution or match a discretionary percentage of employee contribution. During the years ended December 31, 2023 and 2022, the Company’s matching contributions to the plan were $0.1 million.

16.	Commitments and Contingencies

Leases

With respect to contracts involving the use of assets, if the Company has the right to direct the use of the asset and obtain substantially all economic benefits from the use of an asset, it accounts for the service contract as a lease.

In February 2023 and August 2023, the Company executed amendments to three of its leases in Natick, Massachusetts and its Hudson, Massachusetts lease, respectively. The amendments were accounted for as a modification of the existing lease agreements, with impacts to the lease term, lease payments, and related lease liability for each of the four leases. As a result of these amendments, the leases in Natick and Hudson will now expire between June 2024 and March 2028, and additional operating lease assets obtained in exchange for lease obligations were $0.9 million. As of December 31, 2023, the Company was a party to seven different leases for office, manufacturing, and laboratory space under non-cancelable office leases in three cities. These leases total approximately 51,000 square feet and will expire between June 2024 and March 2028. The Company has a right to extend certain of these leases for periods between three and five years. The Company also holds immaterial leases related to vehicles and office equipment. Under its leases, the Company pays base rent and a proportional share of operating expenses. Such operating expenses are subject to annual adjustment and are accounted for as variable payments in the period in which they are incurred.

The components of ROU assets and lease liabilities are included in the consolidated balance sheets. The short-term portion of the Company’s operating lease liability is recorded as part of Accrued expenses and other current liabilities on the consolidated balance sheets.

Aggregate Lease Information

Other pertinent lease information is as follows (in thousands):

	December 31, 2023	December 31, 2022
Operating lease costs	$1,123	$918
Short-term lease costs	12	14
Variable operating lease costs	187	191
Operating cash flows paid for amounts in the measurement of lease liabilities	1,084	807
Operating lease assets obtained in exchange for lease obligations	936	1,677

Future commitments under non-cancelable operating lease agreements are as follows (in thousands):

2024	$1,173
2025	1,114
2026	737
2027	645
2028	108

Total lease payments	$3,777
Less: present value adjustment	(563)

Present value of total lease liabilities	3,214
Less: current lease liability	(908)

Long-term lease liabilities	$2,306

The weighted-average remaining lease terms and discount rates related to our leases were as follows:

	2023	2022
Weighted-average remaining lease term (in years)	3.5	3.9
Weighted-average discount rate	9.9%	9.5%

Product Liability

The Company has not received any material product liability claims. While product defects and adverse patient reactions associated with the Allurion Balloon have occurred, and are expected to continue to occur, the Company does not have a history of product defects or adverse patient reactions that the Company’s management believes would give rise to a material product liability claim. Furthermore, the Company has obtained insurance related to potential product liability claims.

Litigation and Claims

In the normal course of operations, the Company may become involved in various claims and legal proceedings related to, for example, the validity or scope of its intellectual property rights, employee-related matters, or adverse patient reactions. Additionally, during the normal course of business, the Company may be a party to legal claims that may not be covered by insurance. As of December 31, 2023 and 2022, the Company has not recorded accruals for potential losses related to any existing or pending litigation or claims as the Company’s management has determined that there are no matters where a potential loss is probable and reasonably estimable. The Company does not believe that any existing or pending claims would have a material impact on the Company’s consolidated financial statements.

17.	Geographic Information

Long-lived assets, consisting of property and equipment, net and ROU assets by geography were as follows (in thousands):

	December 31,
	2023	2022
United States	$5,381	$3,999
France	1,010	1,282
All other countries	—	—

Long-lived assets	$6,391	$5,281

Refer to Note 4, Revenue for information on revenue by geography.

18.	Related-party Transactions

Lease Agreement with Related Party

In August 2022, the Company entered into an operating lease agreement for additional office space in Paris, France with LNMP JPBC Invest. The Company’s then-Trade Marketing Director was the signor of this lease for LNMP JPBS Invest. Additionally, the Company’s Chief Commercial Officer is also a partner of LNMP JPBC Invest. The lease agreement included lease payments of approximately $0.1 million per year. The lease commenced August 1, 2022 and was to end on July 31, 2025. The Company concluded that the commercial terms of the lease agreement were competitive, at the current market rate and conducted at arm’s-length. This lease was terminated in February 2024.

Consulting Agreements with KKG Enterprises, LLC and Remus Group Management, LLC

In the first quarter of 2023, Allurion entered into consulting agreements with KKG Enterprises, LLC (“KKG Enterprises”) and Remus Group Management, LLC (“Remus Group Management”) to assist Allurion in building out its AI platform, augment its AI advisory board, and provide advisory services related to the Business Combination. These agreements were tied to Allurion Board-related work by Krishna Gupta, who is a director of Allurion, CEO of Remus Group Management, principal at KKG Enterprises, and affiliated with Romulus Capital, a stockholder of Allurion. The agreements included payments of $0.2 million to KKG Enterprises and $0.3 million to Remus Group Management as board compensation to Krishna Gupta. These agreements were terminated on June 20, 2023.

Convertible Note with Hunter Ventures Limited

On February 15, 2023, Allurion sold $13 million of 2023 Convertible Notes to HVL and entered into a Side Letter with HVL, who is a limited partner of Romulus Growth Allurion L.P., which is a fund affiliated with Krishna Gupta (a director of Allurion; in addition, entities affiliated with him hold more than 5% of our outstanding Common Stock). Refer to Note 8, Debt for additional information regarding the 2023 Convertible Notes.

Consulting Agreement with Related Party

In September 2023, Allurion France, a French société par actions simplifiée and wholly-owned subsidiary of Allurion, entered into a new corporate officer agreement with the Company’s Chief Commercial Officer and Benoit Chardon Consulting, a French société à responsabilité limitée which is solely owned by Mr. Chardon (“BCC”), pursuant to which BCC agreed to serve as Managing Director of Allurion France. The new corporate officer agreement provided that BCC would receive base consulting fees of €28,333.33 per month and additional variable compensation subject to the incentive plan terms issued annually by Allurion and conditional on meeting Allurion France and personal performance attainment defined each year by Allurion. This agreement was terminated on December 12, 2023 by virtue of the termination agreement described below.

Termination Agreement with Related Party

On December 12, 2023, Allurion France, a French société par actions simplifiée and wholly-owned subsidiary of Allurion, entered into a termination agreement with the Company’s Chief Commercial Officer, Benoit Chardon and BCC. Pursuant to the termination agreement, the parties agreed to terminate the corporate officer agreement as of December 31, 2023 and BCC will resign from its duties as managing director of Allurion France effective December 31, 2023 and Allurion France will pay BCC all amounts due to it under the corporate officer agreement through December 31, 2023. In addition, Allurion France will pay BCC a lump-sum termination fee of $0.2 million.

Exhibit 99.2

INDEX TO FINANCIAL STATEMENTS

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

F-1

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$28,654	$38,037
Accounts receivable, net of allowance of doubtful accounts of $8,243 and $12,671, respectively	9,935	18,194
Inventory, net	4,568	6,171
Prepaid expenses and other current assets	1,672	2,414

Total current assets	44,829	64,816
Property and equipment, net	3,080	3,381
Right-of-use asset	2,283	3,010
Other long-term assets	507	505

Total assets	$50,699	$71,712

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$10,393	$10,379
Current portion of term loan	—	38,643
Current portion of lease liabilities	878	908
Accrued expenses and other current liabilities	7,973	15,495

Total current liabilities	19,244	65,425
Warrant liabilities	7,381	6,765
Revenue Interest Financing liability	38,500	36,200
Earn-out liabilities	1,850	23,990
Convertible notes payable	36,090	—
Lease liabilities, net of current portion	1,578	2,306
Other liabilities	9,867	7,513

Total liabilities	114,510	142,199

Commitments and Contingencies (Note 16)
Redeemable Convertible Preferred Stock (Note 12):
Series A redeemable convertible preferred stock, $0.0001 par value—100,000,000 shares authorized as of September 30, 2024; and 2,260,159 and zero shares issued and outstanding as of September 30, 2024 and December 31, 2023	979	—
Stockholders’ deficit:
Common stock, $0.0001 par value—1,000,000,000 shares authorized as of September 30, 2024; and 2,574,783 and 1,907,529 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	3	2
Additional paid-in capital	150,696	143,010
Accumulated other comprehensive income (loss)	2,890	(700)
Accumulated deficit	(218,379)	(212,799)

Total stockholders’ deficit	(64,790)	(70,487)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$50,699	$71,712

The accompanying notes are an integral part of these consolidated financial statements.

F-2

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$5,367	$18,200	$26,519	$45,232
Cost of revenue	2,256	4,232	7,549	10,165

Gross profit	3,111	13,968	18,970	35,067

Operating expenses:
Sales and marketing	5,197	13,989	18,060	36,127
Research and development	3,212	7,191	13,247	21,623
General and administrative	7,043	18,942	20,746	30,657

Total operating expenses:	15,452	40,122	52,053	88,407

Loss from operations	(12,341)	(26,154)	(33,083)	(53,340)

Other income (expense):
Interest expense	—	(2,586)	(2,264)	(7,331)
Changes in fair value of warrants	9,703	3,868	14,210	2,189
Changes in fair value of debt	1,790	(6,008)	10,020	(3,751)
Changes in fair value of Revenue Interest Financing and PIPE Conversion Option	(11,104)	(2,040)	(9,608)	(2,040)
Changes in fair value of earn-out liabilities	2,260	24,330	22,140	24,330
Loss on extinguishment of debt	—	(3,929)	(8,713)	(3,929)
Termination of convertible note side letters	—	(9,466)	—	(17,598)
Other income, net	757	389	1,928	133

Total other income (expense):	3,406	4,558	27,713	(7,997)

Loss before income taxes	(8,935)	(21,596)	(5,370)	(61,337)
Provision for income taxes	(69)	(34)	(210)	(90)

Net loss	(9,004)	(21,630)	(5,580)	(61,427)
Cumulative undeclared preferred dividends	—	(255)	—	(1,697)

Net loss attributable to common shareholders	$(9,004)	$(21,885)	$(5,580)	$(63,124)

Net loss per share
Basic and diluted	$(3.51)	$(13.56)	$(2.62)	$(50.01)
Weighted-average shares outstanding
Basic and diluted	2,563,459	1,613,425	2,132,416	1,262,346

The accompanying notes are an integral part of these consolidated financial statements.

F-3

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(9,004)	$(21,630)	$(5,580)	$(61,427)
Other comprehensive income:
Change in fair value of Revenue Interest Financing due to change in credit risk	5,800	—	600	—
Change in fair value of RTW Convertible Notes due to change in credit risk	3,070	—	2,990	—

Comprehensive Loss	$(134)	$(21,630)	$(1,990)	$(61,427)

The accompanying notes are an integral part of these consolidated financial statements.

F-4

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(dollars in thousands)

	Redeemable Preferred Stock		Common Stock		Additional Paid- in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2023	—	—	1,083,196	1	99,877	—	(132,192)	(32,314)
Exercise of stock options	—	—	616	—	20	—	—	20
Issuance of Legacy Allurion convertible preferred stock for the exercise of warrants	—	—	143	—	29	—	—	29
Stock-based compensation expense	—	—	—	—	409	—	—	409
Net loss	—	—	—	—	—	—	(17,801)	(17,801)

Balance as of March 31, 2023	—	—	1,083,955	1	100,335	—	(149,993)	(49,657)

Exercise of stock options	—	—	1,106	—	28	—	—	28
Issuance of Legacy convertible preferred stock for the exercise of warrants	—	—	20	—	6	—	—	6
Stock-based compensation expense	—	—	—	—	401	—	—	401
Net loss	—	—		—		—	(21,996)	(21,996)

Balance as of June 30, 2023	—	—	1,085,081	1	100,770	—	(171,989)	(71,218)

Exercise of stock options	—	—	3,089	—	83	—	—	83
Issuance of Legacy convertible preferred stock for the exercise of warrants	—	—	200	—	60	—	—	60
Reverse recapitalization, net of transaction costs (Note 3)	—	—	549,435	1	58,572	—	—	58,573
Recognition of warrant liabilities in connection with the Merger (Note 3)	—	—	—	—	(13,762)	—	—	(13,762)
Issuance of common stock in connection with vesting of RSU awards	—	—	36,263	—	—	—	—	—
Issuance of common stock for the conversion of convertible notes	—	—	132,049	—	25,570	—	—	25,570
Recognition of earn-out liabilities (Note 3)	—	—	—	—	(53,040)	—	—	(53,040)
Reclassification of Legacy Allurion liability classified warrants to equity classification	—	—	—	—	929	—	—	929
Derecognition of liabilities associated with the Backstop Shares, Hunter shares, and the additional RTW and Fortress shares and issuance of related shares	—	—	91,508	—	16,098	—	—	16,098
Issuance of common stock for the exercise of warrants	—	—	821	—	42	—	—	42
Stock-based compensation expense	—	—	—	—	5,539	—	—	5,539
Net loss	—	—	—	—	—	—	(21,630)	(21,630)

Balance as of September 30, 2023	—	—	1,898,446	2	140,861	—	(193,619)	(52,756)

F-5

	Redeemable Preferred Stock		Common Stock		Additional Paid- in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2024	—	—	1,907,529	2	143,010	(700)	(212,799)	(70,487)
Exercise of stock options	—	—	186	—	9	—	—	9
Issuance of common stock for the exercise of Public Warrants	—	—	6	—	—	—	—	—
Issuance of common stock from equity line financing (Note 12)	—	—	5,730	—	378	—	—	378
Issuance of common stock in connection with vesting of RSU awards	—	—	2,505	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	552	—	—	552
Other comprehensive loss	—	—	—	—	—	(2,200)	—	(2,200)
Net income	—	—	—	—	—	—	5,586	5,586

Balance as of March 31, 2024	—	—	1,915,956	2	143,949	(2,900)	(207,213)	(66,162)

Exercise of stock options	—	—	460	—	16	—	—	16
Issuance of common stock in connection with vesting of RSU awards	—	—	2,505	—	—	—	—	—
Issuance of common stock for the exercise of Public Warrants	—	—	6	—	1	—	—	1
Stock-based compensation expense	—	—	—	—	805	—	—	805
Other comprehensive loss	—	—	—	—	—	(3,080)	—	(3,080)
Net loss	—	—	—	—	—	—	(2,162)	(2,162)

Balance as of June 30, 2024	—	—	1,918,927	2	144,771	(5,980)	(209,375)	(70,582)

Exercise of stock options	—	—	—	—	—	—	—	—
Issuance of common stock for the exercise of warrants	—	—	—	—	—	—	—	—
Issuance of common stock in connection with vesting of RSU awards	—	—	2,505	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	860	—	—	860
Issuance of preferred stock in connection with Private Placement, net of issuance costs	2,260,159	979	—	—	—	—	—	—
Issuance of common stock in connection with Public Offering, net of issuance costs	—	—	653,351	1	5,065	—	—	5,066
Other comprehensive income	—	—	—	—	—	8,870	—	8,870
Net loss	—	—	—	—	—	—	(9,004)	(9,004)

Balance as of September 30, 2024	2,260,159	979	2,574,783	3	150,696	2,890	(218,379)	(64,790)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Nine Months Ended September 30,
	2024	2023
Operating Activities:
Net loss	$(5,580)	$(61,427)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Non-cash lease expense	561	618
Depreciation and amortization	778	558
Stock-based compensation	2,217	6,349
Provision for uncollectible accounts	1,065	4,953
Unrealized exchange (gain) or loss	(29)	253
Provision for inventory	1,052	743
Change in fair value of warrant liabilities	(14,210)	(2,189)
Change in fair value of derivative liabilities	(1,895)	(165)
Change in fair value of Revenue Interest Financing and PIPE Conversion Option	9,608	2,040
Change in fair value of earn-out liabilities	(22,140)	(24,330)
Interest paid on debt recorded at fair value	(2,458)	—
Change in fair value of debt	(10,020)	3,751
Debt issuance costs associated with debt recorded at fair value	1,357	1,210
Non-cash interest expense	1,464	1,117
Non-cash termination of convertible note side letters	—	16,098
Loss on extinguishment of debt	—	3,929
Loss on term loan extinguishment	8,713	—
Issuance costs associated with warrants recorded at fair value	942	—
Changes in operating assets and liabilities:
Accounts receivable	7,199	(3,883)
Inventory	551	(899)
Prepaid expenses, other current and long-term assets	747	409
Lease liabilities	(593)	(617)
Accounts payable	(578)	3,492
Accrued expenses and other current liabilities	(7,777)	4,879

Net cash used in operating activities	$(29,026)	$(43,111)
Investing Activities:
Purchases of property and equipment	(611)	(1,208)

Net cash used in investing activities	$(611)	$(1,208)
Financing Activities:
Proceeds from issuance of convertible notes	48,000	28,700
Proceeds from Fortress Term Loan—net	—	59,780
Proceeds from Business Combination, net of transaction costs	—	62,078
Proceeds from Revenue Interest Financing	—	40,000
Proceeds from option and warrant exercises	26	195
Proceeds from equity line financing	378	—
Repayment of convertible notes	—	(10,750)
Proceeds from Private Placement, net of issuance costs	2,685	—
Proceeds from Public Offering, net of issuance costs	18,249	—
Payment of debt issuance costs	(1,357)	(3,450)
Repayment of 2021 Term Loan	—	(57,659)
Repayment of promissory note assumed in Business Combination	—	(2,500)
Repayment of Fortress term loan	(47,720)	—

Net cash provided by financing activities	$20,261	$116,394
Net (decrease) increase in cash and cash equivalents and restricted cash	$(9,376)	$72,075
Cash and cash equivalents and restricted cash at beginning of period	38,421	8,023

Cash and cash equivalents and restricted cash at end of period	$29,045	$80,098
Supplemental disclosure of cash flow information
Cash paid for interest	$2,672	$5,022
Supplemental cash flow information on non-cash investing and financing activities
Purchase of property and equipment included in accounts payable	$—	$270
Deferred financing costs in accounts payable and accrued expenses	1,004	1,006
Recognition of assumed warrant liability	—	13,762
Recognition of earn-out liabilities	—	53,040
Issuance of common stock upon conversion of convertible notes	—	25,569
Change in fair value of Revenue Interest Financing through other comprehensive income	600	—
Change in fair value of RTW Convertible Notes through other comprehensive income	2,990	—

The accompanying notes are an integral part of these consolidated financial statements.

F-7

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

A reconciliation of the amounts of cash and cash equivalents and restricted cash in the consolidated balance sheets to the amount in the consolidated statements of cash flows is as follows (in thousands):

	September 30, 2024	December 31, 2023
Cash and cash equivalents	$28,654	$38,037
Restricted cash included in other long-term assets	391	384

Cash and cash equivalents and restricted cash shown in the statement of cash flows	$29,045	$38,421

The accompanying notes are an integral part of these consolidated financial statements.

F-8

1.	Organization and Basis of Presentation

Organization

Allurion Technologies, Inc. (“Allurion” or the “Company”) is a vertically integrated medical device company that is developing, manufacturing, and commercializing innovative weight loss experiences centered around its Allurion™ Balloon. The Allurion Balloon is the world’s first and only swallowable, procedureless™ intragastric balloon for weight loss that does not require surgery, endoscopy, or anesthesia for placement. Allurion sells the Allurion Balloon and connected scale through distributors or directly to health care providers.

The Company also offers tiered access to artificial intelligence (“AI”)-powered remote patient monitoring tools, a mobile app for patients and a clinic dashboard for providers, referred to as the Allurion Virtual Care Suite (“VCS”) and, collectively with the Allurion Balloon, referred to as the “Allurion Program”. The base tier of the VCS is free of charge to those purchasing the Allurion Balloon, as well as customers looking for a weight-loss management platform for patients utilizing other weight loss treatments, including anti-obesity medications and bariatric surgery. More full-scale versions of the VCS are available to health care providers on an upgrade basis. Allurion currently markets the Allurion Program in over 50 countries, and the Company operates subsidiaries in the United States, France, the United Arab Emirates, the United Kingdom, Italy, Spain, Australia and Mexico.

Business Combination Agreement

On February 9, 2023, Allurion Technologies Opco, Inc. (formerly Allurion Technologies, Inc., “Legacy Allurion”) and Allurion Technologies, Inc. (formerly Allurion Technologies Holdings, Inc.) entered into the Business Combination Agreement (as subsequently amended on May 2, 2023, the “Business Combination Agreement”) with Compute Health Acquisition Corp. (“CPUH” or “Compute Health”), Compute Health Corp. (“Merger Sub I”) and Compute Health LLC (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”). Pursuant to the Business Combination Agreement, on August 1, 2023 (the “Closing Date”), the Mergers (as defined below) were consummated in three steps: (a) Compute Health merged with and into Allurion (the “CPUH Merger”), with Allurion surviving the CPUH Merger as a publicly listed entity (the time at which the CPUH Merger became effective, the “CPUH Merger Effective Time”) and becoming the sole owner of the Merger Subs; (b) three hours following the consummation of the CPUH Merger, Merger Sub I merged with and into Legacy Allurion (the “Intermediate Merger” and the time at which the Intermediate Merger became effective, the “Intermediate Merger Effective Time”), with Legacy Allurion surviving the Intermediate Merger and becoming a direct, wholly-owned subsidiary of Allurion; and (c) thereafter, Legacy Allurion merged with and into Merger Sub II (the “Final Merger” and, collectively with the CPUH Merger and the Intermediate Merger, the “Mergers”, and together with all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Merger Sub II surviving the Final Merger and remaining a direct, wholly-owned subsidiary of Allurion (the time at which the Final Merger became effective, the “Final Merger Effective Time”). Shares of Allurion’s Common Stock (defined below) began trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “ALUR” on August 2, 2023. Upon completion of the Business Combination, Legacy Allurion’s business operations continued as our business operations.

The Business Combination was accounted for as a reverse capitalization in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, Compute Health was treated as the “acquired” company for financial reporting purposes and Legacy Allurion was the accounting “acquirer”. Accordingly, the Business Combination was treated as the equivalent of Legacy Allurion issuing stock for the net assets of Compute Health, accompanied by a recapitalization. As a result of the reverse recapitalization, the assets and liabilities of the Company are presented at their historical carrying values, and the assets and liabilities of Compute Health are recognized on the acquisition date and measured on the basis of the net proceeds from the capital transaction, with no goodwill or other intangible assets recorded. This determination is primarily based on the fact that, immediately following the Business Combination, Legacy Allurion stockholders had a majority of the voting power of Allurion, Legacy Allurion controlled the majority of the board seats of Allurion, and Legacy Allurion senior management comprised all of the senior management of

F-9

Allurion. The equity structure has been restated in all comparative periods up to the Closing Date to reflect the number of shares of the Company’s common stock, $0.0001 par value per share (“Common Stock,” “Allurion Common Stock” or the “Common Stock”), issued to Legacy Allurion stockholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Allurion’s convertible preferred stock and Legacy Allurion common stock prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio of approximately 0.9780 (the “Exchange Ratio”) established in the Business Combination. The Exchange Ratio established in the Business Combination is prior to the Reverse Stock Split (as defined below) and did not change as a result of the Reverse Stock Split. As a result of this retrospective application, certain prior period balances within the condensed consolidated financial statements have changed. Refer to Note 3, Business Combination for further discussion regarding the closing of the Business Combination with Compute Health.

Unless otherwise indicated, references in this Quarterly Report on Form 10-Q to the “Company”, “our”, and “Allurion” refer to the condensed consolidated operations of Allurion Technologies, Inc. and its subsidiaries. References to CPUH and Compute Health refer to Compute Health Acquisition Corp. and its subsidiaries prior to the consummation of the Business Combination and references to “Legacy Allurion” refer to Allurion Technologies, Inc. prior to the consummation of the Business Combination.

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. GAAP and the rules and regulations of the Securities and Exchange Commission (“SEC”). Any reference in these notes to the applicable accounting guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”), and Accounting Standards Update (“ASU”), of the Financial Accounting Standards Board (“FASB”). They should be read in conjunction with our audited financial statements as of and for the year ended December 31, 2023 included in the Company’s Annual Report on Form 10-K, as amended (“Annual Report on Form 10-K”). The financial statements as of September 30, 2024 and for the three and nine months ended September 30, 2024 and 2023 presented in this report are unaudited; however, in the opinion of management, such financial statements reflect all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the periods presented are not necessarily indicative of the results that might be expected for future interim periods or for the full year.

Our foreign operations are subject to exchange rate fluctuations and foreign currency transaction costs. The functional currency for all of our foreign subsidiaries is the United States dollar except Allurion Australia Pty Ltd., which uses the Australian dollar. When remeasuring from a local currency to the functional currency, assets and liabilities are remeasured into U.S. dollars at exchange rates in effect at the balance sheet dates and results of operations transacted in local currency are remeasured into U.S. dollars using average exchange rates for the period presented. A gain from remeasurement of less than $0.1 million and a loss from remeasurement of $0.3 million for the nine months ended September 30, 2024 and 2023, respectively, and a gain from remeasurement of $0.4 million and loss from remeasurement of $0.3 million for the three months ended September 30, 2024 and 2023, respectively, are recorded in the statements of operations within Other income, net. The Company translates the foreign functional currency financial statements to U.S. dollars for Allurion Australia Pty Ltd. using the exchange rates at the balance sheet date for assets and liabilities, the period average exchange rates for revenues and expenses, and the historical exchange rates for equity transactions. The effects of foreign currency translation adjustments were immaterial for the three and nine months ended September 30, 2024 and 2023.

F-10

Reverse Stock Split

The Company held its annual meeting of stockholders on December 16, 2024 (the “Annual Meeting”), and upon the recommendation of the Board of Directors (the “Board”) of the Company, the Company’s stockholders approved a certificate of amendment (the “Charter Amendment”) to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a ratio between 1-for-10 and 1-for-25, with the final ratio to be determined by the Board in its sole discretion.

On December 23, 2024, following the Annual Meeting, the Board approved a reverse stock split of the Common Stock at a ratio of 1-for-25 (the “Reverse Stock Split”). Effective as of 12:01 a.m. Eastern Time on January 3, 2025, the Company filed an amendment (the “Certificate of Amendment”) to its Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time, to effectuate the Reverse Stock Split.

As a result of the Reverse Stock Split, every 25 shares of the Company’s Common Stock issued or outstanding will be automatically reclassified into one validly issued, fully-paid and non-assessable new share of Common Stock, subject to the treatment of fractional shares as described below, without any action on the part of the holders. Trading of the Common Stock on the NYSE commenced on a split-adjusted basis at market open on January 3, 2025, under the existing trading symbol “ALUR.”

No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the Reverse Stock Split were automatically entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share.

Proportional adjustments were also made to the number of shares of Common Stock awarded and available for issuance under the Company’s equity incentive plans, as well as the exercise price and the number of shares issuable upon the exercise or conversion of the Company’s outstanding stock options, restricted stock units and other equity securities under the Company’s equity incentive plans. Additionally, all outstanding convertible notes were adjusted in accordance with their terms, which will, among other changes to the convertible note terms, result in proportionate adjustments being made to the number of shares issuable upon exercise of such convertible notes and to the exercise and redemption prices of such convertible notes. All outstanding warrants were also adjusted in accordance with their terms, which will, among other changes to the warrant terms, result in proportionate adjustments being made to the number of shares issuable upon exercise of such warrants and to the exercise and redemption prices of such warrants. Specifically, following the effectiveness of the reverse stock split, every twenty five (25) shares of Common Stock that may be purchased pursuant to the exercise of public warrants will represent one (1) share of Common Stock that may be purchased pursuant to such warrants. Accordingly, for the Company’s warrants trading under the symbol “ALUR WS” on the NYSE, each whole public warrant will be exercisable for 0.056818 shares of common stock at an exercise price of $202.50 per share of Common Stock, which is based on each public warrant being exercisable for 1.420455 shares of common stock before the reverse stock split, adjusted for the 25:1 reverse stock split ratio.

Unless otherwise indicated, all authorized, issued, and outstanding shares and per share amounts contained in the accompanying consolidated financial statements have been adjusted to reflect the 1-for-25 Reverse Stock Split for all periods presented. As a result, net loss per share was also retrospectively adjusted for periods ended prior to the Reverse Stock Split. Proportionate adjustments for the Reverse Stock Split were also made to the exercise prices and number of shares issuable under the Company’s equity incentive plans, and the number of shares underlying outstanding equity awards, as applicable.

Going Concern

The Company has evaluated whether there are certain events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the interim condensed consolidated financial statements are issued.

F-11

The Company has incurred recurring losses since inception, anticipates net losses and negative operating cash flows for the near future, and may be unable to remain in compliance with certain financial covenants required under its credit facilities. Through September 30, 2024, the Company has funded its operations primarily with proceeds from the sale of its Common Stock, convertible preferred stock, issuance of convertible notes, issuance of term loans, and funds received upon consummation of the Business Combination. The Company has incurred recurring losses and cash outflows from operating activities since its inception, including losses from operations of $33.1 million and $53.3 million and cash outflows from operating activities of $29.0 million and $43.1 million for the nine months ended September 30, 2024 and 2023, respectively. As of September 30, 2024, the Company had an accumulated deficit of $218.4 million. The Company expects to continue to generate significant operating losses for the foreseeable future.

Based on the Company’s recurring losses from operations incurred since inception, its expectation of continuing operating losses for the foreseeable future, the potential need to raise additional capital to finance its future operations, and the potential of being unable to remain in compliance with certain financial covenants under its credit facilities, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that these condensed consolidated financial statements are issued. The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

2.	Summary of Significant Accounting Policies

There have been no significant changes, except as described below, to the significant accounting policies disclosed in Note 2 of the “Notes to Consolidated Financial Statements” to the consolidated audited financial statements as of and for the year ended December 31, 2023 included in our Annual Report on Form 10-K.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Management considers many factors in selecting appropriate financial accounting policies and controls in developing the estimates and assumptions that are used in the preparation of these consolidated financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates, including expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of reasonable estimates of the ultimate future outcomes, and management must select an amount that falls within that range of reasonable estimates. Actual results could differ from those estimates.

RTW Convertible Notes

The Company accounted for the RTW Convertible Notes (defined below) under the fair value option (“FVO”) election of ASC Topic 825, Financial Instruments (“ASC 825”). The RTW Convertible Notes accounted for under the FVO election was a debt host financial instrument containing embedded features wherein the entire financial instrument was initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. Changes in the estimated fair value of the RTW Convertible Notes were recorded as a component of Other income (expense) in the condensed consolidated statements of operations. A portion of the estimated change in fair value must be reported in other comprehensive loss to the extent that it is attributable to instrument-specific credit risk. As a result of electing the FVO, direct costs and fees related to the RTW Convertible Notes were expensed as incurred.

F-12

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations. Adjustment has been made to the condensed consolidated balance sheet as of December 31, 2023, to present the Legacy Allurion common stock warrant liabilities as part of the Warrant liabilities line item. These amounts were part of the Other liabilities line item in prior years.

Mezzanine Equity

Mezzanine equity represents the Series A Preferred Stock (defined below) issued by the Company. The shares of Series A Preferred Stock are redeemable at a determinable price on a fixed date, which results in mezzanine equity classification (outside of permanent equity) on the Company’s consolidated balance sheet. Refer to Note 12, Redeemable Convertible Preferred Stock and Stockholder’s Deficit, for additional information regarding the Series A Preferred Stock.

Risk of Concentration of Credit, Significant Customers and Significant Suppliers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable, net. The Company maintains deposits in accredited financial institutions in excess of federally insured limits. The Company maintains its cash, cash equivalents and restricted cash with financial institutions that management believes to be of high credit quality. The Company has not experienced any losses on such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Significant customers are those which represent more than 10% of the Company’s total revenue for the three and nine months ended September 30, 2024 and 2023 or accounts receivable, net balance as of September 30, 2024 and December 31, 2023. The following table presents customers that represent 10% or more of the Company’s total revenue and accounts receivable, net:

	Revenue		Revenue		Accounts Receivable
	Three Months Ended September 30,		Nine Months Ended September 30,		September 30,	December 31,
	2024	2023	2024	2023	2024	2023
Customer A	18%	19%	N/A	12%	15%	16%
Customer B	N/A	11%	N/A	N/A	N/A	N/A

The Company relies on third parties for the supply of parts and components for its products as well as third-party logistics providers. In instances where these parties fail to perform their obligations, the Company may be unable to find alternative suppliers of parts and components to satisfactorily deliver its products to its customers on time, if at all, which could have a material adverse effect on the Company’s operating results, financial condition and cash flows and damage its customer relationships.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt with Conversion and Other Options and Derivatives and Hedging-Contracts in Entity’s Own Equity, which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. The Company adopted ASU 2020-06 effective January 1, 2024 under the modified retrospective method of transition approach. The adoption of ASU 2020-06 did not have an impact on the Company’s condensed consolidated financial statements.

F-13

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires disclosure of incremental segment information on an interim and annual basis. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal periods beginning after December 15, 2024, and requires retrospective application to all prior periods presented in the financial statements. The adoption of this standard is not expected to have a material impact on the Company’s disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires public entities, on an annual basis, to provide disclosure of specific categories in the rate reconciliation, as well as disclosure of income taxes paid disaggregated by jurisdiction. This ASU is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

3.	Business Combination

As discussed in Note 1, Organization and Basis of Presentation, on August 1, 2023 the Company consummated the Business Combination with Compute Health pursuant to the Business Combination Agreement. The Business Combination was accounted for as a reverse capitalization in accordance with U.S. GAAP. Under this method of accounting, Compute Health, which was the legal acquirer, was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Allurion issuing stock for the net assets of Compute Health, accompanied by a recapitalization.

Upon the closing of the Business Combination, (a) holders of Legacy Allurion common stock received shares of Allurion Common Stock in an amount determined by application of the Exchange Ratio of approximately 0.9780, (the Exchange Ratio established in the Business Combination is prior to the Reverse Stock Split and did not change as a result of the Reverse Stock Split) (b) each then-outstanding share of Legacy Allurion preferred stock was converted into the right to receive shares of Allurion Common Stock equal to the number of shares of Legacy Allurion common stock that would be issued upon conversion of such outstanding share of Legacy Allurion preferred stock based on the applicable conversion ratio multiplied by the Exchange Ratio, (c) each then-outstanding and unexercised Legacy Allurion option was converted into a new Allurion option on the same terms and conditions as were applicable to such Legacy Allurion option based on the Exchange Ratio, (d) each then-outstanding Legacy Allurion warrant was converted into a new Allurion warrant based on the Exchange Ratio (“Rollover Warrant”), (e) each then-outstanding Legacy Allurion restricted stock unit was converted into a rollover restricted stock unit based on the Exchange Ratio, and (f) certain amounts of loans made by Compute Health Sponsor LLC (the “Sponsor”) to CPUH, which balance was $3.7 million at the time of the Business Combination, were converted into 21,023 shares of Allurion Common Stock. For periods prior to the Business Combination, the reported share and per share amounts have been retroactively converted by applying the Exchange Ratio. The consolidated assets, liabilities, and results of operations prior to the Business Combination are those of Legacy Allurion.

Further, upon the closing of the Business Combination and after giving effect to the Reverse Stock Split, each then-outstanding share of Compute Health Class A common stock was canceled and extinguished and was converted into the right to receive 0.056818 shares of Allurion Common Stock. Additionally, the Company assumed 528,277 outstanding public warrants to purchase an aggregate 750,394 shares of Allurion Common Stock at $202.50 per share.

In connection with the Business Combination, the Company incurred approximately $22.7 million of transaction costs, consisting of legal and other professional fees, of which $15.2 million was recorded to additional paid-in capital as a reduction of proceeds, $2.5 million was recorded as debt issuance costs in connection with the Fortress Term Loan (as defined below), and $5.0 million was recorded as an expense in general and administrative expenses on the condensed consolidated statement of operations and comprehensive

F-14

loss. Of the $5.0 million recorded as general and administrative expenses, $3.6 million relates to a one-time insurance payment related to any potential matters that might arise from the period prior to the Business Combination, and as such is not capitalized as an asset. An additional $1.2 million relates to direct costs and fees incurred as part of the Revenue Interest Financing with RTW (as defined below).

The following table reconciles the elements of the Business Combination to the condensed consolidated statement of cash flows and the condensed consolidated statement of changes in equity:

December 31, 2023
Cash – CPUH trust (net of redemptions)	$38,395
Cash – PIPE Investors	37,922

Gross Proceeds	76,317
Less: transaction costs paid	(14,665)

Net proceeds from the Business Combination	61,652
Less: warrant liabilities assumed	(13,762)
Less: repayment of note assumed in the Business Combination	(2,500)
Less: accrued transaction costs at December 31, 2023	(580)

Business Combination, net of transaction costs	$44,810

The number of shares of Allurion Common Stock outstanding immediately following the consummation of the Business Combination and after giving effect to the Reverse Stock Split was as follows:

Common Stock
Legacy Allurion Equityholders (1)	1,115,896
CPUH Stockholders (2)	206,628
Shares Issued to PIPE Investors (2)	215,468
Shares issued to RTW and Fortress (3)	76,000
Shares issued to convertible note holders	132,049
CPUH Sponsor Shares (2)	130,509
Side Letter Termination Shares (3)	15,508

Total shares of Common Stock immediately after Business Combination	1,892,058

(1)

Consists of Legacy Allurion common stock and Legacy Allurion preferred stock, plus the issuance of common stock in connection with the vesting of RSUs at closing, less the Gaur Trust Contributed Shares (as defined below).

(2)

The CPUH Stockholders shares, PIPE shares, and CPUH Sponsor shares are presented combined within the condensed consolidated statements of stockholders deficit on the “Reverse recapitalization, net of transaction costs” line, which is less the Gaur Trust Contributed Shares.

(3)

The shares issued to RTW and Fortress and the Side Letter Termination shares are presented combined within the condensed consolidated statements of stockholders deficit on the “Derecognition of liabilities associated with the Backstop Shares, Hunter shares, and additional RTW and Fortress shares and issuance of related shares” line.

F-15

PIPE Investment

In connection with the execution of the Business Combination Agreement, Allurion and Compute Health entered into subscription agreements, each dated February 9, 2023, with certain accredited investors and qualified institutional buyers (the “PIPE Investors”), pursuant to which, upon the terms and subject to the conditions set forth therein, the PIPE Investors, among other things, purchased an aggregate of 215,468 shares of Allurion Common Stock at a purchase price of $176.00 per share (other than as set forth in the Amended and Restated RTW Side Letter, as defined below), for an aggregate purchase price of $37.9 million, following the CPUH Merger Effective Time (the “PIPE Investment”).

Revenue Interest Financing Agreement, Side Letter and PIPE Conversion Option

On February 9, 2023, concurrently with the execution of the Business Combination Agreement, the Company entered into the Revenue Interest Financing Agreement (the “Revenue Interest Financing Agreement”) with certain entities that engaged RTW Investments, LP (together with its affiliates, “RTW”) as investment manager. Pursuant to the Revenue Interest Financing Agreement, at the closing of the Business Combination, RTW paid Allurion an aggregate of $40.0 million (the “Investment Amount”). In exchange for the Investment Amount, Allurion will remit revenue interest payments on all current and future products, digital solutions and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by Allurion and its subsidiaries at a rate up to 6.0% of annual net sales prior to December 31, 2026. On or after January 1, 2027, the Company will remit revenue interest payments at a rate up to 10.0% of annual net sales, and it will continue to make revenue interest payments to RTW until December 31, 2030. The Revenue Interest Financing Agreement was amended pursuant to the RIFA Amendment (as defined below) on April 14, 2024. The RIFA Amendment, among other things, increased the rate of revenue interest payments to be paid to RTW on all current and future products, digital solutions and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by Allurion and its subsidiaries. Refer to Note 9, Revenue Interest Financing, Side Letter, and PIPE Conversion Option below for further discussion on the Revenue Interest Financing.

Additionally, in connection with the Company entering into the Revenue Interest Financing Agreement, the Company, Compute Health, Legacy Allurion, Merger Sub II and RTW entered into a side letter (the “RTW Side Letter”) on February 9, 2023 under which RTW may elect to convert up to $7.5 million of its initial PIPE Investment into an additional revenue interest financing by forfeiting a number of shares of Allurion Common Stock acquired by its PIPE Investment. Refer to Note 9, Revenue Interest Financing, Side Letter, and PIPE Conversion Option below for further discussion on the Revenue Interest Financing.

On May 2, 2023, the parties amended and restated the RTW Side Letter (as amended, the “Amended and Restated RTW Side Letter”), in connection with the Backstop Agreement (defined below), pursuant to which, among other things, Allurion issued 10,000 shares of Allurion Common Stock to RTW immediately prior to the Intermediate Merger Effective Time.

On October 22, 2024, funds affiliated with RTW provided notice to the Company of their election under the Amended and Restated RTW Side Letter, to surrender 30,000 shares of Common Stock of the Company representing $7.5 million in consideration for the New RIFA (as defined below). Refer to Note 19, Subsequent Events, below for further discussion on the RTW conversion.

Fortress Credit Agreement

In connection with the closing of the Business Combination, the Company entered into a term loan facility (the “Fortress Term Loan”) pursuant to a Credit Agreement and Guaranty, dated as of August 1, 2023 (the “Fortress Credit Agreement”), with Fortress Credit Corp. (“Fortress”), as administrative agent for the lenders party thereto from time to time (the “Lenders”). Under the terms of the Fortress Term Loan, we borrowed $60.0 million, which was used to repay the outstanding principal, accrued and unpaid interest, and other obligations with respect to the 2021 Term Loan (as defined below). Additionally, per the terms of the Fortress Term Loan and Backstop Agreement (as defined below), Allurion issued an aggregate of 38,000 shares of Allurion Common Stock to an affiliate of Fortress pursuant to a subscription agreement between Allurion and such affiliate. Refer to Note 8, Debt for further discussion on the Fortress Term Loan.

F-16

Backstop Agreement

On May 2, 2023, CFIP2 ALLE LLC, an affiliate of Fortress Credit Corp., and RTW (collectively, the “Backstop Purchasers”), Legacy Allurion, Allurion and Hunter Ventures Limited (“HVL”) entered into the backstop agreement (the “Backstop Agreement”). Pursuant to the Backstop Agreement, immediately prior to the Intermediate Merger Closing, (a) each Backstop Purchaser purchased $2 million of the aggregate principal amount outstanding of HVL’s Legacy Allurion convertible note issued in February 2023, (b) Allurion canceled the existing HVL Legacy Allurion Convertible Note and issued a new Allurion Convertible Note to HVL for the remaining balance together with all unpaid interest accrued since the date of issuance thereof, (c) Allurion issued new Allurion Convertible Notes to each Backstop Purchaser with an issuance date of August 1, 2023 and an original principal amount of $2 million each and (d) Allurion issued 28,000 shares of Allurion Common Stock to each Backstop Purchaser. Refer to Note 8, Debt for further discussion around the Backstop Agreement.

HVL Termination Agreement

On May 2, 2023, HVL and Legacy Allurion entered into a letter agreement (the “HVL Termination Agreement”), terminating the side letter agreement entered into between Legacy Allurion and HVL in connection with the issuance of HVL’s Legacy Allurion convertible note on February 15, 2023. Pursuant to the HVL Termination Agreement, among other things, at the closing of the Business Combination, upon the terms and subject to the conditions set forth therein, Allurion issued to HVL 15,508 shares of Allurion Common Stock. Refer to Note 8, Debt for further discussion regarding the HVL Termination Agreement.

Gaur Contribution Agreement

On May 2, 2023, Shantanu K. Gaur and Neha Gaur, trustees of The Shantanu K. Gaur Revocable Trust of 2021 (the “Gaur Trust”) and Allurion entered into a contribution agreement (the “Gaur Contribution Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, the Gaur Trust contributed to Allurion, as a contribution of capital, 3,170 shares of Allurion Common Stock (the “Gaur Trust Contributed Shares”). The Gaur Trust’s contribution of the Gaur Trust Contributed Shares was effective immediately following the consummation of the Business Combination and the issuance of shares of Allurion Common Stock to the Gaur Trust pursuant to the terms of the Business Combination Agreement.

RSU Forfeiture Agreement

On May 2, 2023, Krishna Gupta, a member of the Company’s Board of Directors (the “Board” or “Board of Directors”), entered into a letter agreement with Legacy Allurion (the “RSU Forfeiture Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, Mr. Gupta agreed to forfeit 3,170 restricted stock units of Allurion (the “Forfeited RSUs”). The Forfeited RSUs were terminated and cancelled without consideration therefor immediately following the closing of the Business Combination Agreement.

Sponsor Contribution Agreement

On May 2, 2023, the Sponsor and Compute Health entered into a letter agreement (the “Sponsor Contribution Agreement”) pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, the Sponsor agreed to contribute to Compute Health, as a contribution of capital, 161,379 shares of Compute Health Class A Common Stock (“Sponsor Contributed Shares”), prior to giving effect to the Reverse Stock Split. The Sponsor’s contribution of the Sponsor Contributed Shares was made immediately following the CPUH Recapitalization (defined below) and immediately prior to the CPUH Merger Effective Time.

F-17

Sponsor Support Agreement

On February 9, 2023, Allurion entered into a support agreement (the “Sponsor Support Agreement”), pursuant to which immediately prior to the CPUH Merger Effective time, (a) the Sponsor recapitalized each of the Sponsor’s 21,442,500 shares of Compute Health Class B Common Stock, and all 12,833,333 of the Sponsor’s warrants to purchase shares of Class A Common Stock, into 2,088,327 shares of Compute Health Class A Common Stock and (b) the additional Class B Holders set forth on Schedule I of the Sponsor Support Agreement recapitalized his or her 30,000 shares of Compute Health Class B Common Stock into 21,120 shares of Compute Health Class A Common Stock (the “CPUH Recapitalization”). Subsequently, at the CPUH Merger Effective Time, each such share of Compute Health Class A Common Stock was converted into shares of Allurion Common Stock at an exchange ratio of 1.420455 (the “CPUH Exchange Ratio”).

Conversion of Convertible Notes

In connection with the closing of the Business Combination, outstanding Legacy Allurion Convertible Notes with an aggregate principal amount together with accrued but unpaid interest of approximately $21.8 million were converted into 132,049 shares of Allurion Common Stock with a corresponding recognition of additional paid-in capital (“APIC”) of $25.6 million provided for under the terms of such Legacy Allurion Convertible Notes, and are no longer outstanding. Refer to Note 8, Debt for further information on the Company’s convertible notes.

Public Warrants and Warrant Amendment

In connection with the closing of the Business Combination, the Company assumed 528,277 outstanding public warrants (the “Public Warrants”) to purchase an aggregate 750,394 shares of Allurion Common Stock at $202.50 per share following the Warrant Amendment (defined below). The total value of the liability associated with the Public Warrants was $13.8 million measured at fair value based on the public warrant quoted price. The Company concluded the warrants met the definition of a liability based on the settlement provision that allows the warrant holders to net-share settle their warrants in the event of a failed registration statement within 60 days of the Business Combination or any time a registration is not effective. As such, they have been classified as a liability on the balance sheet. See Note 12, Redeemable Convertible Preferred Stock and Stockholders Deficit and Note 10, Fair Value Measurements for further information on the Public Warrants and Warrant Amendment.

Earn-Out Liabilities

In connection with the closing of the Business Combination, Legacy Allurion equity holders are entitled to receive additional shares of Allurion Common Stock if the share price achieves certain targets (the “Earn-Out Shares”). The Company accounts for the potential issuance of the Earn-Out Shares as a contingent consideration arrangement, which was initially valued and recorded at $53.0 million. See Note 10, Fair Value Measurements for further information on the earn-out liabilities.

4.	Revenue

Revenue by geographic region is based on the country in which our customer is located and is summarized by geographic area as follows (in thousands):

	Three Months Ended September 30,
	2024	2023
Turkey	$966	$3,517
Australia	$543	$979
Italy	511	626
Chile	—	1,956
All Other Countries	3,347	11,122

Total Revenues	$5,367	$18,200

F-18

For the three months ended September 30, 2024, $1.8 million of revenue was generated in five countries included within All Other Countries in the table above, representing approximately 34% of Total Revenues, with each country responsible for approximately 5% to 8% of the total. Remaining revenue was generated by sales in 36 other countries included within All Other Countries. For the three months ended September 30, 2023, $5.9 million of revenue was generated in five countries included within All Other Countries, representing approximately 33% of Total Revenues, with each country responsible for approximately 5% to 7% of the total. Remaining revenue was generated by sales in 45 other countries included within All Other Countries.

	Nine Months Ended September 30,
	2024	2023
Spain	$3,001	$3,715
United Kingdom	2,534	3,456
France	2,431	4,423
Turkey	1,573	5,495
All Other Countries	16,980	28,143

Total Revenues	$26,519	$45,232

For the nine months ended September 30, 2024, $7.2 million of revenue was generated in five countries included within All Other Countries in the table above, representing approximately 27% of Total Revenues, with each country responsible for approximately 4% to 8% of the total. Remaining revenue was generated by sales in 49 other countries included within All Other Countries. For the nine months ended September 30, 2023, $11.1 million of revenue was generated in five countries included within All Other Countries, representing approximately 25% of Total Revenues, with each country responsible for approximately 4% to 7% of the total. Remaining revenue was generated by sales in 58 other countries included within All Other Countries. No revenue was generated in the United States for the three and nine months ended September 30, 2024.

5.	Inventory

Inventory consists of the following (in thousands):

	September 30, 2024	December 31, 2023
Finished goods	$2,748	$3,427
Work in progress	1,005	967
Raw materials	815	1,777

Total Inventory	$4,568	$6,171

Inventory is stated net of $0.7 million and less than $0.1 million for the provision for excess and obsolete inventory as of September 30, 2024 and December 31, 2023, respectively.

F-19

6.	Property and Equipment, net

Property and equipment consist of the following (in thousands):

	Estimated Useful Life (in Years)	September 30, 2024	December 31, 2023
Computers and purchased software	3	$618	$618
Leasehold improvements	Shorter of useful life or lease term	1,943	1,943
Furniture and fixtures	5	291	291
Machinery and equipment	3-5	3,507	2,893

Property and equipment—at cost		6,359	5,745

Less accumulated depreciation and amortization		(4,169)	(3,559)

Construction in progress		890	1,195

Property and equipment—net		$3,080	$3,381

Depreciation expense was $0.2 million for each of the three months ended September 30, 2024 and 2023, and $0.8 million and $0.6 million for the nine months ended September 30, 2024 and 2023, respectively, recorded as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cost of revenue	$119	$63	$433	$280
Research and development	63	48	161	131
General and administrative	19	34	104	104
Sales and marketing	14	15	80	43

Total depreciation and amortization expense	$215	$160	$778	$558

7.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	September 30, 2024	December 31, 2023
Marketing reimbursement	$930	$2,834
Accrued compensation	1,733	1,687
Accrued clinical trials and R&D	81	3,694
Accrued selling and marketing	592	1,110
Accrued professional fees	493	1,505
Accrued warranty	16	44
Accrued restructuring	—	655
Other accrued expenses	4,128	3,966

Total accrued expenses and other current liabilities	$7,973	$15,495

In connection with strategic initiatives implemented during the year ended December 31, 2023, the Company’s management approved and initiated plans to reduce its cost structure. During the nine months ended September 30, 2024, the Company recorded less than $0.1 million in restructuring charges and paid $0.7 million in restructuring charges. No restructuring charges were incurred or paid during the three months ended September 30, 2024.

F-20

8.	Debt

The components of the Company’s third-party debt consist of the following (in thousands):

	September 30, 2024	December 31, 2023
Fortress Term Loan	$—	$43,100
RTW Convertible Notes	49,320	—

Total principal amount of debt	49,320	43,100

Change in fair value	(13,230)	—
Plus: Accretion	—	148
Less: current portion of long-term debt, net of discounts	—	(38,643)
Less: unamortized deferred financing costs and debt discounts	—	(4,605)

Long-term debt, net of current portion and discounts	$36,090	$—

As of December 31, 2023, the fair value for the Company’s Fortress Term Loan approximated the carrying amount.

Term Loans

2021 Term Loan

In March 2021, the Company entered into a loan and security agreement (as amended, the “2021 Term Loan” and the “2021 Term Loan Agreement”) with Runway Growth Credit Fund, Inc. (“Runway”) that provided for borrowings up to $25.0 million.

In December 2021, the 2021 Term Loan Agreement was amended (the “Amendment”) to extend the maturity date of the 2021 Term Loan to December 30, 2025 and provide for an additional $20.0 million of borrowings. In December 2021, the Company issued warrants exercisable for 132,979 shares of Legacy Allurion Series C preferred stock as consideration for the Amendment and the draw down related to the 2021 Term Loan Agreement. The fair value of these warrants was determined to be $0.3 million upon issuance and are classified as a warrant liability on the condensed consolidated balance sheet as of September 30, 2024 and December 31, 2023 (see Note 10, Fair Value Measurements). Upon the closing of the Business Combination and after giving effect to the Reverse Stock Split, these warrants were converted into warrants exercisable for 5,203 shares of Allurion Common Stock.

In June 2022, the 2021 Term Loan Agreement was amended to revise definitional terms for certain milestone events, the final payment amount and certain financial covenants. In September 2022, the 2021 Term Loan Agreement was further amended to, among other things, increase additional borrowing up to $15.0 million.

During June through December of 2022, the Company drew an additional $30.0 million of the 2021 Term Loan and warrants exercisable for 88,440 shares of Series D-1 preferred stock were issued. The fair value of these warrants was determined to be $0.8 million upon issuance and are classified as a warrant liability on the consolidated balance sheets as of September 30, 2024 and December 31, 2023 (see Note 10, Fair Value Measurements). Upon the closing of the Business Combination and after giving effect to the Reverse Stock Split, the warrants exercisable for 88,440 shares of Series D-1 preferred stock were converted into warrants exercisable for 3,620 shares of Allurion Common Stock.

F-21

On August 1, 2023, the 2021 Term Loan was paid off using the proceeds from the Fortress Term Loan (see below). The total payoff amount was $58.0 million, consisting of $55.0 million repayment of principal, a $1.1 million prepayment fee, and a $1.6 million final payment fee. The prepayment fee was calculated as 2% of the outstanding principal balance as of August 1, 2023. The final payment fee was calculated as the 3% of the outstanding principal balance as of August 1, 2023 less the original final payment of $0.1 million. The Company recorded a $3.9 million loss on extinguishment of debt in connection with the 2021 Term Loan repayment.

Interest expense for the three months ended September 30, 2023 related to the 2021 Term Loan was $0.8 million, consisting of $0.7 million of contractual interest, and $0.1 million of amortization of the debt discount, amortization of warrant, and term loan accretion. Interest expense for the nine months ended September 30, 2023 related to the 2021 Term Loan was $5.0 million, consisting of $4.7 million of contractual interest, $0.1 million amortization of the debt discount, $0.1 million of amortization of the warrant, and $0.1 million of term loan accretion.

Fortress Term Loan

On August 1, 2023, the Company entered into the Fortress Term Loan pursuant to the Fortress Credit Agreement with Fortress that provided gross proceeds of $60 million. The Fortress Term Loan had a maturity date of June 30, 2027 and accrued interest per annum at a rate of 6.44% plus the greater of (i) the Wall Street Journal Prime Rate and (ii) 3.0%, which interest was payable in arrears on a monthly basis. The Fortress Term Loan provided for an exit payment equal to 3.0% of the Fortress Term Loan (the “Exit Fee”) due upon prepayment or the maturity date of the Fortress Term Loan, in addition to any early prepayment fee. The Exit Fee is treated as additional interest expense and is accreted over the life of the loan using the effective interest method. Proceeds of the Fortress Term Loan were used, in part, to repay all amounts outstanding under the 2021 Term Loan. In connection with the issuance of the Fortress Term Loan, the Company paid issuance costs of $2.5 million, which were recorded as a debt discount and will be amortized over the remaining life of the loan.

On December 29, 2023, the Company entered into an amendment to the Fortress Credit Agreement (the “Fortress Amendment”). The Fortress Amendment waived the December 31, 2023 minimum revenue covenant under the Fortress Credit Agreement and modified the minimum liquidity covenant by increasing the minimum liquidity amount from $12.5 million to $33.5 million until March 31, 2024, $23.5 million from April 1, 2024 to June 30, 2024, $16.9 million from July 1, 2024 to September 30, 2024 and $12.5 million on October 1, 2024 and thereafter. The Fortress Amendment also provided that at any time after March 31, 2024, each lender had the right to convert a portion of the outstanding principal amount, not to exceed the lender’s proportionate share of a maximum of $20.0 million in aggregate outstanding principal amount, into shares of Allurion Common Stock at a conversion price based on the 30-day volume weighted average price (“VWAP”) of Allurion Common Stock on the NYSE ending on the trading day immediately preceding the date of exercise of the lender’s conversion right. As part of the Fortress Amendment, the Company prepaid $20.0 million of the principal outstanding under the Fortress Credit Agreement. Additionally, $3.1 million of fees were incurred and considered paid-in-kind and capitalized as an additional debt discount and added to the outstanding principal amount of the loans under the Fortress Amendment. The fees were amortized through interest expense over the remaining life of the loan. The Fortress Amendment was accounted for as a modification under ASC 470, Debt. In connection with the modification and related prepayment, the Company wrote off $0.8 million of the unamortized debt issuance costs, which was recorded within interest expense on the condensed consolidated statement of operations for the year ended December 31, 2023.

The Company assessed the terms and features of the Fortress Credit Agreement in order to identify any potential embedded features that would require bifurcation or any beneficial conversion features. The terms and features assessed include, under certain circumstances, a default interest rate of 3% that will apply to all outstanding obligations during the occurrence and continuance of an event of default. In accordance with ASC 815, Derivatives and Hedging (“ASC 815”), the Company concluded that this feature is not clearly and closely related to the host instrument and represents an embedded derivative (the “Term Loan Derivative Liability”) that is required to be re-measured at fair value on a quarterly basis. At the inception of the Fortress Term Loan, the fair value of the embedded derivative was determined to be immaterial. The Term Loan Derivative Liability was fair valued to zero in connection with the repayment of the Fortress Term Loan, with a corresponding $2.0 million gain recorded in other income, net in the condensed consolidated statement of operations for the three and nine months ended September 30, 2024.

F-22

On April 16, 2024, the Company repaid all outstanding obligations under the Fortress Term Loan with proceeds from the Amended Note Purchase Agreement (as defined below) with RTW. The total payoff amount was $48.0 million, consisting of $43.1 million repayment of principal, a $2.7 million prepayment fee, a $1.3 million exit fee, $0.6 million of other fees paid directly to Fortress, and $0.3 million of accrued interest. The Company recorded an $8.7 million loss on extinguishment of debt in connection with the Fortress Term Loan repayment in the condensed consolidated statement of operations for nine months ended September 30, 2024.

Interest expense for the three and nine months ended September 30, 2023 related to the Fortress Term Loan was $1.7 million, consisting of $1.5 million of contractual interest, $0.1 million amortization of the debt discount, and term loan accretion of $0.1 million. The average interest rate during the three months ended September 30, 2023 was 14.94%.

Interest expense for the nine months ended September 30, 2024 related to the Fortress Term Loan was $2.3 million, consisting of $1.9 million of contractual interest, $0.3 million amortization of the debt discount, and term loan accretion of $0.1 million. There was no interest expense for the three months ended September 30, 2024 due to the extinguishment of the Fortress Term Loan on April 16, 2024. The average interest rate through April 16, 2024 was 14.94%.

Convertible Notes

2021 Convertible Notes

In December 2021, the Company entered into a convertible note agreement with investors for gross proceeds of $2.0 million with a stated interest rate of 5.0% per annum (the “2021 Convertible Notes”) and a maturity date 36 months from the date of issuance unless previously converted pursuant to their terms of the agreement. No issuance costs were incurred.

The 2021 Convertible Notes provided that, effective upon either a Special Purpose Acquisition Company (i.e. “deSPAC”) transaction, closing of a qualified financing, or closing of a non-qualified financing, all of the outstanding principal and interest would automatically convert into shares of Legacy Allurion common stock or shares of the same class or series of capital stock issued in the qualified financing in an amount equal to the balance of the 2021 Convertible Notes on the date of conversion divided by the capped conversion price, which is calculated by dividing $600.0 million by the fully diluted capitalization of the Company immediately prior to the conversion of the 2021 Convertible Notes.

Interest expense for each of the three and nine months ended September 30, 2023 related to the 2021 Convertible Notes was less than $0.1 million and $0.1 million, respectively, consisting entirely of contractual interest. Interest expense related to the 2021 Convertible Notes is recorded within Interest expense on the condensed consolidated statement of operations. On August 1, 2023, in connection with the closing of the Business Combination and after giving effect to the Reverse Stock Split, the outstanding 2021 Convertible Notes were converted into an aggregate 5,345 shares of Allurion Common Stock with a corresponding recognition of APIC of $2.2 million, and are no longer outstanding.

2022 Convertible Notes

In January 2022, the Company entered into a convertible note purchase agreement with investors for gross proceeds of $1.1 million with a stated interest rate of 5.0% per annum (the “2022 Convertible Notes”). The 2022 Convertible Notes were to mature 36 months from the issuance date unless previously converted pursuant to the terms of the agreement. Issuance costs were de minimis. The 2022 Convertible Notes had the same terms as the 2021 Convertible Notes.

F-23

Interest expense for each of the three and nine months ended September 30, 2023 related to the 2022 Convertible Notes was less than $0.1 million, consisting entirely of contractual interest. Interest expense related to the 2022 Convertible Notes is recorded within Interest expense on the condensed consolidated statement of operations. On August 1, 2023, in connection with the closing of the Business Combination and after giving effect to the Reverse Stock Split, the outstanding 2022 Convertible Notes were converted into an aggregate 3,329 shares of Allurion Common Stock with a corresponding recognition of APIC of $1.2 million, and are no longer outstanding.

2023 Convertible Notes

Between February and August 2023, the Company entered into a convertible note purchase agreement, and related side letters, for the sale of convertible notes (the “2023 Convertible Notes”) to certain investors for gross proceeds of $28.7 million, with a stated interest rate of 7.0% per annum. The 2023 Convertible Notes provided that they would mature on December 31, 2026 unless previously converted pursuant to the terms of the note purchase agreement. The 2023 Convertible Notes also provided that, effective upon a deSPAC transaction, all of the outstanding principal and interest would automatically convert into a number of shares of Legacy Allurion common stock equal to the balance of the 2023 Convertible Notes on the date of conversion divided by the discounted capped conversion price, which is calculated by dividing $217.3 million by the fully diluted capitalization of the Company immediately prior to the conversion of the 2023 Convertible Notes.

Additionally, the 2023 Convertible Notes provided that, effective upon the closing of a qualified financing, holders of the 2023 Convertible Notes could optionally accelerate repayment of the principal and interest of the 2023 Convertible Notes or convert all of the outstanding principal and interest into shares of Legacy Allurion common stock or shares of the same class or series of capital stock issued in the qualified financing equal to the balance of the 2023 Convertible Notes on the date of conversion divided by the greater of the capped price or the discounted price. The capped price is calculated by dividing $260.0 million by the fully diluted capitalization of the Company immediately prior to the conversion of the 2023 Convertible Notes, and the discounted price is calculated as 85% of the cash price of the same class or series of capital stock issued in the qualified financing. The 2023 Convertible Notes are accounted for under the fair FVO election of ASC 825 as the notes contain embedded derivatives, including the automatic conversion upon a deSPAC transaction prior to the deSPAC deadline, voluntary conversion upon a qualified financing, automatic repayment upon a sale event, and conversion rate adjustment, which would require bifurcation and separate accounting. These convertible notes are initially measured at their issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date.

Interest expense for each of the three and nine months ended September 30, 2023 related to the 2023 Convertible Notes was $0.1 million and $0.5 million, respectively, consisting entirely of contractual interest. Interest expense related to the 2023 Convertible Notes is recorded within Interest expense on the condensed consolidated statement of operations.

On May 2, 2023 the Company entered into termination agreements (the “Termination Agreements”) with respect to side letters entered into with certain holders of the 2023 Convertible Notes. With respect to the Termination Agreement with HVL, the Company had the right to prepay, in one or more transactions, all or a portion of the outstanding principal amount, plus accrued interest, under such holder’s 2023 Convertible Note (the “HVL Bridge Note”), including by way of (a) a $2 million payment in cash by the Company to HVL on May 2, 2023, $1.5 million of which was deemed a prepayment penalty and recorded as other expense on the income statement, with the remaining $0.5 million recorded as a reduction of the principal amount, (b) immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement, an additional payment of at least $6 million, up to the then-outstanding principal amount, plus accrued interest, under the HVL Bridge Note by way of (i) payment in cash by the Company and/or (ii) the sale and transfer of all or any portion of the HVL Bridge Note, equivalent in value to the portion of the additional payment to be repaid pursuant to this clause (b)(ii), to any person or persons designated in writing by the Company. The Termination Agreements were accounted for as a modification of debt and the modified convertible notes continued to be accounted for under the FVO with any change in fair value recognized in other expense on the income statement.

F-24

In addition, under the Termination Agreement executed with HVL, the Company agreed to issue to HVL a number of shares of Allurion Common Stock (“PubCo Additional Shares”) equal to (a) the outstanding principal and accrued interest under the HVL Bridge Note immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement (after giving effect to the payment of the repayments) divided by $125.00, plus (b) 12,000 shares of Allurion Common Stock. The PubCo Additional Shares were accounted for as a freestanding financing liability. The liability for the PubCo Additional Shares was initially measured at its issue-date estimated fair value and subsequently remeasured at fair value at each reporting period, with changes in fair value reflected in earnings until the PubCo Additional Shares were issued. A $3.4 million liability was recorded at issuance for the PubCo Additional Shares as Other liabilities on the balance sheet. On August 1, 2023, upon closing of the Business Combination and after giving effect to the Reverse Stock Split, HVL was issued 15,508 PubCo Additional Shares with a corresponding recognition of APIC of $2.7 million, and the liability is no longer outstanding.

Further on May 2, 2023, RTW and Fortress as the Backstop Purchasers entered into the Backstop Agreement with the Company, Legacy Allurion and HVL. Pursuant to the Backstop Agreement, each Backstop Purchaser agreed that to the extent any HVL Bridge Notes remained outstanding prior to the consummation of the Business Combination, such Backstop Purchaser would, at the closing of the Business Combination, purchase up to $2.0 million of the HVL Bridge Notes from HVL in exchange for shares of Allurion Common Stock (the “Base PubCo Shares”, “Backstop Shares” and “Conditional Additional PubCo Shares”). The Base PubCo Shares and Backstop Shares were accounted for as a freestanding financing liability. The Base PubCo Shares and Backstop Shares liability was initially measured at its issue-date estimated fair value and subsequently remeasured at fair value at each reporting period with changes in fair value reflected in earnings until the Base PubCo Shares and Backstop Shares were issued. A $3.3 million liability was recorded at issuance for the Base PubCo Shares and Backstop Shares liability as Other liabilities on the balance sheet. On August 1, 2023, upon closing of the Business Combination and after giving effect to the Reverse Stock Split, per the terms of the Fortress Term Loan, the Amended and Restated RTW Side Letter and Backstop Agreement, the Backstop Purchasers were each issued 38,000 shares of Allurion Common Stock with a corresponding recognition of APIC of $13.4 million, and the liability is no longer outstanding.

On August 1, 2023, immediately prior to the closing of the Business Combination and after giving effect to the Reverse Stock Split, the Company repaid $6.3 million of the HVL Bridge Note, leaving a principal balance of $6.3 million. Each Backstop Purchaser then purchased $2.0 million principal amount of the outstanding portion of the HVL Bridge Note, Allurion canceled the existing HVL Bridge Note and issued a new convertible note to HVL for the remaining balance together with all unpaid interest accrued since the date of issuance of $2.7 million, Allurion issued convertible notes to each Backstop Purchaser with an issuance date of the Closing Date (August 1, 2023) and an original principal amount of $2.0 million each, and Allurion issued 28,000 shares of Allurion Common Stock to each Backstop Purchaser. Additionally, the outstanding 2023 Convertible Notes were converted into an aggregate 123,376 shares of Allurion Common Stock with a corresponding recognition of APIC of $22.2 million, and are no longer outstanding.

RTW Convertible Notes

On April 14, 2024, the Company entered into a note purchase agreement (the “Original Note Purchase Agreement”) with RTW as agent for the purchasers (the “Purchasers”) party thereto from time to time (RTW in such capacity, the “Principal Purchaser”), and Acquiom Agency Services LLC (“Acquiom”) as collateral agent for the Purchasers. Subsequently, on April 16, 2024, the Company, the Principal Purchaser, the Purchasers, and Acquiom entered into the First Amendment to the Original Note Purchase Agreement (the Original Note Purchase Agreement as amended, the “Amended Note Purchase Agreement”).

F-25

Pursuant to the Amended Note Purchase Agreement, the Company issued and sold $48.0 million of convertible senior secured notes (the “RTW Convertible Notes”). The RTW Convertible Notes bear interest at an annual rate of 6%, which interest is paid quarterly in cash or, at the Company’s option, in kind for the first three years. The RTW Convertible Notes will mature on April 16, 2031 unless previously converted pursuant to the terms of the Amended Note Purchase Agreement. The RTW Convertible Notes are convertible into shares of Allurion Common Stock, at a Purchaser’s election at any time after the earliest of (i) the date on which Stockholder Approval (as defined below) is obtained, (ii) December 31, 2025, (iii) the date of a Fundamental Change Company Notice (as defined in the Amended Note Purchase Agreement), and (iv) the Make-Whole Fundamental Change Effective Date (as defined in the Amended Note Purchase Agreement), subject to certain terms and limitations in the Amended Note Purchase Agreement, based on a conversion rate of 24.6920 shares of common stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $40.50 per share, which represents a 35% premium to the lowest price per share in an equity financing for capital raising purposes ending on the date on which the Company has raised aggregate gross offering proceeds of at least $15,000,000 (the “Next Equity Financing”). On July 1, 2024, we consummated the Public Offering, as described elsewhere in this Quarterly Report on Form 10-Q, which constituted a Next Equity Financing. The Amended Note Purchase Agreement provides that unless and until requisite approval of the Company’s stockholders is obtained (“Stockholder Approval”), the Company will not deliver Allurion Common Stock upon conversion of the RTW Convertible Notes in excess of 1% of the number of shares of Allurion Common Stock outstanding as of April 14, 2024.

The RTW Convertible Notes are accounted for under the FVO election of ASC 825 as the notes contain embedded derivatives, including the conversion upon Stockholder Approval, the conversion upon a Fundamental Change Company Notice, the conversion upon a Make-Whole Fundamental Change, redemption upon the event of default, and redemption upon a Fundamental Change, which would require bifurcation and separate accounting. The RTW Convertible Notes were initially measured at their issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. The fair value of the RTW Convertible Notes at issuance was $49.1 million, with a corresponding $1.1 million loss recognized in Other income, net in the condensed consolidated statement of operations. In connection with the issuance of the RTW Convertible Notes and RIFA Amendment (as defined below), we incurred $1.4 million in issuance costs, which were directly expensed through general and administrative expense due to the FVO election of the RTW Convertible Notes and Revenue Interest Financing.

For the three months ended September 30, 2024, the Company recorded gains of $1.8 million and $3.1 million through the condensed consolidated statements of operations and other comprehensive income (loss), respectively. For the nine months ended September 30, 2024, the Company recorded gains of $10.0 million and $3.0 million through the condensed consolidated statements of operations and other comprehensive income (loss), respectively.

The Amended Note Purchase Agreement contains financial maintenance covenants, which require (i) the Company maintain not less than $12,500,000 in unrestricted cash in controlled accounts in the U.S. at all times, (ii) the Company to receive minimum trailing twelve-month consolidated revenue at amounts designated in the Amended Note Purchase Agreement, tested quarterly beginning with the twelve-month period ending March 31, 2025, and (iii) the Company’s and its subsidiaries’ consolidated business operations outside the United States to be profitable for the trailing three-month period, tested quarterly beginning with the three-month period ending December 31, 2025. The Company is in compliance with the covenants in the Amended Note Purchase Agreement as of September 30, 2024.

The Company elected paid in kind interest for the three and nine months ended September 30, 2024 related to the RTW Convertible Notes.

F-26

9.	Revenue Interest Financing, Side Letter, and PIPE Conversion Option

On February 9, 2023, Legacy Allurion entered into the Revenue Interest Financing Agreement. Pursuant to the Revenue Interest Financing, at the closing of the Business Combination, RTW paid Allurion an aggregate of $40.0 million Investment Amount. In exchange for the Investment Amount, Allurion will remit revenue interest payments on all current and future products, digital solutions and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by Allurion and its subsidiaries at a rate up to 6.0% of annual net sales prior to December 31, 2026. On or after January 1, 2027, the Company will remit revenue interest payments at a rate up to 10.0% of annual net sales, and it will continue to make revenue interest payments to RTW until December 31, 2030.

If RTW has not received aggregate revenue interest payments equal to at least 100% of the Investment Amount by December 31, 2027, the Company must make a cash payment in an amount sufficient to catch RTW up to 100% of the Investment Amount. If RTW has not received revenue interest payments equal to at least 240% of the Investment Amount by December 31, 2030, the Company must make a cash payment in an amount sufficient to catch RTW up to 240% of the Investment Amount. In any event, RTW shall not receive aggregated revenue interest payments in excess of 260% of the Investment Amount (the “Hard Cap”). In addition, prior to December 31, 2025, the Company may prepay a pre-specified payment amount (the “Prepayment Amount”) and terminate the Revenue Interest Financing Agreement. The Prepayment Amount shall be an amount equal to 165% of the Investment Amount less the sum of all revenue interest payments made to RTW prior to such date of prepayment.

The Revenue Interest Financing is accounted for under the FVO election of ASC 825 as the Revenue Interest Financing contains embedded derivatives, including the requirements to settle the Revenue Interest Financing prior to maturity upon the occurrence of certain contingent events and our ability to prepay the Revenue Interest Financing, which would require bifurcation and separate accounting. The Revenue Interest Financing was initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. Changes in fair value are recorded as a component of Other income (expense) in the condensed consolidated statements of operations. A portion of the estimated change in fair value must be reported in other comprehensive loss to the extent that it is attributable to instrument-specific credit risk. In connection with the issuance of the Investment Amount, we paid $1.2 million in issuance costs in August 2023, which were directly expensed through general and administrative expense due to the FVO election. As of September 30, 2024, the Company has made $3.6 million in royalty payments to RTW. Refer to Note 10, Fair Value Measurements, for additional information regarding the changes in fair value of the Revenue Interest Financing.

Concurrently, and in connection with the Amended Note Purchase Agreement, the Revenue Interest Financing Agreement was amended pursuant to the Omnibus Amendment (the “RIFA Amendment”) by and among the Company, Allurion Opco, Allurion Australia Pty Ltd, a proprietary limited company organized under the laws of Australia and a wholly-owned subsidiary of the Company, the Original RIFA Investors (as defined therein) and RTW, on April 14, 2024. The RIFA Amendment, among other things, increased the rate of revenue interest payments to be paid to RTW on all current and future products, digital solutions and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by Allurion and its subsidiaries for net sales less than or equal to $100 million prior to December 31, 2026 from 6% to 12% and increased the rate on net sales in less than or equal to $100 million on or after January 1, 2027 from 10% to 12%. Additionally, the Prepayment Amount was modified such that, prior to March 31, 2026, the Company is entitled to settle the Revenue Interest Financing for a prepayment amount that would allow the investors to yield a 20% internal rate of return.

In connection with the Company entering into the Revenue Interest Financing, if, at any time beginning 12 months and ending 24 months following the closing of the Mergers, the VWAP per share of Allurion Common Stock is less than $176.00 for the average of 20 trading days within any 30 trading day period (“Stock Price Drop”); and the absolute value of the percentage decrease of such Stock Price Drop measured from a reference price of $250.00 per share of Allurion Common Stock is greater than the absolute value of the percentage decrease in the VWAP of a comparable publicly traded peer index as defined in the Amended and Restated RTW Side Letter over the same time period, then RTW may elect to convert up to $7.5 million of its initial PIPE Investment into

F-27

additional revenue interest financing to be added to the Investment Amount by forfeiting a number of shares of Allurion Common Stock acquired in the PIPE Investment. Such additions to the Investment Amount would result in proportional increases to the minimum aggregate revenue interest payments described above. The PIPE Conversion Option is accounted for as a derivative under ASC 815. The PIPE Conversion Option was initially measured at its issue-date estimated fair value of $3.3 million within Other liabilities on the condensed consolidated balance sheets with corresponding recognition of expense at inception as there is no right received by the Company that meets the definition of an asset and the transaction did not involve a distribution or a dividend. The PIPE Conversion Option liability is subsequently remeasured at its estimated fair value on a recurring basis at each reporting period date, with a gain or loss recognized within Other income (expense).

The RIFA Amendment was accounted for as a modification with the change in fair value of the PIPE Conversion Option treated as an exchange between the Company and RTW as part of the RIFA Amendment. As such, the Revenue Interest Financing and PIPE Conversion Option were remeasured as of April 16, 2024 just prior to the RIFA Amendment, to $33.0 million and $6.6 million, respectively. The Revenue Interest Financing and PIPE Conversion Option were subsequently remeasured as of April 16, 2024 under the terms of the RIFA Amendment, to $39.0 million and $4.6 million, respectively. As of September 30, 2024, the fair value of the Revenue Interest Financing and PIPE Conversion Option were $38.5 million and $9.9 million, respectively.

For the three months ended September 30, 2024, the Company recorded a $6.7 million loss and a $5.8 million gain on the Revenue Interest Financing through the condensed consolidated statements of operations and other comprehensive income (loss), respectively. For the nine months ended September 30, 2024, the Company recorded a $5.4 million loss and a $0.6 million gain on the Revenue Interest Financing through the condensed consolidated statements of operations and other comprehensive income (loss), respectively. The changes in fair value were recorded in the Changes in fair value of Revenue Interest Financing and PIPE Conversion Option in the condensed consolidated statement of operations.

10.	Fair Value Measurements

The following tables present the fair value hierarchy for the Company’s assets and liabilities that are measured at fair value at issuance date and on a recurring basis and indicate the level within the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value (in thousands):

Fair Value Measurement as of September 30, 2024
	Total Carrying Value	Level 1	Level 2	Level 3
Assets:
Cash equivalents
Money market funds	$23,749	$23,749	$—	$—

Total assets	$23,749	$23,749	$—	$—

Liabilities:
Legacy Allurion Common Stock Warrant Liabilities	$71	$—	$—	$71
Public Warrants	531	531	—	—
Public Offering Warrants	5,970	—	—	5,970
Private Placement Warrants	810	—	—	810
Revenue Interest Financing	38,500	—	—	38,500
PIPE Conversion Option	9,850	—	—	9,850
Earn-out Liability	1,850	—	—	1,850
RTW Convertible Notes	36,090	—	—	36,090
Success Fee Derivative Liability	14	—	—	14

Total Liabilities	$93,686	$531	$—	$93,155

F-28

Fair Value Measurement as of December 31, 2023
	Total Carrying Value	Level 1	Level 2	Level 3
Assets:
Cash equivalents
Money market funds	$30,582	$30,582	$—	$—

Total assets	$30,582	$30,582	$—	$—

Liabilities:
Legacy Allurion Common Stock Warrant Liabilities	$821	$—	$—	$821
Public Warrants	5,943	5,943	—	—
Revenue Interest Financing	36,200	—	—	36,200
PIPE Conversion Option	5,600	—	—	5,600
Earn-out Liability	23,990	—	—	23,990
Term Loan Derivative Liability	1,895	—	—	1,895
Success Fee Derivative Liability	14	—	—	14

Total Liabilities	$74,463	$5,943	$—	$68,520

Public Warrants

As a result of the Business Combination on August 1, 2023, the Company recorded a liability for Public Warrants to purchase the Company’s Common Stock. The Public Warrants are traded on the NYSE and are recorded at fair value using the closing price as September 30, 2024 of $1.00, which is a Level 1 input.

Legacy Allurion Warrants, Public Offering Warrants, and Private Placement Warrants

The Company has classified the Legacy Allurion Common Stock Warrants, Public Offering Warrants (defined below), and Private Placement Warrants (defined below) within Level 3 of the hierarchy as the fair value is derived using the Black-Scholes option pricing model, which uses a combination of observable (Level 2) and unobservable (Level 3) inputs. See table below for the assumptions used in the pricing model of the Legacy Allurion Common Stock Warrants, Public Offering Warrants, and Private Placement Warrants:

	Measurement Date	Interest Rate	Exercise Price	Estimated Fair Value of Underlying Share Price	Expected Volatility	Expected Life (Years)
Legacy Allurion Series C Preferred Stock warrants (as converted to Common)	September 30, 2024	3.65%	$168.25	$15.25	90%	6.50
Legacy Allurion Other Common Stock	September 30, 2024	3.59%	26.25	15.25	90%	2.94
Legacy Allurion Series D-1 Preferred Stock warrants (as converted to Common)	September 30, 2024	3.65% - 3.71%	303.50	15.25	90%	6.5 - 7.96
Public Offering Warrants	September 30, 2024	3.58%	30.00	15.25	90%	4.75
Private Placement Warrants	September 30, 2024	3.58%	30.00	15.25	90%	4.75

	Measurement Date	Interest Rate	Exercise Price	Estimated Fair Value of Underlying Share Price	Expected Volatility	Expected Life (Years)
Legacy Allurion Series C Preferred Stock warrants (as converted to Common)	December 31, 2023	3.88%	$168.25	$93.50	100%	7.25
Legacy Allurion Other Common Stock	December 31, 2023	3.95%	26.25	93.50	100%	3.69
Legacy Allurion Series D-1 Preferred Stock warrants (as converted to Common)	December 31, 2023	3.88%	303.50	93.50	100%	7.25 - 8.71

F-29

Expected dividend yield for all calculations is 0.00%.

The following table reconciles the changes in fair value for the three and nine months ended September 30, 2024 and 2023 of the warrant liabilities valued using Level 3 inputs:

	Preferred Stock Warrants (as converted to Common)	Common Stock Warrants	Public Offering Warrants	Private Placement Warrants	Total
Balance – June 30, 2023	$2,679	$1,351	—	—	$4,030
Change in fair value	(1,571)	(555)	—	—	(2,126)
Exercise of warrants	(53)	—	—	—	(53)
Derecognition of liability to equity	(340)	(589)	—	—	(929)

Balance – September 30, 2023	$715	$207	$—	$—	$922

Balance – June 30, 2024	$110	$35	—	—	$145
Fair value at issuance	—	—	13,157	1,670	14,827
Change in fair value	(55)	(19)	(7,187)	(860)	(8,121)

Balance – September 30, 2024	$55	$16	$5,970	$810	$6,851

	Preferred Stock Warrants (as converted to Common)		Common Stock Warrants	Public Offering Warrants		Private Placement Warrants	Total
Balance – January 1, 2023	$1,777		$596	$—		$—	$2,373
Change in fair value	(647)		200	—		—	(447)
Exercise of warrants	(75)		—	—		—	(75)
Derecognition of liability to equity	(340)		(589)	—		—	(929)

Balance – September 30, 2023	$715		$207	$—		$—	$922

Balance – January 1, 2024	$642		$179	$—		$—	$821
Fair value at issuance	—	—	—	13,157		1,670	14,827
Change in fair value	(587)		(163)	(7,187)		(860)	(8,797)

Balance – September 30, 2024	$55		$16	$5,970	$—	$810	$6,851

2019 Term Loan Success Fee Derivative Liability

The derivative liability for the success fee associated with Legacy Allurion’s November 2019 loan and security agreement with Western Alliance Bank (the “2019 Term Loan” and such fee, the “Success Fee”) was recorded at fair value as of September 30, 2024 and December 31, 2023 using the following assumptions: weighted-average probability for the likelihood of a change in control or liquidity event within four years from the initial valuation date of the derivative liability and a market-based discount rate that will increase or decrease each period based on changes in the probability in the future cash flows.

2023 Convertible Notes

The 2023 Convertible Notes were accounted for using the FVO election. Under the FVO election, the financial instrument is initially measured at its issue-date estimated fair value and subsequently re-measured at estimated fair value on a recurring basis at each reporting period date. The fair value was measured as of August 1, 2023, just prior to the conversion of the 2023 Convertible Notes, using the share price at conversion after giving effect to the Reverse Stock Split ($176.00 per share). Upon the conversion of the 2023 Convertible Notes, the convertible note liability was derecognized.

F-30

Revenue Interest Financing and PIPE Conversion Option

The Revenue Interest Financing is accounted for using the FVO election. Under the FVO election, the financial instrument is initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. The fair value of the Revenue Interest Financing was remeasured as of September 30, 2024 and December 31, 2023 using a discounted cash flow (“DCF”) method under the income approach utilizing future revenue projections and a discount rate of 23.5% and 24.4%, respectively.

The fair value of the PIPE Conversion Option was accounted for as a derivative under ASC 815. The instrument is measured using a Monte Carlo Simulation Method (“MCSM”) using the number of shares convertible of 42,614 and the following assumptions:

	September 30, 2024	December 31, 2023
Stock Price	$15.25	$93.50
Risk-free interest rate	4.03%	4.46%
Expected term (in years)	0.8	1.6
Expected volatility	130.0%	82.5%

Earn-Out Liability

Upon the closing of the Business Combination, the Earn-Out Shares were accounted for as a liability because the triggering events that determine the number of shares to be earned included events that were not indexed to Allurion Common Stock, with the change in fair value recognized in Change in the fair value of earn-out liabilities in the consolidated statement of operations. The estimated fair value of the Earn-Out Shares was determined using a MCSM with the following assumptions at each valuation date:

	September 30, 2024	December 31, 2023
Stock Price	$15.25	$93.50
Risk-free interest rate	3.6%	3.9%
Expected term (in years)	3.8	4.6
Expected volatility	105.0%	87.0%

Term Loan Derivative Liability

The Term Loan derivative liability associated with the Fortress Term Loan was derecognized during the second quarter of 2024 as the Fortress Term Loan was repaid on April 16, 2024.

RTW Convertible Notes

The RTW Convertible Notes are accounted for using the FVO election. Under the FVO election, the financial instrument is initially measured at its issue-date estimated fair value and subsequently measured at estimated fair value on a recurring basis at each reporting period date. The fair value of the RTW Convertible Notes was remeasured as of September 30, 2024 using a DCF method under the income approach with a MCSM applied to determine the simulated stock price at each payment date and event that may trigger conversion of the

F-31

RTW Convertible Notes. The fair value was measured using the $48.0 million principal amount of the RTW Convertible Notes and the following assumptions:

September 30, 2024
Stock Price	$15.25
Risk-free interest rate	3.6%
Expected term (in years)	6.5
Expected volatility	90.0%

The changes in the fair values of the Success Fee derivative liability, 2023 Convertible Notes, Revenue Interest Financing, PIPE Conversion Option, Earn-out liability, Term Loan Derivative liability, RTW Convertible Notes, PubCo Share liability, Base PubCo and Backstop Share liability, and Warrant Overallotment Liability categorized with Level 3 inputs for the three and nine months ended September 30, 2024 and 2023 were as follows:

	Success Fee Derivative Liability	2023 Convertible Notes	Revenue Interest Financing	PIPE Conversion Derivative	Earn-Out Liability	Term Loan Derivative Liability	RTW Convertible Notes	PubCo Share Liability	Base PubCo & Backstop Share Liability	Total
Balance – June 30, 2023	$213	$16,793	$—	$—	$—	$—	$—	$3,327	$3,305	$23,638
Fair value upon issuance	—	9,150	$40,000	3,340	53,040	—	—	—	—	$105,530
Change in fair value	(201)	6,008	(3,400)	2,100	(24,330)	—	—	(599)	10,065	$(10,357)
Repayments of debt	—	(10,250)	—	—	—	—	—	—	—	$(10,250)
Derecognition of liability to equity	—	(21,701)	—	—	—	—	—	(2,728)	(13,370)	$(37,799)

Balance – September 30, 2023	$12	$—	$36,600	$5,440	$28,710	$—	$—	$—	$—	$70,762

Balance – June 30, 2024	$14	$—	$39,000	$5,450	$4,110	$—	$40,950	$—	$—	$89,524
Change in fair value	—	—	6,704	4,400	(2,260)	—	(1,790)	—	—	7,054
Change in fair value – OCI	—	—	(5,800)	—	—	—	(3,070)	—	—	(8,870)
Repayments of debt	—	—	(1,404)	—	—	—	—	—	—	(1,404)

Balance – September 30, 2024	$14	$—	$38,500	$9,850	$1,850	$—	$36,090	$—	$—	$86,304

Balance – January 1, 2023	$178	$—	$—	$—	$—	$—	$—	$—	$—	$178
Fair value upon issuance	—	28,700	$40,000	3,340	53,040	—	—	3,370	3,264	131,714
Change in fair value	(166)	3,751	(3,400)	2,100	(24,330)	—	—	(642)	10,106	(12,581)
Repayments of debt	—	(10,750)	—	—	—	—	—	—	—	(10,750)
Derecognition of liability to equity	—	(21,701)	—	—	—	—	—	(2,728)	(13,370)	(37,799)

Balance – September 30, 2023	$12	$—	$36,600	$5,440	$28,710	$—	$—	$—	$—	$70,762

Balance – January 1, 2024	$14	$—	$36,200	$5,600	$23,990	$1,895	$—	$—	$—	$67,699
Fair value upon issuance	—	—	—	—	—	—	49,100	—	—	49,100
Change in fair value	—	—	5,358	4,250	(22,140)	(1,895)	(10,020)	—	—	(24,447)
Change in fair value – OCI	—	—	(600)	—	—	—	(2,990)	—	—	(3,590)
Repayments of debt	—	—	(2,458)	—	—	—	—	—	—	(2,458)

Balance – September 30, 2024	$14	$—	$38,500	$9,850	$1,850	$—	$36,090	$—	$—	$86,304

The change in fair value of the Success Fee derivative liability, 2023 Convertible Notes, Revenue Interest Financing, PIPE Conversion Option, Earn-Out liability, Term Loan Derivative liability, RTW Convertible Notes, Pubco Share liability, and Base PubCo and Backstop Share liability at each period is recorded as a component of

F-32

Other income (expense) in the condensed consolidated statements of operations, with the exception of the changes in fair value associated with the change in credit risk related to the Revenue Interest Financing and RTW Convertible Notes, which is recorded as a component of other comprehensive loss.

11.	Income Taxes

The Company recorded income tax expense of $0.1 million and $0.2 million for the three and nine months ended September 30, 2024, respectively, representing effective tax rates of (0.8%) and (3.9%), respectively. The Company recorded income tax expense for the three and nine months ended September 30, 2023 of less than $0.1 million and $0.1 million, respectively, representing effective tax rates of (0.2%) and (0.1%), respectively. The tax expense recorded relates to the earnings of the Company’s profitable foreign subsidiaries.

As of September 30, 2024 and 2023, the Company maintained a full valuation allowance against its net deferred tax assets as the Company has incurred significant operating losses since inception and has concluded that its net deferred tax asset is not more-likely-than-not realizable.

As of September 30, 2024 and 2023, the Company has not recorded tax reserves for any uncertain tax provisions.

12.	Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Preferred Equity

On June 28, 2024, the Company entered into a subscription agreement (the “Subscription Agreement”) with RTW, pursuant to which the Company agreed to sell to RTW 2,260,159 shares of a newly created series of preferred stock, the Series A non-voting convertible preferred stock, par value $0.0001 per share (“Series A Preferred Stock”), and 90,407 private placement warrants (“Private Placement Warrants”) to purchase common stock, equal to the per share Public Offering (defined below) price for the shares of common stock and Public Offering Warrants (defined below) in the Public Offering (the “Private Placement”). The Private Placement closed on July 1, 2024 with net proceeds received of $2.5 million after deducting offering costs of $0.2 million.

The Private Placement Warrants met the definition of a derivative under ASC 815. The gross proceeds from the Private Placement were first allocated to the Private Placement Warrants based on its issue-date estimated fair value of $1.7 million. The Private Placement Warrants are subsequently remeasured at their estimated fair value on a recurring basis at each reporting period date, with a gain or loss recognized within Other income (expense). The remaining gross proceeds of $1.0 million were allocated to the Series A Preferred Stock. Of the $0.2 million in offering costs, $0.1 million was recorded against the Series A Preferred Stock as a reduction of proceeds and $0.1 million was expensed as general and administrative expenses in the condensed consolidated statement of operations and comprehensive loss.

The Allurion Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of Allurion preferred stock. As of September 30, 2024, 2,260,159 shares of Allurion Series A Preferred Stock were outstanding. The rights and preferences of the Series A Preferred Shares are as follows:

Voting Rights

The Series A Preferred Stockholders have no voting rights.

Dividend Rights

The Series A Preferred Stock participates in dividends with Common Stock on an as-converted basis when declared by the Board of Directors. No dividends were declared through September 30, 2024.

F-33

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, payment shall be made to the holders of shares of Series A Preferred Stock on a pari passu basis with all holders of Common Stock. Each Series A Preferred Stock holder shall be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of Common Stock would receive if such holder’s Series A Convertible Preferred Stock were fully converted to Common Stock plus an additional amount equal to any dividends declared but unpaid to such share.

Conversion Rights

Each share of Series A Preferred Stock is convertible after the date that the Company’s stockholders approve the conversion of the Series A Preferred Stock into shares of Common Stock in accordance with the listing rules of the NYSE (the “Series A Stockholder Approval”). Upon the Series A Stockholder Approval, each share of Series A Preferred Stock then outstanding shall automatically convert into (i) a number of shares of Common Stock equal to the number of Series A Preferred Stock outstanding at the time of conversion, adjustable for certain dilutive events, and (ii) pre-funded conversion warrants in the form agreed by the holder and the Company, exercisable for a number of shares of Common Stock equal to the number of Series A Preferred Stock outstanding at the time of conversion, adjustable for certain dilutive events.

Redemption

Each share of Series A Preferred Stock outstanding on December 31, 2026 (the “Redemption Date”) shall be automatically redeemed by the Company for cash at a redemption price equal to the volume-weighted average price per share of the Common Stock on the NYSE during the twenty consecutive trading day period ending and including the trading day immediately preceding the Redemption Date (the “Redemption Price”). The Series A Preferred Stock is redeemable at a determinable price (the Redemption Price) on a fixed date (the Redemption Date), which results in mezzanine equity classification (outside of permanent equity) on the Company’s consolidated balance sheet.

Common Equity

The Allurion Certificate of Incorporation authorizes the issuance of up to 1,000,000,000 shares of Allurion Common Stock. As of September 30, 2024 and December 31, 2023, 2,574,783 and 1,907,529 shares of Common Stock were outstanding, respectively.

On June 28, 2024, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC and TD Securities (USA) LLC, as representative of the several underwriters (the “Underwriters”), pursuant to which the Company agreed to issue and sell 576,261 shares of the Company’s Common Stock and warrants (“Public Offering Warrants”) to purchase up to 576,261 shares of the Company’s Common Stock at an offering price of $30.00 per share and accompanying warrant (the “Public Offering”). The Public Offering closed on July 1, 2024 with net proceeds received of $15.2 million after deducting underwriting discounts of $1.0 million and offering costs of $1.0 million. The Underwriters fully exercised their option for additional Public Offering Warrants, with 86,440 additional Public Offering Warrants issued at closing, for a total of 662,701 Public Offering Warrants. Further, the Underwriters exercised a portion of the option with respect to the Common Stock (the “Share Overallotment”) on July 5, 2024 for net proceeds of $2.2 million, which resulted in the issuance of 77,091 shares of the Company’s Common Stock at an offering price of $30.00 per share.

F-34

The Public Offering Warrants met the definition of a derivative under ASC 815 and the Share Overallotment met the requirements for equity classification under ASC 815. The $17.4 million in net proceeds from the Public Offering and exercise of the Share Overallotment were first allocated to the Public Offering Warrants based on their issue-date estimated fair value of $13.2 million. The Public Offering Warrants are subsequently remeasured at their estimated fair value on a recurring basis at each reporting period date, with a gain or loss recognized within Other income (expense). The $0.8 million offerings costs allocated to the Public Offering Warrants were expensed as general and administrative expenses in the condensed consolidated statement of operations and comprehensive loss. The remaining net proceeds of $5.1 million were allocated to Common Stock and APIC.

The number of shares of Common Stock that have been reserved for issuance upon the potential conversion or exercise, as applicable, of the Company’s securities as of September 30, 2024, is as follows:

Outstanding options to purchase Common Stock	284,332
Restricted Stock Units	21,230
Warrants to purchase Common Stock	769,257
Shares of Common Stock issued upon the exercise of Public Warrants	750,383
Series A Preferred Stock	90,407
Earn-Out Shares	360,000
Convertible Notes	19,168

Total	2,294,777

Warrants to Purchase Common Stock

In connection with the closing of the Business Combination, all outstanding warrants to purchase Legacy Allurion preferred stock and Legacy Allurion common stock were converted into Rollover Warrants to purchase Allurion Common Stock using the Exchange Ratio. As of September 30, 2024, there were 16,151 Rollover Warrants outstanding to purchase Common Stock. Upon the closing of the Business Combination, certain Legacy Allurion preferred stock and Legacy Allurion common stock warrants that were converted into Rollover Warrants were determined to be equity classified.

In connection with the Public Offering and Private Placement, we issued the Public Offering Warrants and Private Placement Warrants. As of September 30, 2024, there were 662,701 Public Offering Warrants and 90,407 Private Placement Warrants outstanding to purchase Common Stock.

September 30, 2024
Issuance Date	Remaining Contractual Term (in years)	Underlying Equity Instrument	Balance Sheet Classification	Shares Issuable Upon Exercise of Warrant	Weighted Average Exercise Price
12/1/2014	0.2	Common Stock	Equity	1,771	$61.00
3/30/2021	6.5	Common Stock	Liability	5,203	168.25
9/15/2022	8.0	Common Stock	Liability	1,810	303.50
6/4/2022	7.7	Common Stock	Liability	1,810	303.50
1/17/2017	2.3	Common Stock	Equity	2,934	0.50
8/3/2017	2.8	Common Stock	Equity	392	28.25
9/8/2017	2.9	Common Stock	Liability	1,151	26.25
6/19/2018	3.7	Common Stock	Liability	720	26.25
6/25/2019	4.7	Common Stock	Liability	360	26.25
7/1/2024	4.8	Common Stock	Liability	753,106	30.00

				769,257

F-35

December 31, 2023
Issuance Date	Remaining Contractual Term (in years)	Underlying Equity Instrument	Balance Sheet Classification	Shares Issuable Upon Exercise of Warrant	Weighted Average Exercise Price
12/1/2014	0.9	Common Stock	Equity	1,771	$61.00
3/30/2021	7.2	Common Stock	Liability	5,203	168.25
9/15/2022	8.7	Common Stock	Liability	1,810	303.50
6/4/2022	8.4	Common Stock	Liability	1,810	303.50
1/17/2017	3.0	Common Stock	Equity	2,934	0.50
8/3/2017	3.6	Common Stock	Equity	392	28.25
9/8/2017	3.7	Common Stock	Liability	1,151	26.25
6/19/2018	4.5	Common Stock	Liability	720	26.25
6/25/2019	5.5	Common Stock	Liability	360	26.25

				16,151

In Compute Health’s initial public offering, it sold units at a price of $10.00 per unit, which consisted of one share of Class A Common Stock, $0.0001 par value, of Compute Health (“Class A Common Stock”) and one-half of a redeemable warrant (each a “Public Warrant”) that entitled the holder to purchase one share of Class A Common Stock of CPUH at a price of $11.50 per share. On July 26, 2023, Compute Health’s Public Warrant holders approved an amendment (the “Warrant Amendment”) to the warrant agreement that governed all Compute Health’s Public Warrants. Per the terms of the Warrant Amendment, upon completion of the Business Combination after giving effect to the Reverse Stock Split, each of the outstanding Compute Health Public Warrants became exercisable for 0.056818 shares of the Company’s Common Stock at an exercise price of $202.50 per share and each whole Compute Health Public Warrant was exchanged for 0.6125 (prior to giving effect to the Reverse Stock Split) Allurion Public Warrants in the Business Combination. The Public Warrants will expire August 1, 2030, seven years after the completion of the Business Combination, or earlier upon redemption or liquidation.

The Company may redeem the outstanding Public Warrants for cash at a price of $0.25 per Public Warrant at any time commencing 90 days after the completion of the Business Combination, and provided that the last sales price the Company’s Common Stock equals or exceeds $316.75 per share of any 20 trading days within a 30-day trading period ending on the third trading day prior to the date on which notice of redemption is given.

The Company may redeem the outstanding Public Warrants for shares of our Common Stock at a price of $2.50 per Public Warrant at any time commencing 90 days after the completion of the Business Combination, and provided that the last sales price of the Company’s Common Stock equals or exceeds $176.00 per share of any 20 trading days within a 30-day trading period ending on the third trading day prior to the date on which notice of redemption is given. Holders of the Public Warrants will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value (the “Redemption Fair Market Value”) of the shares of the Company’s Common Stock. The Redemption Fair Market Value is determined based on the volume weighted average price of the Company’s Common Stock for the ten trading days immediately following the date on which notice of redemption is sent to the holders. As of September 30, 2024, the Company has not redeemed any of the outstanding Public Warrants. As of September 30, 2024, there were 528,269 outstanding Public Warrants exercisable for 750,383 shares of Allurion Common Stock.

Chardan Equity Facility

On December 18, 2023, we entered into a ChEF Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement, each with Chardan Capital Markets (“Chardan”) related to a “ChEF,” Chardan’s committed equity facility (the “Chardan Equity Facility”). Pursuant to the Purchase Agreement, the Company has the right from time to time at its option to sell to Chardan up to the lesser of (i) $100,000,000 in aggregate gross purchase price of newly issued shares of the Company’s Common Stock, and (ii) 379,299 shares of Common

F-36

Stock, which number of shares is equal to 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”). In consideration for Chardan’s entry into the Purchase Agreement, Allurion issued to Chardan 1,421 shares of Allurion Common Stock (the “Commitment Shares”). The Company recorded $0.1 million to additional paid-in capital and $0.1 million of expense in connection with the issuance of the Commitment Shares. The Company expensed an additional $0.1 million related to a non-refundable structuring fee immediately following commencement. As of September 30, 2024, the Company had sold 5,730 shares of Common Stock to Chardan at a purchase price of $0.4 million in connection with the Purchase Agreement.

13.	Net Loss per Share

Basic and diluted net loss per share was calculated as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Numerator:
Net loss	$(9,004)	$(21,630)	$(5,580)	$(61,427)
Cumulative undeclared preferred dividends to participating securities (Legacy Series D convertible preferred stock)	—	(255)	—	(1,697)

Net loss attributable to common shareholders	$(9,004)	$(21,885)	$(5,580)	$(63,124)

Denominator:
Basic and diluted weighted-average common stock outstanding	2,563,459	1,613,425	2,132,416	1,262,346

Net loss per share, basic and diluted	(3.51)	(13.56)	(2.62)	(50.01)

The Company’s potentially dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of shares of Common Stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential shares of Common Stock, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	As of September 30,
	2024	2023
Outstanding options to purchase Common Stock	284,332	170,810
Restricted Stock Units	21,230	17,173
Series A Preferred Stock	90,407	—
Warrants to purchase Common Stock	769,257	16,200
Shares of Common Stock issued upon the exercise of Public Warrants	750,383	750,394
Earn-Out Shares	360,000	360,000
Convertible Notes	19,168	—

Total	2,294,777	1,314,577

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14.	Stock-Based Compensation

Stock Incentive Plans

The Company’s 2010 Stock Incentive Plan (the “2010 Plan”) provided for the grant of qualified incentive stock options, nonqualified stock options, and other awards to the Company’s employees, officers, directors, advisors, and outside consultants to purchase the Company’s Common Stock. On December 11, 2020, the Company’s Board of Directors adopted the Amended and Restated 2020 Stock Option and Grant Plan (the “2020 Plan”), which provided for the grant of qualified incentive stock options, nonqualified stock options, and other awards to the Company’s employees, officers, directors, advisors, and outside consultants to purchase the Company’s Common Stock. Each stock option from the 2010 Plan and the 2020 Plan that was outstanding immediately prior to the Business Combination, whether vested or unvested, was cancelled and exchanged for a stock option to purchase Allurion Common Stock based on the Exchange Ratio. The per share exercise price for each stock option was divided by the Exchange Ratio.

In connection with the closing of the Business Combination, the Company adopted the 2023 Stock Option and Incentive Plan (the “2023 Plan”), which provides for the award of stock options (both incentive and non-qualified), stock appreciation rights, restricted stock units, restricted stock awards, cash-based awards, and dividend equivalent rights. As of September 30, 2024, a total of 326,975 shares of Allurion Common Stock are reserved for issuance under the 2023 Plan. The 2023 Plan provides that the number of shares reserved for issuance under the 2023 Plan will automatically increase each January 1, beginning January 1, 2024 and ending January 1, 2033, by 5% of the number of fully diluted outstanding shares of Allurion Common Stock as of the immediately preceding December 31 or such lesser amount as determined by the Board and the compensation committee.

As of September 30, 2024, 305,562 options and RSUs were issued and outstanding under the 2010 Plan, 2020 Plan, and 2023 Plan. As of December 31, 2023, 181,186 options and RSUs were issued and outstanding under the 2010 Plan, 2020 Plan, and 2023 Plan. The stock options generally vest over a four-year period and expire 10 years from the date of grant.

Stock-based compensation expense included in the condensed consolidated statement of operations was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cost of revenue	$13	$16	$24	$31
Selling, general and administrative	791	5,477	2,109	6,235
Research and development	56	46	84	83

Total stock-based compensation expense	$860	$5,539	$2,217	$6,349

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Stock Options

The following table summarizes the option activity under the 2010 Plan, 2020 Plan, and the 2023 Plan during the nine months ended September 30, 2024:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
		(per option)	(in years)	(in thousands)
Outstanding—January 1, 2024	155,441	$66.75	6.9	$5,565
Granted	147,443	46.50
Cancellations and forfeitures	(17,906)	57.00
Exercised	(646)	34.25

Outstanding—September 30, 2024	284,332	57.00	7.9	—

Exercisable at September 30, 2024	114,913	$62.00	5.9	$—

Total stock compensation expense related to stock option awards during the three and nine months ended September 30, 2024 was $0.6 million and $1.4 million, respectively. As of September 30, 2024, there was approximately $5.6 million of unrecognized compensation costs related to unvested stock options granted under the 2010 Plan, 2020 Plan, and 2023 Plan, which is expected to be recognized over a weighted-average vesting term of 3.0 years. The weighted average grant-date fair value of the stock option awards granted during the nine months ended September 30, 2024 was $32.50 per option.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model and the assumptions noted in the table below. Expected volatility for the Company’s Common Stock was determined based on an average of the historical volatility of a peer group of public companies that are similar to the Company. The expected term of options granted to employees was calculated using the simplified method, which represents the average of the contractual term of the option and the weighted-average vesting period of the option. The Company uses the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term. The expected term of options granted to non-employees is the remaining contractual term of the award. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate for periods within the expected life of the option is based upon the U.S. Treasury yield curve in effect at the time of grant.

The assumptions used in the Black Scholes option-pricing model for the nine months ended September 30, 2024 and 2023 are as follows:

	Nine Months Ended September 30,
	2024	2023
Expected volatility	71%	86%
Risk-free interest rate	4.36%	4.50%
Expected dividend yield	0%	0%
Expected term (in years)	6.1	5.8

Restricted Stock Units

In December 2022, the Company issued RSUs to a member of the Board of Directors with vesting subject to both a performance-based closing condition dependent on the successful Business Combination with Compute Health and time-based vesting conditions. See Note 3, Business Combination for information about the closing of the Business Combination with Compute Health. Upon the satisfaction of the closing condition, 62.5% of the

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RSUs awarded vested. Thereafter, the remaining 37.5% of the RSUs vest monthly over a period of two years. All RSUs are subject to forfeiture if the grantee’s continuous service relationship as a member of the Board of Directors terminates prior to vesting. In October 2023 and March 2024, the Company issued RSUs to its Board of Director members that vest in equal installments over three years, subject to continued service as a director through each vesting date.

The following table summarizes the restricted stock unit activity under the 2020 Plan and 2023 Plan during the three months ended September 30, 2024:

	Number of RSUs	Weighted Average Grant Date Fair Value
		(per share)
Outstanding—January 1, 2024	25,745	$111.25
Granted	3,000	65.25
Cancellations and forfeitures	—	—
Vested	(7,515)	112.75

Outstanding—September 30, 2024	21,230	$104.00

Total stock compensation expense related to RSUs for the three and nine months ended September 30, 2024 was $0.2 million and $0.8 million, respectively. As of September 30, 2024, there were $1.0 million of unrecognized compensation costs related to nonvested RSUs granted under the 2020 Plan and 2023 Plan, which is expected to be recognized over a remaining weighted-average vesting term of 1.6 years.

Employee Stock Purchase Plan

In connection with the closing of the Business Combination, the Company adopted the 2023 Employee Stock Purchase Plan (the “2023 ESPP”). Under the 2023 ESPP plan, substantially all employees may voluntarily enroll to purchase the Company’s Common Stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock as of the beginning or end of the offering period. An employee’s payroll deductions under the 2023 ESPP are limited to 15% of the employee’s compensation.

A total of 89,045 shares of the Company’s Common Stock are reserved and authorized for issuance under the 2023 ESPP. In addition, the number of shares of Common Stock available for issuance under the 2023 ESPP will automatically increase each January 1, beginning on January 1, 2024 and each January thereafter, by the lesser of (i) 1% of the fully diluted outstanding shares of our Common Stock as of the immediately preceding December 31, (ii) 64,000 shares of our Common Stock, or (iii) such lesser number of shares determined by the administrator of the 2023 ESPP. As of September 30, 2024, no shares have been issued under the 2023 ESPP.

15.	Employee Benefit Plan

The Company has a 401(k) retirement plan that covers eligible U.S. employees. Eligible employees may elect to contribute up to the maximum limits, as set by the Internal Revenue Service, of their eligible compensation. The Company may elect to make a discretionary contribution or match a discretionary percentage of employee contributions. During each of the three and nine months ended September 30, 2024 and 2023, the Company’s matching contributions to the plan were less than $0.1 million.

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16.	Commitments and Contingencies

Leases

With respect to contracts involving the use of assets, if the Company has the right to direct the use of the asset and obtain substantially all economic benefits from the use of an asset, it accounts for the service contract as a lease.

In February 2023 and August 2023, the Company executed amendments to three of its leases in Natick, Massachusetts and its Hudson, Massachusetts lease, respectively. The amendments were accounted for as a modification of the existing lease agreements, with impacts to the lease term, lease payments, and related lease liability for each of the four leases. As a result of these amendments, the leases in Natick and Hudson will now expire between March 2025 and March 2028, and additional operating lease assets obtained in exchange for lease obligations were $0.9 million. In April 2024, the Company executed an amendment to one of its leases in Natick, Massachusetts. The amendment was accounted for as a modification of the existing lease agreement, with impacts to the lease term, lease payments, and related lease liability for the lease. As a result of this amendment, the lease in Natick will now expire in March 2025 and additional operating lease assets obtained in exchange for lease obligations were less than $0.1 million. In February 2024, the Company terminated one of its leases in Paris, France.

As of September 30, 2024, the Company was a party to six different leases for office, manufacturing, and laboratory space under non-cancelable office leases in three cities. These leases total approximately 51,000 square feet and will expire between March 2025 and March 2028. The Company has a right to extend certain of these leases for periods between three and five years. Under its real property leases, the Company pays base rent and a proportional share of operating expenses. Such operating expenses are subject to annual adjustment and are accounted for as variable payments in the period in which they are incurred. The Company also holds immaterial leases related to vehicles and office equipment.

The components of right-of-use (“ROU”) assets and lease liabilities are included in the condensed consolidated balance sheets. The short-term portion of the Company’s operating lease liability is recorded as part of Accrued expenses and other current liabilities on the condensed consolidated balance sheets.

Aggregate Lease Information

Other pertinent lease information for the three and nine months ended September 30, 2024 and 2023 is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating lease costs	$259	$285	$794	$834
Short-term lease costs	3	5	23	17
Variable lease costs	59	52	194	211
Operating cash flows paid for amounts in the measurement of lease liabilities	271	284	826	815
Operating lease assets obtained in exchange for lease obligations	—	62	15	936

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Future commitments under non-cancelable operating lease agreements as of September 30, 2024 are as follows (in thousands):

2024	$273
2025	1,044
2026	739
2027	646
2028	108

Total lease payments	$2,810
Less: present value adjustment	(354)

Total lease liabilities	2,456
Less: current lease liability	(878)

Long-term operating lease liabilities	$1,578

The weighted-average remaining lease terms and discount rates related to our leases were as follows:

	September 30, 2024	September 30, 2023
Weighted-average remaining lease term (in years)	2.9	3.7
Weighted-average discount rate	9.9%	9.9%

Product Liability

The Company has not received any material product liability claims. Notwithstanding this, the Company has obtained insurance related to potential product liability claims.

Litigation and Claims

In the normal course of operations, the Company may become involved in various claims and legal proceedings related to, for example, the validity or scope of its intellectual property rights, employee-related matters, securities class actions, or adverse patient reactions. Additionally, during the normal course of business, the Company may be a party to legal claims that may not be covered by insurance. As of September 30, 2024 and December 31, 2023, the Company has not recorded accruals for probable losses related to any existing or pending litigation or claims as the Company’s management has determined that there are no matters where a potential loss is probable and reasonably estimable. The Company does not believe that any existing or pending claims would have a material impact on the Company’s consolidated financial statements.

French Regulatory Decision

On August 6, 2024, it was announced that the Agence Nationale de Sécurité du Médicament (“ANSM”), the French regulatory authority, has suspended sales of the Allurion Balloon in France, and the Company withdrew the device from the French market. The Company has implemented a remediation plan to reduce certain risks associated with the advertising, follow-up program, and adverse events for the Allurion Balloon. For the three and nine months ended September 30, 2024, the Company recognized a reduction to revenues of $1.2 million for customer returns of the Allurion Balloon.

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NYSE Continued Listing Standards

On August 12, 2024, we received a letter from the NYSE notifying us that, as of August 8, 2024, for the last 30 consecutive business days, the average closing price of the Company’s common stock was less than $1.00 per share, the minimum average closing bid price required by the continued listing requirements of Rule 802.01C of the NYSE Listed Company Manual. A company can regain compliance with the minimum share price requirement at any time during the six-month cure period if, on the last trading day of any calendar month during the cure period, the company has (i) a closing share price of at least $1.00 and (ii) an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. In the event that at the expiration of the six-month cure period, both a $1.00 closing share price on the last trading day of the cure period and a $1.00 average closing share price over the 30 trading-day period ending on the last trading day of the cure period are not attained, the NYSE will commence suspension and delisting procedures. We intend to monitor the closing bid price of our Common Stock and may, if appropriate, consider available options to regain compliance with the NYSE minimum share price requirement.

On August 29, 2024, we received written notice from the NYSE that we are not in compliance with the continued listing standard set forth in Section 802.01B of the NYSE’s Listed Company Manual because the average market capitalization of the Company was less than $50.0 million over the consecutive 30 trading-day period ended August 29, 2024 and the Company’s last reported stockholders’ equity as of August 29, 2024 was less than $50.0 million. In accordance with applicable NYSE procedures, we submitted a plan to the NYSE outlining measures designed to regain compliance with the continued listing standard within 18 months of receipt the written notice. If the NYSE accepts our plan, the NYSE will review the Company on a quarterly basis to confirm compliance with the plan.

17.	Geographic Information

Long-lived assets, consisting of property and equipment, net and ROU assets by geography were as follows (in thousands):

	September 30, 2024	December 31, 2023
United States	$4,690	$5,381
France	$673	1,010
All other countries	—	—

Long-lived assets	$5,363	$6,391

Refer to Note 4, Revenue for information on revenue by geography.

18.	Related-party Transactions

Lease Agreement with Related Party

In August 2022, the Company entered into an operating lease agreement for additional office space in Paris, France with LNMP JPBC Invest. The Company’s then-Trade Marketing Director was the signor of this lease for LNMP JPBS Invest. Additionally, the Company’s former Chief Commercial Officer is also a partner of LNMP JPBC Invest. The lease agreement included lease payments of approximately $0.1 million per year. The term of the lease was August 1, 2022 through July 31, 2025. The Company concluded that the commercial terms of the lease agreement were competitive, at the current market rate and conducted at arm’s-length. This lease was terminated in February 2024.

Consulting Agreements with KKG Enterprises, LLC and Remus Group Management, LLC

In the first quarter of 2023, Allurion entered into consulting agreements with KKG Enterprises, LLC (“KKG Enterprises”) and Remus Group Management, LLC (“Remus Group Management”) to assist Allurion in building out its AI platform, augment its AI advisory board, and provide advisory services related to the Business Combination. These agreements were tied to Allurion Board-related work by Krishna Gupta, who is a director of Allurion, CEO of Remus Group Management, principal at KKG Enterprises, and affiliated with Romulus Capital, a stockholder of Allurion. The agreements included payments of $0.2 million to KKG Enterprises and $0.3 million to Remus Group Management as board compensation to Krishna Gupta. These agreements were terminated on June 20, 2023.

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Convertible Note with Hunter Ventures Limited

On February 15, 2023, Allurion sold $13 million of 2023 Convertible Notes to HVL and entered into a Side Letter with HVL, who is a limited partner of Romulus Growth Allurion L.P., which is a fund affiliated with Krishna Gupta (a director of Allurion; in addition, entities affiliated with him hold more than 5% of our outstanding common stock). Refer to Note 8, Debt for additional information regarding the 2023 Convertible Notes.

Consulting Agreement with Related Party

In September 2023, Allurion France, a French société par actions simplifiée and wholly-owned subsidiary of Allurion (“Allurion France”), entered into a corporate officer agreement with the Company’s then-Chief Commercial Officer and Benoit Chardon Consulting, a French société à responsabilité limitée solely owned by Mr. Chardon (“BCC”), pursuant to which BCC agreed to serve as Managing Director of Allurion France. The corporate officer agreement provided that BCC would receive base consulting fees of €28,333.33 per month and additional variable compensation subject to the incentive plan terms issued annually by Allurion and conditional on meeting Allurion France and personal performance attainment defined each year by Allurion. This agreement was terminated on December 12, 2023 by virtue of the termination agreement described below, effective December 31, 2023.

Termination Agreement with Related Party

On December 12, 2023, Allurion France entered into a termination agreement with the Company’s Chief Commercial Officer, Benoit Chardon, and BCC. Pursuant to the termination agreement, the parties agreed to terminate the corporate officer agreement as of December 31, 2023 and BCC resigned from its duties as managing director of Allurion France effective December 31, 2023. Allurion paid BCC all amounts due to it under the corporate officer agreement through December 31, 2023. In addition, Allurion paid BCC a lump-sum termination fee of $0.2 million.

Convertible Note Agreement with RTW

Pursuant to the Amended Note Purchase Agreement, on April 16, 2024, we issued and sold $48 million aggregate principal amount of convertible notes to RTW. RTW holds more than 5% of our outstanding Common Stock, has the right to designate an independent director nominee to be elected by our stockholders, is entitled to designate one representative to serve as a non-voting observer on our Board, and had the right to approve an additional director nominee for election In September 2024, we expanded our Board and appointed a new director in satisfaction of certain of these obligations to RTW as set forth in the Amended Note Purchase Agreement. Refer to Note 8, Debt, for additional information regarding the RTW Convertible Notes.

RTW Participation in Public Offering

In connection with the Public Offering, the Company issued and sold 9,594 shares of Common Stock and accompanying warrants to funds affiliated with RTW, for an aggregate purchase price of approximately $0.3 million. The Public Offering closed on July 1, 2024.

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Private Placement with RTW

On June 28, 2024, pursuant to the Subscription Agreement, the Company agreed to sell to RTW 2,260,159 shares of Series A Preferred Stock, and 90,407 Private Placement Warrants, for an aggregate purchase price of approximately $2.7 million. The Private Placement closed on July 1, 2024.

19.	Subsequent Events

RTW PIPE Conversion

On October 22, 2024, funds affiliated with RTW provided notice to the Company of their election under the Amended and Restated RTW Side Letter, to surrender 30,000 shares of Common Stock of the Company representing $7.5 million in consideration for an additional Revenue Interest Financing Agreement. Accordingly, on October 30, 2024, the Company and the funds affiliated with RTW entered into the additional Revenue Interest Financing Agreement (the “New RIFA”). The New RIFA has substantially identical terms and conditions as the Revenue Interest Financing Agreement, except that the amount of financing provided under the New RIFA is equal to the conversion amount of $7.5 million.

Restructuring Plan

On November 6, 2024, the Company’s board of directors approved a restructuring plan to reduce operating costs and better align its workforce with the needs of its business. The majority of the restructuring is expected to be completed in the fourth quarter of 2024.

Under the restructuring plan, the Company is reducing its workforce by approximately 113 roles (approximately 50%). In connection with the restructuring, the Company estimates that it will incur one-time aggregate restructuring charges of approximately $3.5 million, which will be recorded primarily in the fourth quarter of 2024, related to severance payments and other employee-related costs. The cash payments related to the personnel-related restructuring will be paid primarily during the first quarter of 2025. The charges that the Company expects to incur in connection with the workforce reduction are subject to a number of assumptions, and actual results may differ materially. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the workforce reduction.

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Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis includes information that our management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. The discussion and analysis should be read together with the consolidated financial statements as of and for the three and nine months ended September 30, 2024 and September 30, 2023, and for the years ended December 31, 2023 and December 31, 2022 that are included in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the sections titled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors” in this prospectus. For purposes of this section, all references in this discussion and analysis to “Allurion,” the “Company”, “we,” “us,” or “our” refers to the business and operations of Allurion and its consolidated subsidiaries following the consummation of the Business Combination and to Legacy Allurion and its consolidated subsidiaries prior to the consummation of the Business Combination. “Legacy Allurion” refers to Allurion Technologies, LLC, which was previously known as Allurion Technologies Opco, Inc. (formerly Allurion Technologies, Inc.) prior to the consummation of the Business Combination.

Overview

Allurion is a leading medical device company that is focused on creating a best-in-class weight loss platform to treat obese and overweight patients. Our platform, the Allurion Program (the “Allurion Program”), features the world’s first and only swallowable, procedure-less intragastric balloon for weight loss (the “Allurion Balloon”) and offers artificial intelligence (“AI”)-powered remote patient monitoring tools, a proprietary behavior change program, secure messaging and video telehealth that are delivered by the Allurion Virtual Care Suite (“VCS”).

Our proprietary intragastric balloon, the Allurion Balloon, is swallowed as a capsule under the guidance of a health care provider without surgery, endoscopy, or anesthesia for placement.

The Allurion VCS is comprised of tools to support patients’ weight loss experience, which we believe benefit both patients and health care providers:

1.

For Allurion Program patients: Every current Allurion Program patient receives an Allurion Connected Scale (“Allurion Connected Scale”) and access to our mobile app (the “App”), which integrates data from the Allurion Connected Scale to conveniently monitor weight, body fat, activity, sleep, and several other critical metrics. The App can also enable secure messaging and video telehealth with the patient’s care team and can deliver content from Allurion’s proprietary behavior change program-a library of 100 weight loss actions related to diet, nutrition, mental health, sleep, goal setting, and a number of other topics-directly to the patient. The App is available in 15 languages.

2.

For Allurion Program providers: Our clinic dashboard (“Allurion Insights”) provides end-to-end remote patient monitoring powered by the Allurion Iris AI platform, which leverages machine learning to deliver key insights related to patient tracking data. Allurion Insights offers real-time access to patient data and AI-powered analytics, note functionality to keep track of patient encounters, and clinic-wide metrics that provide a snapshot of the clinic’s overall performance.

In addition to its use by Allurion Balloon patients, we believe the Allurion VCS can potentially be a platform for optimal long-term follow up after other medical and surgical weight loss interventions in the future. For example, in June 2022, we incorporated a Treatment Tracking and Clinic-Led Onboarding feature into the Allurion VCS, which enables seamless onboarding and management of patients undergoing one or multiple weight loss treatments, including gastric balloons such as the Allurion Balloon, surgery, or medications. In addition, in connection with our collaboration with Medtronic plc (“Medtronic”), we may incorporate the Allurion VCS in onboarding and managing Medtronic’s patients. Further, in April 2024, the Company launched the Allurion VCS in the United States for patients utilizing other weight loss treatments, including anti-obesity medications and bariatric surgery.

Our products are currently sold in Europe, the Middle East, Africa, Latin America, Canada and the Asia-Pacific region. The U.S. Food and Drug Administration (“FDA”) has approved the investigational device exemption (“IDE”), for Allurion’s AUDACITY clinical trial, a 48-week, prospective, randomized, open-label trial. We received approval of the IDE from the FDA in November 2021 to initiate the AUDACITY clinical trial in the United States. The first patient in the trial was treated in July 2022. During the third quarter of 2023, we completed the enrollment of 550 patients in the trial across 17 sites in the United States and the last patient in the trial was treated in September 2024.

On January 8, 2025, we announced topline results from our AUDACITY FDA pivotal trial evaluating the safety and efficacy of the Allurion Balloon.

The AUDACITY trial is an open-label, multicenter, randomized, controlled trial and is the first FDA pivotal trial on an intragastric balloon for weight loss to report primary outcomes beyond nine months. 550 subjects were randomized 1:1 to either two cycles of the Allurion Balloon or a control group that received moderate intensity lifestyle therapy. The AUDACITY trial achieved its responder rate co-primary endpoint by demonstrating that more than 50% of Allurion Balloon subjects lost more than 5% of their total body weight at 48 weeks (58%; p-value = 0.0089). At 48 weeks, Allurion Balloon subjects exhibited substantially greater weight loss compared to control subjects with a 3.77% mean difference in total body weight loss, resulting in a 2.69% superiority margin. This margin was less than the pre-specified 3% superiority margin needed to meet the comparative co-primary endpoint (p-value=0.1616). At 40 weeks, the 4.22% mean difference in total body weight loss between groups exceeded a 3% superiority margin.

The rate of serious adverse events in Allurion Balloon subjects in the AUDACITY trial was 3.1%, the lowest reported in a pivotal FDA trial for a liquid-filled intragastric balloon indicated for weight loss. Based on the results of the AUDACITY trial, we plan to submit the fourth and final module of the premarket approval application to the FDA.

Since our inception, we have incurred significant operating losses. Our ability to generate revenue and achieve cost improvements sufficient to achieve profitability will depend on the successful further development and commercialization of our products and receipt and maintenance of regulatory approvals. We generated revenue of $26.5 million and $45.2 million for the nine months ended September 30, 2024 and 2023, respectively, and incurred a net loss of $5.6 million and $61.4 million for those same periods, respectively. We expect to continue to incur net losses for the foreseeable future as we focus on obtaining regulatory approvals for our products in new markets, reinstating regulatory approvals, refining our sales and marketing strategies, and continuing research and development efforts to further enhance our existing products. Further, following the closing of the Business Combination described below in “Recent Developments,” we have incurred, and expect to continue to incur, additional costs associated with operating as a public company. As a result, we will need additional funding for expenses related to our operating activities, including selling, marketing, general and administrative expenses and research and development expenses.

Because of the numerous risks and uncertainties associated with obtaining and maintaining regulatory approval, market acceptance of our products, product development and enhancement, and commercialization, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve or maintain profitability. Until such time, if ever, as we can generate substantial revenue sufficient to achieve profitability, we expect to finance our operations through a combination of equity offerings and debt financings. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we are unable to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back or discontinue the further development and commercialization efforts of one or more of our products, or may be forced to reduce or terminate our operations. See the subsections titled—“Liquidity and Capital Resources” and “Recent Developments” below.

Recent Developments

Business Combination Agreement

On February 9, 2023, Allurion Technologies Opco, Inc. (formerly Allurion Technologies, Inc., “Legacy Allurion”) and Allurion Technologies, Inc. (formerly Allurion Technologies Holdings, Inc.) entered into the Business Combination Agreement (as subsequently amended on May 2, 2023, the “Business Combination Agreement”) with Compute Health Acquisition Corp. (“CPUH” or “Compute Health”), Compute Health Corp. (“Merger Sub I”) and Compute Health LLC (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”). Pursuant to the Business Combination Agreement, on August 1, 2023 (the “Closing Date”), the Mergers (as defined below) were consummated in three steps: (a) Compute Health merged with and into Allurion (the “CPUH Merger”), with Allurion surviving the CPUH Merger as a publicly listed entity (the time at which the CPUH Merger became effective, the “CPUH Merger Effective Time”) and becoming the sole owner of the Merger Subs; (b) three hours following the consummation of the CPUH Merger, Merger Sub I merged with and into Legacy Allurion (the “Intermediate Merger” and the time at which the Intermediate Merger became effective, the “Intermediate Merger Effective Time”), with Legacy Allurion surviving the Intermediate Merger and becoming a direct, wholly-owned subsidiary of Allurion; and (c) thereafter, Legacy Allurion merged with and into Merger Sub II (the “Final Merger” and, collectively with the CPUH Merger and the Intermediate Merger, the “Mergers”, and together with all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Merger Sub II surviving the Final Merger and remaining a direct, wholly-owned subsidiary of Allurion (the time at which the Final Merger became effective, the “Final Merger Effective Time”). Shares of Allurion’s Common Stock (defined below) began trading on the NYSE under the ticker symbol “ALUR” on August 2, 2023. Upon completion of the Business Combination, Legacy Allurion’s business operations continued as our business operations.

The Business Combination was accounted for as a reverse capitalization in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, Compute Health, which was the legal acquirer, was treated as the “acquired” company for financial reporting purposes and Legacy Allurion was the accounting “acquirer”. Accordingly, the Business Combination was treated as the equivalent of our company issuing stock for the net assets of Compute Health, accompanied by a recapitalization. Our net assets and the net assets of Compute Health are stated at historical costs, with no goodwill or other intangible assets recorded. This determination is primarily based on the fact that, immediately following the Business Combination, Legacy Allurion stockholders had a majority of the voting power of Allurion, Legacy Allurion controlled the majority of the board seats of Allurion, and Legacy Allurion senior management comprised all of the senior management of Allurion. The equity structure has been restated in all comparative periods up to the Closing Date to reflect the number of shares of the Company’s common stock, $0.0001 par value per share (“Allurion Common Stock” or the “Company’s Common Stock”), issued to Legacy Allurion stockholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Allurion’s convertible preferred stock and Legacy Allurion common stock prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio of approximately 0.9780 (the “Exchange Ratio”) established in the Business Combination and the reverse stock split of 1-to-25 effected in January 2025. As a result of this retrospective application, certain prior period balances within the condensed consolidated financial statements have changed. Refer to Note 3, Business Combination in the notes to our unaudited interim condensed consolidated financial statements for further discussion regarding the closing of the Business Combination with Compute Health.

Amended Note Purchase Agreement

On April 14, 2024, Allurion, RTW Investments, LP (together with its affiliates, “RTW”), as agent for the purchasers (the “Purchasers”) party thereto from time to time (RTW in such capacity, the “Principal Purchaser”), and Acquiom Agency Services LLC (“Acquiom”), as collateral agent for the Purchasers and the Principal Purchaser, entered into a Note Purchase Agreement (the “Original Note Purchase Agreement”). Subsequently, on April 16, 2024, the Company, the Principal Purchaser, the Purchasers and Acquiom entered into the First Amendment to the Original Note Purchase Agreement (the “Amendment”; the Original Note Purchase Agreement, as amended by the Amendment, the “Amended Note Purchase Agreement”).

Pursuant to the Amended Note Purchase Agreement, the Company issued and sold $48 million aggregate principal amount of convertible senior secured notes (the “Notes”) to the Purchasers in a private placement transaction. The Company used the proceeds from the issuance of the Notes to refinance its outstanding obligations under the Credit Agreement and Guaranty, dated as of August 1, 2023 (as amended by Amendment No. 1 to the Credit Agreement and Guaranty, dated as of December 29, 2023, the “Fortress Credit Agreement”) by and among Allurion, Allurion Opco, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto in full and to pay fees and expenses in connection therewith and in connection with the transactions contemplated by the Amended Note Purchase Agreement. The Company has terminated and repaid in full the outstanding borrowings and other obligations under the Fortress Credit Agreement.

The Notes bear interest at the annual rate of 6.0%, which interest is payable quarterly in cash or, at the Company’s option, in kind for the first three years. The maturity date for the Notes is April 16, 2031. The Notes are guaranteed by Allurion Technologies, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Allurion Opco”), and certain other current and future subsidiaries of the Company, and are secured by substantially all the assets of the Company and the guarantors.

The Notes are convertible into shares of the Company’s Common Stock, at a Purchaser’s election at any time after the earliest of (i) the date on which Stockholder Approval (as defined below) is obtained, (ii) December 31, 2025, (iii) the date of a Fundamental Change Company Notice (as defined in the Amended Note Purchase Agreement), and (iv) the Make-Whole Fundamental Change Effective Date (as defined in the Amended Note Purchase Agreement), subject to certain terms and limitations in the Amended Note Purchase Agreement, based on a conversion rate of 24.6920 shares of common stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $40.50 per share, which represents a 35% premium to the lowest price per share in an equity financing for capital raising purposes ending on the date on which the Company has raised aggregate gross offering proceeds of at least $15,000,000 (the “Next Equity Financing”). On July 1, 2024, we consummated the Public Offering, as described elsewhere in this prospectus, which constituted a Next Equity Financing. Because the conversion price was reset in connection with the Next Equity Financing to a price below the NYSE’s “Minimum Price” (as such term is defined in Section 312.03 of the NYSE Listed Company Manual), the Amended Note Purchase Agreement provides that unless and until requisite approval of the Company’s stockholders is obtained (“Stockholder Approval”), the Company will not deliver Common Stock upon conversion of the Notes in excess of 1% of the number of shares of the Company’s Common Stock outstanding as of April 14, 2024. At our 2024 Annual Meeting of Stockholders on December 16, 2024 (the “2024 Annual Meeting”), we obtained the First Stockholder Approval. The holder of the Notes may not exercise the Notes if such holder, together with its affiliates, would beneficially own more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to such conversion.

Revenue Interest Financing Agreements

On April 14, 2024, the Revenue Interest Financing Agreement (as amended from time to time, the “Revenue Interest Financing Agreement”) was amended pursuant to the Omnibus Amendment (the “RIFA Amendment”) by and among the Company, Allurion Opco, Allurion Australia Pty Ltd, a proprietary limited company organized under the laws of Australia and a wholly-owned subsidiary of the Company, the Original RIFA Investors (as defined therein) and RTW, to reflect certain modifications agreed between the parties thereto in connection with the Purchasers’ purchase of the Notes and the refinancing of the Fortress Credit Agreement. Among other things, the RIFA Amendment waived the existing event of default under the Revenue Interest Financing Agreement, increased the rate of revenue interest payments to be paid to RTW on all current and future products and digital solutions developed and to be developed by the Company (the “Royalty Rate”) for net sales less than or equal to $100 million prior to December 31, 2026 from 6% to 12%, and increased the Royalty Rate on net sales less than or equal to $100 million on or after January 1, 2027 from 10% to 12%, subject to the terms and conditions of the RIFA Amendment.

Pursuant to the Amended and Restated RTW Side Letter, the Additional RIFA Investors (as defined below) may make a single election in certain circumstances to convert up to $7,500,000 of the purchase price (the “Conversion Amount”) that the Additional RIFA Investors paid for certain shares of our Common Stock into an amount of financing provided by the Additional RIFA Investors to Allurion Opco pursuant to an additional revenue interest financing agreement with Allurion Opco (the “Investment Conversion”). On October 22, 2024, the Additional RIFA Investors notified us of their election to exercise the Investment Conversion in full. Accordingly, on October 30, 2024, we and the Additional RIFA Investors entered into the additional Revenue Interest Financing Agreement (the “Additional Revenue Interest Financing Agreement”). The Additional Revenue Interest Financing Agreement has substantially identical terms and conditions as the Revenue Interest Financing Agreement, except that the amount of financing provided by the Additional RIFA Investors to Allurion Opco under the Additional Revenue Interest Financing Agreement is equal to the Conversion Amount.

Omnibus Amendment

On January 7, 2025, the Company entered into an Omnibus Amendment (the “Omnibus Amendment”) by and among the Company, Allurion OpCo, Allurion Australia Pty Ltd, Allurion France, the Additional RIFA Investors and RTW, as agent for the Purchasers (in such capacity, the “Principal Purchaser”), to amend the Note Purchase Agreement and the RIFAs (collectively, the “Existing Documents”).

The Omnibus Amendment requires (i) the Company and Allurion Opco to maintain certain minimum balances of unrestricted cash in controlled accounts in the U.S. in the amounts corresponding to the calculations set forth therein, and (ii) the Company to receive minimum trailing twelve-month consolidated Revenue (as defined in the Existing Documents) at amounts designated in the Omnibus Amendment, tested quarterly beginning with the twelve-month period ending September 30, 2025. The Omnibus Amendment also requires that (i) Allurion France shall have successfully regained marketing authorization from the Agence Nationale de Sécurité du Médicament et des Produits de Santé to resume the Commercialization (as defined in the Existing Documents) of the Product (as defined in the Existing Documents) in France on or prior to December 31, 2025 and (ii) Allurion OpCo shall have received Marketing Authorization from the FDA for the Commercialization of the Product in the United States no later than June 30, 2026.

Pursuant to the Omnibus Amendment, RTW shall receive a number of shares of the common stock, representing 5.0% of the fully-diluted shares outstanding (without regard to any beneficial ownership blockers) immediately after the closing of the offering and sale of Additional Shares (as defined in the Existing Documents) to be consummated no later than February 15, 2025, in connection with which the Company shall have raised at least $12,000,000 in aggregate net proceeds (the “Amendment Fee”); provided that, in the event the Company cannot issue shares of common stock to the Purchasers due to applicable law, the Company shall instead issue an equivalent (as-converted) number of shares of a newly created series of Series A-1 non-voting preferred stock, par value $0.0001 per share (the “Series A-1 Preferred Stock”), and the Company shall include a proposal in a definitive proxy statement on Schedule 14A seeking stockholder approval no later than December 31, 2025 to allow the conversion of Series A-1 Preferred Stock into common stock; provided further that, each share of Series A-1 Preferred Stock outstanding on December 31, 2026 (the “Redemption Date”) shall, except to the extent prohibited by Delaware law governing distributions to stockholders (including the Delaware General Corporation Law), be redeemed by the Company for cash in an amount equal to the as-converted value of the underlying common stock.

The Omnibus Amendment also provides that the Company will ensure RTW shall have the right to designate one director to the Board, which director is currently Nicholas Lewin, and as of the Amendment Effective Date (as defined in the Omnibus Amendment), RTW shall have the right to designate a second director to the Board, which additional director shall initially be R. Jason Richey.

Amendment to RTW Side Letter

On April 14, 2024, we, Allurion Opco, Compute Health, Merger Sub II, RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Biotech Opportunities Operating Ltd. (as transferee from RTW Biotech Opportunities Ltd. (formerly known as RTW Venture Fund Limited)) (in each case, together with their successors and permitted assigns, the “Additional RIFA Investors”) entered into the First Amendment to Amended and Restated Letter Agreement (the “RTW Side Letter Amendment”) to reflect certain modifications to the Amended and Restated RTW Side Letter in connection with the Purchasers’ purchase of the Notes. The RTW Side Letter Amendment provides, among other things, that the Additional RIFA Investors may make a single election in certain circumstances to convert up to $7,500,000 of the purchase price that the Additional RIFA Investors paid for certain equity interests in the Company into an amount of financing provided by the Additional RIFA Investors to Allurion Opco pursuant to an additional revenue interest financing agreement with Allurion Opco, which election was made effective October 30, 2024 as described above.

Termination of Fortress Term Loan

On April 16, 2024, we terminated and repaid in full all outstanding borrowings and fees under the Fortress Credit Agreement, dated as of August 1, 2023 (as amended by the Fortress Amendment, dated as of December 29, 2023), by and among the Company, Allurion Opco, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders” and each, a “Lender”) and Fortress Credit Corp., as administrative agent for the Lenders, including the release of all guarantees and liens related thereto.

Public Offering

On June 28, 2024, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC and TD Securities (USA) LLC, as representative of the several underwriters (the “Underwriters”), pursuant to which the Company agreed to issue and sell 576,261 shares of the Company’s Common Stock and warrants (“July 2024 Public Warrants”) to purchase up to 576,261 shares of the Company’s Common Stock at an offering price of $30.00 per share and accompanying warrant (the “Public Offering”). Pursuant to the Underwriting Agreement, the Company also granted the Underwriters an option exercisable for 30 days to purchase up to an additional 86,440 shares of Common Stock (the “Share Overallotment”) and/or 86,440 July 2024 Public Warrants at the public offering price. The Public Offering closed on July 1, 2024 with net proceeds received of $15.2 million after deducting underwriting discounts of $1.0 million and offering costs of $1.0 million. Additionally, on July 1, 2024, the Underwriters exercised the option with respect to the July 2024 Public Warrants in full, which resulted in the issuance of an additional 86,440 July 2024 Public Warrants at the closing. Further, the Underwriters exercised a portion of the option with respect to the Common Stock on July 5, 2024 for net proceeds of $2.2 million, which resulted in the issuance of 77,091 shares of the Company’s Common Stock at an offering price of $1.20 per share.

Private Placement

On June 28, 2024, the Company entered into a subscription agreement (the “Subscription Agreement”) with RTW, pursuant to which the Company agreed to sell to RTW 2,260,159 shares of a newly created series of preferred stock, the Series A non-voting convertible preferred stock, par value $0.0001 per share (“Series A Preferred Stock”) (which were automatically converted to 90,407 shares of Common Stock on December 19, 2024 following the Second Stockholder Approval and after giving effect to the Reverse Stock Split) and 90,407 private placement warrants (“Private Placement Warrants”) to purchase Common Stock, equal to the per share Public Offering price for the shares of Common Stock and July 2024 Public Warrants in the Public Offering (the “Private Placement”). The Private Placement closed on July 1, 2024 with net proceeds received of $2.5 million after deducting offering costs of $0.2 million.

French Regulatory Decision

On August 6, 2024, it was announced that the Agence Nationale de Sécurité du Médicament (“ANSM”), the French regulatory authority, has suspended sales of the Allurion Balloon in France, and the Company withdrew the device from the French market. The Company submitted and has implemented a remediation plan to reduce certain risks associated with the advertising, follow-up program, and adverse events for the Allurion Balloon.

Although the Company disagrees with ANSM’s decision, it is fully cooperating and in active dialogue with the agency regarding the Company’s remediation program prioritizing changes related to its advertising strategy, follow-up program and training programs to address ANSM’s concerns. The Company is committed to continuing its engagement with ANSM to identify a path that will enable the Company to resume the commercialization of the Allurion Balloon in France.

NYSE Continued Listing Standards

On August 12, 2024, we received a letter from NYSE notifying us that, as of August 8, 2024, for the last 30 consecutive business days, the average closing price of the Company’s common stock was less than $1.00 per share, the minimum average closing bid price required by the continued listing requirements of Rule 802.01C of the NYSE Listed Company Manual. A company can regain compliance with the minimum share price requirement at any time during the six-month cure period if, on the last trading day of any calendar month during the cure period, the company has (i) a closing share price of at least $1.00 and (ii) an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. In the event that at the expiration of the six-month cure period, both a $1.00 closing share price on the last trading day of the cure period and a $1.00 average closing share price over the 30 trading-day period ending on the last trading day of the cure period are not attained, the NYSE will commence suspension and delisting procedures.

On August 29, 2024, we received written notice from the NYSE that we are not in compliance with the continued listing standard set forth in Section 802.01B of the NYSE’s Listed Company Manual because the average market capitalization of the Company was less than $50.0 million over the consecutive 30 trading-day period ended August 29, 2024 and the Company’s last reported stockholders’ equity as of August 29, 2024 was less than $50.0 million. In accordance with applicable NYSE procedures, we submitted a plan to the NYSE outlining measures designed to regain compliance with the continued listing standard within 18 months of receipt the written notice. We submitted a business plan to the NYSE demonstrating our ability to regain compliance with the NYSE’s rules. The NYSE has accepted the plan and as a result, the Company is subject to quarterly monitoring for compliance with the business plan and our common stock will continue to trade on the NYSE during the period, subject to our compliance with other NYSE continued listing requirements.

Restructuring Plan

On November 6, 2024, our board of directors (“Board”) approved a restructuring plan to reduce operating costs and better align our workforce with the needs of our business. The majority of the restructuring was completed in the fourth quarter of 2024.

Under the restructuring plan, we anticipate reducing our workforce by approximately 113 roles (approximately 50% of our workforce). In connection with the restructuring plan, we estimate that wet will incur one-time aggregate restructuring charges of approximately $3.5 million, which will be recorded primarily in the fourth quarter of 2024, related to severance payments and other employee-related costs. The cash payments related to the personnel-related restructuring will be paid primarily during the first quarter of 2025. The charges that we expect to incur in connection with the workforce reduction are subject to a number of assumptions, and actual results may differ materially. We may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the workforce reduction.

Reverse Stock Split

The Company held the 2024 Annual Meeting of stockholders on December 16, 2024, and upon the recommendation of the Board of Directors (the “Board”) of the Company, the Company’s stockholders approved a certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time (the “Charter”), to effect a reverse stock split of the common stock, at a ratio between 1-for-10 and 1-for-25, with the final ratio to be determined by the Board in its sole discretion.

On December 23, 2024, following the 2024 Annual Meeting, the Board approved a reverse stock split of the Common Stock at a ratio of 1-for-25 (the “Reverse Stock Split”). Effective as of 12:01 a.m. Eastern Time on January 3, 2025, the Company filed the Certificate of Amendment to its Charter to effectuate the Reverse Stock Split, as described above.

As a result of the Reverse Stock Split, every 25 shares of the Common Stock issued or outstanding were automatically reclassified into one validly issued, fully-paid and non-assessable new share of Common Stock, subject to the treatment of fractional shares as described below, without any action on the part of the holders. Trading of the Common Stock on the NYSE commenced on a split-adjusted basis at market open on January 3, 2025, under the existing trading symbol “ALUR.”

No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the Reverse Stock Split were automatically entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share.

Proportional adjustments were also made to the number of shares of Common Stock awarded and available for issuance under the Company’s equity incentive plans, as well as the exercise price and the number of shares issuable upon the exercise or conversion of the Company’s outstanding stock options, restricted stock units and other equity securities under the Company’s equity incentive plans. Additionally, all outstanding convertible notes were adjusted in accordance with their terms, which, among other changes to the convertible note terms, resulted in proportionate adjustments being made to the number of shares issuable upon conversion of such convertible notes and to the conversion and redemption prices of such convertible notes. All outstanding warrants were also adjusted in accordance with their terms, which, among other changes to the warrant terms, resulted in proportionate adjustments being made to the number of shares issuable upon exercise of such warrants and to the conversion and redemption prices of such warrants. Specifically, following the effectiveness of the Reverse Stock Split, every 25 shares of Common Stock that may be purchased pursuant to the exercise of public warrants now represents one share of Common Stock that may be purchased pursuant to such warrants. Accordingly, one whole Public Warrant is exercisable for 0.056818 shares of Common Stock at an exercise price of $202.50 per share of common stock, which is based on each Public Warrant being exercisable for 1.420455 shares of Common Stock before the Reverse Stock Split adjusted for the Reverse Stock Split ratio.

Key Factors Affecting Our Operating Results

We believe that our performance and future success depend on many factors that present significant opportunities but also pose risks and challenges, including those discussed below and under the heading “Risk Factors” above.

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Market Acceptance. The growth of our business depends on our ability to gain broader acceptance of our current products by continuing to make health care providers aware of the benefits of our products to generate increased demand and frequency of use, and thus increase our sales. Our ability to grow our business will also depend on our ability to expand our customer base in existing or new target markets. Although we have increased the number of patients treated with our products through our established relationships and focused sales efforts, we cannot provide assurance that our efforts will continue to increase the use of our products.

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Regulatory approval and timing and efficiency of new product introductions. We must successfully obtain timely approvals, maintain regulatory approval, successfully implement any remediation programs required by regulators to resume sales of the Allurion Balloon, and introduce new products that gain acceptance with health care providers. For our sales to grow, we will also need to obtain regulatory approval of our existing product and any new products or modifications/enhancements to our existing products in the markets that we operate in and new markets as applicable.

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Sales force size and effectiveness. The speed at which newly hired salespeople become effective can impact our revenue growth or our costs incurred in anticipation of such growth. We intend to continue to improve and increase performance in our sales and marketing organization, and expand our international programs to help facilitate further adoption of our products as well as broaden awareness of our products to new customers.

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Product and geographic mix; timing. Our financial results, including our gross margins, may fluctuate from period to period based on the timing of orders, fluctuations in foreign currency exchange rates and the number of available selling days in a particular period, which can be impacted by a number of factors, such as holidays or days of severe inclement weather in a particular geography, the mix of products sold and the geographic mix of where products are sold.

Operating Segments

We operate our business in a single segment and as one reporting unit, which is how our chief operating decision maker (“CODM”), our chief executive officer, reviews financial performance and allocates resources. The CODM reviews financial information presented on a regular basis at the consolidated level for purposes of allocating resources and evaluating financial performance. Since we operate as one operating segment, all required financial segment information can be found in the consolidated financial statements.

Components of Our Results of Operations

Revenue

We derive revenue from the sale of the Allurion Balloon to customers, which are either distributors or health care providers. The Allurion Balloon is the foundation of the Allurion Program, a holistic weight loss program that offers patients the opportunity to receive, and clinic and other health care providers the ability to deliver, behavior change assistance through their use of our remote patient support and monitoring tools.

Cost of Revenue

Cost of revenue consists primarily of costs that are closely correlated or directly related to the delivery of our products, including material costs, labor costs, and depreciation expense for fixed assets.

Operating Expenses

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of salaries and related expenses (including commissions) for our sales and marketing personnel. Marketing programs consist of advertising, training events, brand building, product marketing activities and shipping costs.

Research and Development Expenses

Our research and development expenses consist of costs associated with performing research and development activities such as registering our products in various jurisdictions and performing clinical trials. These costs include salaries and benefits, stock-based compensation, non-capitalizable software development costs, product development costs, materials and supplies, clinical trial activities, registration expenses, depreciation of equipment and other outside services.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and personnel-related costs, including stock-based compensation, for our personnel in executive, information technology, finance and accounting, human resources and other administrative functions. General and administrative expenses also include legal fees relating to corporate matters; professional fees paid for accounting, auditing, consulting and tax services; insurance costs; travel expenses; office and information technology costs; and facilities, depreciation and other expenses related to general and administrative activities, which include direct or allocated expenses for rent and maintenance of facilities and utilities.

Other Income (Expense)

Interest Expense

Interest expense consists of interest expense associated with outstanding borrowings under our debt obligations as well as the amortization of debt issuance costs and discounts associated with such borrowings.

Change in Fair Value of Warrants

The change in fair value of warrants consists of the expense recognized upon the mark to market of our warrant liabilities.

Change in Fair Value of Debt

The change in fair value of debt consists of the expense recognized upon the mark to market of our convertible debt.

Change in Fair Value of Revenue Interest Financing and PIPE Conversion Option

The change in fair value of Revenue Interest Financing and PIPE Conversion Option consists of the expense recognized upon the mark to market of the Revenue Interest Financing with RTW and the issuance and mark to market of the PIPE Conversion Option. See Note 10, Fair Value Measurements for further information.

Change in Fair Value of Earn-out Liabilities

The change in fair value of earn-out liabilities consists of the gain or loss recognized upon mark to market of the contingent earn-out consideration. See Note 10, Fair Value Measurements for further information.

Loss on extinguishment of debt

The loss on extinguishment of debt consists of the loss recognized upon the termination of our 2021 Term Loan and Fortress Term Loan.

Termination of convertible note side letters

The termination of convertible note side letters consists of the expense recognized related to the convertible note prepayment penalty and recognition of the PubCo Share liability and Base PubCo and Backstop Share liability.

Other Income, net

Other income, net consists of interest earned on our invested cash balances, which primarily consist of deposit accounts and money market funds, foreign currency transaction gains and losses and expense associated with our Success Fee derivative liability and Fortress Term Loan derivative liability. See Note 10, Fair Value Measurements, for further information.

Results of Operations

Comparison of the Three and Nine Months Ended September 30, 2024 and 2023 (unaudited)

The following table summarizes our results of operations for the three and nine months ended September 30, 2024 and 2023 (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	Change	2024	2023	Change
Revenue	$5,367	$18,200	$(12,833)	$26,519	$45,232	$(18,713)
Cost of revenue	2,256	4,232	(1,976)	7,549	10,165	(2,616)

Gross profit	3,111	13,968	(10,857)	18,970	35,067	(16,097)

Operating expenses:
Sales and marketing	5,197	13,989	(8,792)	18,060	36,127	(18,067)
Research and development	3,212	7,191	(3,979)	13,247	21,623	(8,376)
General and administrative	7,043	18,942	(11,899)	20,746	30,657	(9,911)

Total operating expenses:	15,452	40,122	(24,670)	52,053	88,407	(36,354)

Loss from operations	(12,341)	(26,154)	13,813	(33,083)	(53,340)	20,257

Other income (expense):
Interest expense	—	(2,586)	2,586	(2,264)	(7,331)	5,067
Changes in fair value of warrants	9,703	3,868	5,835	14,210	2,189	12,021
Change in fair value of debt	1,790	(6,008)	7,798	10,020	(3,751)	13,771
Changes in fair value of Revenue Interest Financing and PIPE conversion option	(11,104)	(2,040)	(9,064)	(9,608)	(2,040)	(7,568)
Changes in fair value of earn-out liabilities	2,260	24,330	(22,070)	22,140	24,330	(2,190)
Loss on extinguishment of debt	—	(3,929)	3,929	(8,713)	(3,929)	(4,784)
Termination of convertible note side letters	—	(9,466)	9,466	—	(17,598)	17,598
Other income, net	757	389	368	1,928	133	1,795

Total other income (expense):	3,406	4,558	(1,152)	27,713	(7,997)	35,710
Loss before income taxes:	(8,935)	(21,596)	12,661	(5,370)	(61,337)	55,967
Provision for income taxes:	(69)	(34)	(35)	(210)	(90)	(120)

Net loss	$(9,004)	$(21,630)	$12,626	$(5,580)	$(61,427)	$55,847

Revenue

Revenue decreased $12.8 million, or 71%, to $5.4 million and decreased $18.7 million, or 41%, to $26.5 million for the three and nine months ended September 30, 2024, respectively, compared to the same periods in 2023. The decrease in revenue was primarily the result of decreased gastric balloon units sold due to macroeconomic headwinds in certain markets leading to lower re-order rates as distributors and certain accounts adjusted their inventory levels. Additionally, in August 2024, ANSM suspended sales of the Allurion balloon in France, resulting in a $1.2 million reduction to revenue for customer returns of the Allurion Balloon. The decrease in revenue was also attributable to selling less or no product to certain distributors and accounts to manage our credit risk.

Cost of Revenue

Cost of revenue decreased $2.0 million, or 47%, to $2.3 million for the three months ended September 30, 2024, and decreased $2.6 million, or 26%, to $7.5 million for the nine months ended September 30, 2024 compared to the same periods in 2023. The decrease in cost of revenue was a direct result of decreased gastric balloon units sold, partially offset by an increase in manufacturing expense, as less labor and overhead was absorbed due to lower production volumes.

Gross Profit

Gross profit decreased $10.9 million, or 78%, to $3.1 million for the three months ended September 30, 2024, and decreased $16.1 million, or 46%, to $19.0 million for the nine months ended September 30, 2024 compared to the same periods in 2023. The decrease in gross profit was primarily the result of an increase in our manufacturing expense, as less labor and overhead was absorbed due to lower production volumes, as well as a decrease in revenue and sales volume of our gastric balloon system. Additionally, in August 2024, ANSM suspended sales of the Allurion balloon in France, resulting in a $1.2 million reduction to revenue for customer returns of the Allurion Balloon.

Operating Expenses

Sales and Marketing Expenses

Sales and marketing expenses decreased $8.8 million, or 63%, to $5.2 million for the three months ended September 30, 2024, compared to the same period in 2023. The decrease in sales and marketing expenses was the result of a $5.3 million decrease in marketing expenditures driven by a reorganization of our selling and marketing spend focusing on more efficient channels and geographies, a $1.9 million decrease in shipping and logistics expenses, a $1.3 million decrease in salaries and related benefits, a $0.2 million decrease in meeting expenses, and a $0.1 million decrease in travel expenses.

Sales and marketing expenses decreased $18.1 million, or 50%, to $18.0 million for the nine months ended September 30, 2024, as compared to the same period in 2023. The decrease in sales and marketing expenses was the result of a $9.8 million decrease in marketing spend, a $3.4 million decrease in shipping and logistics expenses, a $2.8 million decrease in salaries, related benefits, and consulting costs, a $1.1 million decrease in meeting expenses, and a $0.6 million decrease in travel expenses.

Research and Development Expenses

Research and development expenses decreased $4.0 million, or 55%, to $3.2 million for the three months ended September 30, 2024, compared to the same period in 2023. The decrease in research and development expenses was primarily the result of a $2.4 million decrease in costs related to the AUDACITY clinical trial as it nears completion, a $1.0 million decrease attributable to salaries and related benefit costs due to lower headcount, and a $0.4 million decrease in outside consulting costs.

Research and development expenses decreased $8.4 million, or 39%, to $13.2 million for the nine months ended September 30, 2024, compared to the same period in 2023. The decrease in research and development expenses was primarily the result of a $4.8 million decrease in costs related to the AUDACITY clinical trial as it nears completion, a $2.4 million decrease attributable to salaries and related benefit costs due to lower headcount, and a $0.9 million decrease in outside consulting costs. We expect research and development expenses to continue to decrease in 2024 as our AUDACITY trial progresses toward completion.

General and Administrative Expenses

General and administrative expenses decreased $11.9 million, or 63%, to $7.0 million for the three months ended September 30, 2024, compared to the same period in 2023. The decrease in general and administrative expenses was primarily the result of a $4.6 million decrease in stock based compensation as the prior period consisted of a $4.9 million one-time charge as a result of the Business Combination, a $3.4 million decrease in insurance expense as the prior period consisted of a $3.6 million one-time insurance charge related to the Business Combination, a $1.8 million decrease attributable to salaries, benefits, and related costs, a $1.0 million decrease in bad debt expense, and a $0.8 million decrease in legal and professional fees, primarily driven by $1.2 million in one-time charges in the prior period related to the Business Combination.

General and administrative expenses decreased $9.9 million, or 32%, to $20.7 million for the nine months ended September 30, 2024, compared to the same period in 2023. The decrease in general and administrative expenses was primarily the result of a $4.1 million decrease in stock based compensation as the prior period consisted of a $4.9 million one-time charge as a result of the Business Combination, a $3.9 million decrease in bad debt expense, a $2.9 million decrease in insurance expense as the prior period consisted of a $3.6 million one-time insurance charge related to the Business Combination, partially offset by an increase in director and officer insurance in the current year, and a $0.6 million decrease attributable to salaries, benefits, and related costs. These decreases were partially offset by $1.7 million of legal and professional fees, driven by $1.4 million of one-time legal fees in connection with the Amended Note Purchase Agreement with RTW and $0.9 million of offering costs expensed as part of the Public Offering and Private Placement in July 2024.

Other income (expense)

Interest Expense

Interest expense decreased $2.6 million, or 100%, to zero for the three months ended September 30, 2024 and $5.1 million, or 69%, to $2.3 million for the nine months ended September 30, 2024, compared to the same periods in 2023. The decrease in interest expense was due the termination of our Fortress Term Loan in April 2024, as well as a reduction in principal of our Fortress Term Loan as compared to our 2021 Term Loan during the comparable nine month period.

Change in Fair Value of Warrants

The $9.7 million gain and $14.2 million gain attributable to the change in fair value of warrants for the three and nine months ended September 30, 2024, respectively, compared to the same periods in 2023, were due to mark to market fluctuations in our warrant liabilities due to the decline in value of our Common Stock during the periods, as well as the issuance of the July 2024 Public Warrants and Private Placement Warrants on July 1, 2024, for which there were no comparable mark to market fluctuations in the prior period.

Change in Fair Value of Debt

The $1.8 million and $10.0 million gain attributable to the change in fair value of debt for each of the three and nine months ended September 30, 2024, compared to the same periods in 2023, was due to mark to market fluctuations in our convertible debt.

Change in Fair Value of Revenue Interest Financing and PIPE Conversion Option

The $11.1 million loss attributable to the change in fair value of the Revenue Interest Financing and PIPE Conversion Option for the three months ended September 30, 2024, compared to the same period in 2023, was primarily due to a $6.7 million loss related to the change in fair value of the Revenue Interest Financing and a $4.4 million loss on PIPE Conversion Option primarily driven by a decrease in the discount rate. The $9.6 million loss attributable to the change in fair value of the Revenue Interest Financing and PIPE Conversion Option for the nine months ended September 30, 2024, compared to the same period in 2023, was primarily due to a $5.4 million loss related to the change in fair value in the Revenue Interest Financing from December 31, 2023 to September 30, 2024 and a $4.3 million loss in the change in fair value of the PIPE Conversion Option from December 31, 2023 to September 30, 2024.

Change in Fair Value of Earn-Out Liabilities

The $2.3 million gain attributable to the change in the fair value of earn-out liabilities for the three months ended September 30, 2024 and the $22.1 million gain attributable to the change in the fair value of the earn-out liabilities for the nine months ended September 30, 2024 were due to the decrease in the Company’s stock price from December 31, 2023 to September 30, 2024.

Loss on extinguishment of debt

Loss on extinguishment of debt decreased $3.9 million, or 100%, to zero for the three months ended September 30, 2024, compared to the same period in 2023. The decrease was due to a $3.9 million loss on the extinguishment of the 2021 Term Loan with Runway during the comparable period. Loss on extinguishment of debt increased $4.8 million, or 122%, to $8.7 million for the nine months ended September 30, 2024, compared to the same period in 2023. This increase was due to the $8.7 million loss on extinguishment of our Fortress Term Loan in April 2024, compared to the $3.9 million loss on the extinguishment of our 2021 Term Loan with Runway in August 2023.

Termination of convertible note side letters

Termination of convertible note side letters decreased $9.5 million, or 100%, to zero for the three months ended September 30, 2024 and $17.6 million, or 100%, to zero for the nine months ended September 30, 2024, compared to the same periods in 2023. The decreases were primarily due to changes in the PubCo Share Liability, Base PubCo Shares and Backstop Shares liabilities driven by the use of the full backstop during the comparable periods for which there were no comparable liabilities in the current period.

Other Income, Net

The change in Other income, net for the three months ended September 30, 2024 compared to the same period in 2023 was a gain of $0.4 million attributable to a $0.4 million gain related to fluctuations in exchange rates of foreign currencies. The change in Other income, net for the nine months ended September 30, 2024 compared to the same period in 2023 was a gain of $1.8 million, primarily driven by the $2.1 million write-off of the term loan derivative liability to zero in connection with the termination of the Fortress Term Loan and a $1.1 million gain in interest income, partially offset by a $1.1 million loss related to the Amended Note Purchase Agreement.

Provision for Income Taxes

We recorded a provision for income taxes of $0.1 million and $0.2 million for the three and nine months ended September 30, 2024, respectively. These provisions for income taxes are due to net income in certain foreign jurisdictions.

Comparison of the Years Ended December 31, 2023 and 2022

The following table summarizes our results of operations for the years ended December 31, 2023 and 2022 (in thousands):

	Years Ended December 31,
	2023	2022	Change
Revenue	$53,467	$64,211	$(10,744)
Cost of revenue	11,970	13,485	(1,515)

Gross profit	41,497	50,726	(9,229)

Operating expenses:
Sales and marketing	46,857	50,405	(3,548)
Research and development	27,694	16,966	10,728
General and administrative	46,024	15,365	30,659

Total operating expenses:	120,575	82,736	37,839

Loss from operations	(79,078)	(32,010)	(47,068)

Other income (expense):
Interest expense	(10,566)	(4,426)	(6,140)
Changes in fair value of warrants	8,364	(821)	9,185
Changes in fair value of debt	(3,751)	—	(3,751)
Changes in fair value of Revenue Interest Financing and PIPE conversion option	(2,192)	—	(2,192)
Changes in fair value of earn-out liabilities	29,050	—	29,050
Termination of convertible note side letters	(17,598)	—	(17,598)
Loss on extinguishment of debt	(3,929)	—	(3,929)
Other income (expense), net	(643)	(344)	(299)

Total other income (expense):	(1,265)	(5,591)	4,326

Loss before income taxes:	(80,343)	(37,601)	(42,742)
Provision for income taxes:	(264)	(143)	(121)

Net loss	$(80,607)	$(37,744)	$(42,863)

Revenue

Revenue decreased $10.7 million, or 17%, to $53.5 million for the year ended December 31, 2023, compared to the same period in 2022. The decrease in revenue was primarily the result of a delay in closing of the Business Combination, which led to decreased investment in certain markets, leading to temporarily lower re-order rates as distributors and certain accounts adjusted their inventory levels during the second half of 2023. The decrease in revenue was also attributable to selling less or no product to certain distributors and accounts to manage our credit risk.

Cost of Revenue

Cost of revenue decreased $1.5 million, or 11%, to $12.0 million for the year ended December 31, 2023, compared to the same period in 2022. The decrease in cost of revenue was primarily a direct result of decreased gastric balloons sold.

Gross Profit

Gross profit decreased $9.2 million, or 18%, to $41.5 million for the year ended December 31, 2023, compared to the same period in 2022. The decrease in gross profit was primarily the result of fewer gastric balloons sold, an increase in our direct manufacturing costs and a higher percentage of sales in lower-margin geographies.

Operating Expenses

Sales and Marketing Expenses

Sales and marketing expenses decreased $3.5 million, or 7%, to $46.9 million for the year ended December 31, 2023, compared to the same period in 2022. The decrease in sales and marketing expenses was primarily the result of a $3.9 million decrease in marketing spend driven by our decision to delay investment in sales and marketing while completing the Business Combination with Compute Health, and a $1.8 million decrease related to changes in our distribution model, which were partially offset by a $2.3 million increase attributable to salaries and related benefit costs due to higher headcount. We expect sales and marketing costs to decrease in 2024 as we have implemented cost reduction initiatives, including a reduction in force, and shift our focus of selling and marketing spend on more efficient channels and geographies.

Research and Development Expenses

Research and development expenses increased $10.7 million, or 63%, to $27.7 million for the year ended December 31, 2023, compared to the same period in 2022. The increase in research and development expenses was the result of an increase of $9.8 million in costs related to the AUDACITY clinical trial, and a $0.9 million increase attributable to salaries due to higher headcount to support new product development and clinical trials. We expect research and development expenses to decrease in 2024 as our AUDACITY trial nears completion.

General and Administrative Expenses

General and administrative expenses increased $30.6 million, or 199%, to $46.0 million for the year ended December 31, 2023, compared to the same period in 2022. The increase in general and administrative expenses was primarily the result of a $12.0 million increase in accounts receivable reserves resulting primarily from challenges entering new markets and transitioning certain markets from a distributor model to a direct model, a $7.8 million increase in stock-based compensation, including $4.9 million of one-time charges as a result of the Business Combination, a $3.6 million increase in insurance expense as a result of the Business Combination, a $4.5 million increase in professional, legal, and consulting fees, including $1.7 million of one-time charges as a result of the Business Combination, and a $2.2 million increase attributable to salaries and related benefit costs due to higher headcount. We expect general and administrative expenses to decrease in 2024, as we have implemented cost reduction initiatives. Further, we had incurred a significant increase in accounting, audit, legal, regulatory, compliance, and investor and public relations expenses associated with the Business Combination for the year ended December 31, 2023. We also incurred significant bad debts expense in 2023 which is not expected to recur.

Other expense (income)

Interest Expense

Interest expense increased $6.1 million, or 139%, to $10.6 million for the year ended December 31, 2023, compared to the same period in 2022. The increase in interest expense was primarily due to a $4.9 million increase in interest expense associated with our Fortress Term Loan signed in August 2023, a $0.8 million increase in interest on our 2021 Term Loan, and a $0.5 million increase in interest expense associated with our 2023 convertible notes that were converted into shares of our Common Stock at the closing of the Business Combination in August 2023.

Change in Fair Value of Warrants

The change in fair value of warrants for the year ended December 31, 2023 compared to the same period in 2022 was a gain of $9.2 million, primarily driven by a $7.8 million gain attributable to the change in fair value of the CPUH public warrants and a $0.5 million gain attributable to the change in fair value of our private warrants due to the decline in value of our common and preferred stock during those periods.

Change in Fair Value of Debt

The $3.8 million loss attributable to the change in fair value of debt for the year ended December 31, 2023 was driven by mark to market fluctuations in our convertible debt as a result of the closing of the Business Combination and automatic conversion of the notes to our Common Stock.

Change in Fair Value of Revenue Interest Financing and PIPE Conversion Option

The $2.2 million loss attributable to the change in fair value of Revenue Interest Financing and PIPE conversion option for the year ended December 31, 2023 was primarily due to the initial recognition of the PIPE Conversion Option of $3.3 million on August 1, 2023 and an additional $2.3 million loss in the fair value from August 1, 2023 to December 31, 2023 due to a decrease in the Company’s stock price during that period. This expense was partially offset by a $3.4 million gain in the fair value in the Revenue Interest Financing from when the liability was established on August 1, 2023 to December 31, 2023.

Change in Fair Value of Earn-Out Liabilities

The $29.1 million gain attributable to the change in the fair value of earn-out liabilities for the year ended December 31, 2023 was due to the decrease in our stock price between the establishment of the liability on August 1, 2023 and December 31, 2023.

Termination of convertible note side letters

The $17.6 million loss attributable to the termination of convertible note side letters for the year ended December 31, 2023 was primarily due to a $13.4 million loss related to the Base PubCo Shares and Backstop Shares (each as defined in our consolidated financial statements included elsewhere in this prospectus) liabilities driven by the use of the full backstop, a $2.7 million loss on the PubCo Additional Shares liability, and a $1.5 million prepayment penalty related to the repayment of the Company’s Legacy Allurion convertible note with HVL.

Loss on Extinguishment of Debt

The $3.9 million loss on extinguishment of debt for the year ended December 31, 2023 was due to the loss on extinguishment of debt related to the repayment of our 2021 Term Loan in connection with the entrance into the Fortress Term Loan on August 1, 2023.

Other (Expense) Income, Net

The change in Other (expense) income, net for the year ended December 31, 2023 compared to the same period in 2022 was $0.3 million of expense, primarily driven by interest expense of $1.7 million due to the establishment of the Fortress Term Loan derivative liability and mark to market fluctuations of the 2019 Term Loan Success Fee derivative liability. This was partially offset by $1.2 million of interest income during the period.

Provision for Income Taxes

We recorded a provision for income taxes of $0.3 million and $0.1 million for the years ended December 31, 2023 and 2022, respectively. These provisions for income taxes are due to net income in certain foreign jurisdictions.

Liquidity and Capital Resources

Since our inception, we have primarily obtained cash to fund our operations through the sale of Allurion preferred stock and common stock, issuance of term loans, royalty arrangements, and issuance of convertible debt instruments. As of September 30, 2024, we had $28.7 million in cash and cash equivalents. We incurred a net loss of $5.6 million and $61.4 million for the nine months ended September 30, 2024 and 2023, respectively. We incurred cash outflows from operating activities of $29.0 million and $43.1 million during the nine months ended September 30, 2024 and 2023, respectively. As of September 30, 2024, we had an accumulated deficit of $218.4 million. As of December 31, 2023, we had $38.0 million in cash and cash equivalents. We incurred net losses of $80.6 million and $37.7 million for the years ended December 31, 2023 and 2022, respectively. We incurred cash outflows from operating activities of $64.0 million and $47.0 million during the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, we had an accumulated deficit of $212.8 million. We expect to continue to generate significant operating losses for the foreseeable future.

Our future capital requirements will depend on many factors, including:

•	the emergence of competing innovative weight loss experiences and other adverse marketing developments;

•	the timing and extent of our sales and marketing and research and development expenditures; and

•	any investments or acquisitions we may choose to pursue in the future.

Our revenue for the nine months ended September 30, 2024 was $26.5 million, which represented a quarter-over-quarter decrease of 41%. The decrease in revenue was primarily the result of lower re-order rates as distributors and certain accounts adjusted their inventory levels. The decrease in revenue was also attributable to selling less or no product to certain distributors and accounts to manage our credit risk. Additionally, in August 2024, ANSM suspended sales of the Allurion balloon in France, resulting in a reduction to revenue for customer returns of the Allurion Balloon. Our revenue for the year ended December 31, 2023 was $53.5 million, which represented a year-over-year decrease of 17%. The decline in revenue was primarily the result of a delay in closing of the Business Combination, which led to decreased investment in certain markets leading to temporarily lower re-order rates as distributors and certain accounts adjusted their inventory levels during the second half of 2023. The decrease in revenue was also attributable to selling less or no product to certain distributors and accounts to manage our credit risk. If our current cash and anticipated revenue and resulting cash flows from operations are insufficient to satisfy our liquidity requirements, due to increased expenditures, lower demand for or sales of our gastric balloon system, the occurrence of other events or the realization of the risks described under the heading “Risk Factors,” we may be required to raise additional capital through the issuances of public or private equity or debt financing or other capital sources earlier than expected.

Until such time as we can generate sufficient revenue to fund operations, we expect to use proceeds from the issuance of equity, debt financings, or other capital transactions to fund our operations and satisfy our liquidity requirements. We may be unable to increase our revenue, successfully complete remediation programs to resume sales of the Allurion Balloon, raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to increase our revenue, successfully complete remediation programs to resume sales of the Allurion Balloon, raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue our operations or the development and commercialization of one or more of our product candidates and other strategic initiatives. Based on our recurring losses from operations incurred since inception, the expectation of continuing operating losses for the foreseeable future, and the potential need to raise additional capital to finance our future operations and debt service payments, we have concluded that there is substantial doubt about our ability to continue as a going concern for a period of one year from the date that the consolidated financial statements included in this registration statement of which this prospectus forms a part are issued.

Financing Arrangements

Public Offering and Concurrent Private Placement

On July 1, 2024, we received $15.2 million in net proceeds from the issuance of 576,261 shares of common stock and 662,701 July 2024 Public Warrants and $2.5 million in net proceeds from the sale and issuance of

2,260,159 shares of Series A Preferred Stock (which were automatically converted to 90,407 shares of Common Stock on December 19, 2024 following the Second Stockholder Approval and after giving effect to the Reverse Stock Split) and 90,407 Private Placement Warrants in the Private Placement, in each case at an offering price of $30.00 per share and accompanying warrant. On July 5, 2024, the Underwriters partially exercised their option to purchase an additional 77,091 shares of Common Stock for additional net proceeds of $2.2 million.

Note Purchase Agreement

On April 16, 2024, we received $48 million in gross proceeds from the Amended Note Purchase Agreement with RTW, which proceeds were used to repay all outstanding principal, accrued and unpaid interest and other obligations with respect to the Fortress Term Loan.

As of September 30, 2024, $48.0 million of the RTW Convertible Notes remains outstanding and is included in convertible notes payable, net of discounts on our consolidated balance sheets. See Note 8, Debt, in the notes to our unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2024 and 2023 included within this registration statement of which this prospectus forms a part for additional details regarding the RTW Convertible Notes.

Chardan Purchase Agreement

On December 18, 2023, we entered into the Purchase Agreement with Chardan. Pursuant to the Purchase Agreement, we have the right from time to time at our option to sell to Chardan up to the lesser of (i) $100,000,000 in aggregate gross purchase price of newly issued shares of our Common Stock, and (ii) the Exchange Cap, subject to certain conditions.

As of September 30, 2024, we have received $0.4 million in net proceeds from sales of shares of our Common Stock pursuant to the Purchase Agreement with Chardan.

Revenue Interest Financing Agreement

On August 1, 2023, we received $40.0 million in proceeds from the Revenue Interest Financing Agreement with RTW, which matures in December 2030. We entered into the Revenue Interest Financing Agreement on February 9, 2023 and received the proceeds at the closing of the Business Combination. On April 14, 2024, the Revenue Interest Financing Agreement was amended to, among other things, increase the rate of revenue interest payments to be paid to RTW. The Revenue Interest Financing Agreement is included in Revenue Interest Financing liability on our consolidated balance sheet as of September 30, 2024. See Note 9, Revenue Interest Financing, Side Letter, and PIPE Conversion Option in the notes to our unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2024 and 2023 included within this registration statement of which this prospectus forms a part for additional details regarding the Revenue Interest Financing Agreement.

On October 22, 2024, funds affiliated with RTW provided notice to the Company of their election under the Amended and Restated RTW Side Letter, to surrender 30,000 shares of common stock of the Company representing $7.5 million in consideration for an additional Revenue Interest Financing Agreement. Accordingly, on October 30, 2024, the Company and the funds affiliated with RTW entered into the Additional Revenue Interest Financing Agreement.

Material Cash Requirements for Known Contractual and Other Obligations

Leases

We have entered into various non-cancellable operating leases for our corporate office, manufacturing facilities, research and development labs, management office space and certain equipment. The leases have varying terms expiring between 2025 and 2028. See Note 16, Commitments and Contingencies of the notes to our unaudited interim condensed consolidated financial statements for the three and nine months ended September 30, 2024 and 2023 for additional details related to our noncancelable operating leases.

RTW Convertible Notes

On April 16, 2024, we received $48 million in gross proceeds from the Amended Note Purchase Agreement with RTW, which proceeds were used to repay all outstanding principal, accrued and unpaid interest and other obligations with respect to the Fortress Term Loan.

Revenue Interest Financing

We received $40.0 million in proceeds from the Revenue Interest Financing Agreement with RTW on August 1, 2023. In exchange, we are obligated to remit to RTW certain revenue interest payments on all current and future products, digital solutions and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by Allurion and its subsidiaries at certain specified rates. On April 14, 2024, the Revenue Interest Financing Agreement was amended to, among other things, increase the rate of revenue interest payments to be paid to RTW for net sales less than or equal to $100 million prior to December 31, 2026 from 6% to 12%, and increase the royalty rate on net sales less than or equal to $100 million on or after January 1, 2027 from 10% to 12%.

If RTW has not received aggregate revenue interest payments equal to at least 100% of the Investment Amount by December 31, 2027, we must make a cash payment in an amount sufficient to catch RTW up to 100% of the Investment Amount. If RTW has not received revenue interest payments equal to at least 240% of the Investment Amount by December 31, 2030, we must make a cash payment in an amount sufficient to catch RTW up to 240% of the Investment Amount.

Further, on October 22, 2024, funds affiliated with RTW provided notice to the Company of their election under the Amended and Restated RTW Side Letter, to surrender 30,000 shares of common stock of the Company representing $7,500,000 in consideration for an additional Revenue Interest Financing Agreement. Accordingly, on October 30, 2024, the Company and the funds affiliated with RTW entered into the Additional Revenue Interest Financing Agreement. The Additional Revenue Interest Financing Agreement has substantially identical terms and conditions as the Revenue Interest Financing Agreement, except that the amount of financing provided under the Additional Revenue Interest Financing Agreement is equal to the conversion amount of $7.5 million.

Research and Development Costs

We are continuing to invest in our U.S. FDA AUDACITY clinical trial and have entered into contractual obligations with each clinical trial site. Each contract shall continue until the completion of the trial at that site, which is approximately 48 weeks from the start of each contract. Our clinical trial costs are dependent on, among other things, the size, number, and length of our clinical trial. We also incur research and development costs related to the enhancement of our existing products.

Other Capital Requirements

We enter into agreements in the normal course of business with various vendors, which are generally cancelable upon notice. Payments due upon cancellation typically consist only of payments for services provided or expenses incurred, including non-cancelable obligations of service providers, up to the date of cancellation.

Cash Flows

The following table sets forth a summary of cash flows for the periods presented:

	Nine Months Ended September 30,		Years Ended December 31,
(In thousands)	2024	2023	2023	2022
Net cash used in operating activities	$(29,026)	$(43,111)	$(63,982)	$(46,981)
Net cash used in investing activities	(611)	(1,208)	(1,606)	(1,550)
Net cash provided by (used in) financing activities	20,261	116,394	95,986	30,537

Net increase (decrease) in cash and cash equivalents, and restricted cash	$(9,376)	$72,075	$30,398	$(17,994)

Net Cash Used in Operating Activities

Nine Months Ended September 30, 2024 and 2023

During the nine months ended September 30, 2024, operating activities used $29.0 million of cash, resulting in a net loss of $5.6 million, non-cash income of $23.0 million, and net cash used from changes in our operating assets and liabilities of $0.4 million.

Non-cash income consisted of $22.1 million of income related to the change in fair value of our earn-out liabilities, $14.2 million of mark to market adjustments related to our warrant liabilities, $10.0 million of income related to the change in fair value of our convertible debt, $2.5 million of interest paid on debt recorded at fair value, and $1.9 million of income related to the change in fair value of our term loan derivative liability. This non-cash income was partially offset by a $9.6 million loss on the change in fair value of our Revenue Interest Financing and PIPE Conversion Option, an $8.7 million loss on the extinguishment of our Fortress Term Loan, $2.2 million of stock-based compensation expense, $1.5 million of non-cash interest expense, $1.4 million of debt issuance costs associated with debt at fair value, a $1.1 million provision for uncollectible accounts, a $1.1 million provision for inventory, $0.9 million of issuance costs associated with warrants recorded at fair value, $0.8 million of depreciation and amortization expense, and $0.6 million of non-cash lease expense.

Net cash provided by changes in our operating assets and liabilities consisted of a $7.2 million decrease in accounts receivable, a $0.6 million decrease in inventory, and a $0.7 million decrease in prepaid expenses, other current and long-term assets, partially offset by a net $8.4 million decrease in accounts payable, accrued expenses and other current liabilities and a $0.6 million decrease in our lease liabilities.

The decrease in accounts receivable was the result of an increase in cash collections and decrease in revenue. The decrease in inventory was primarily related to a decrease in finished goods and work in progress. The decrease in prepaid expenses, other current and long-term assets was primarily related to a decrease in prepaid inventory and payroll deposits. The net decrease in accounts payable, accrued expenses and other current liabilities was primarily related to decreased expenses and timing of payments.

During the nine months ended September 30, 2023, operating activities used $43.1 million of cash, resulting from a net loss of $61.4 million, partially offset by net cash provided by changes in our operating assets and liabilities of $3.4 million and non-cash charges of $14.9 million.

Non-cash charges consisted of $16.1 million for termination of convertible note side letters, $6.3 million of stock-based compensation expense, a $5.0 million provision for uncollectible accounts, $3.9 million loss on extinguishment of debt for our 2021 Term Loan, $3.8 million related to the change in fair value of our convertible debt, $2.0 million related to the change in fair value of the Revenue Interest Financing and PIPE Conversion Option, $1.1 million of non-cash interest expense primarily related to the accretion of debt discount associated with our outstanding debt arrangements, a $0.7 million provision for inventory, $0.6 million of lease expense, $0.6 million of depreciation and amortization expense, and $0.3 million of unrealized loss on foreign exchange. These charges were partially offset by $24.3 million of income related to the change in fair value of our earn-out liabilities and $2.4 million of mark to market adjustments related to our warrant and derivative liabilities.

Net cash provided by changes in our operating assets and liabilities consisted of a net $8.4 million increase in accounts payable, accrued expenses and other current liabilities and a $0.4 million decrease in prepaid expenses, other current and long-term assets, partially offset by a $3.9 million increase in accounts receivable, a $0.9 million increase in inventory and a $0.6 million decrease in operating lease liabilities.

The net increase in accounts payable, accrued expenses and other current liabilities was primarily related to increased expenses as well as timing of payments. The increase in accounts receivable was primarily related to the timing of cash collections. The decrease in prepaid expenses, other current and long-term assets was primarily related to the settlement of deferred deal costs related to the Business Combination. The increase in inventory was primarily related to an increase in work in progress and raw materials.

Years Ended December 31, 2023 and 2022

During the year ended December 31, 2023, operating activities used $64.0 million of cash, resulting from a net loss of $80.6 million, partially offset by net cash provided by changes in our operating assets and liabilities of $0.2 million and non-cash charges of $16.4 million.

Non-cash charges consisted of $16.1 million for termination of convertible note side letters, a $12.7 million provision for uncollectible accounts, $8.4 million of stock-based compensation expense, a $3.9 million loss on extinguishment of debt for our 2021 Term Loan, $3.8 million related to the change in fair value of our convertible debt, $2.2 million related to the change in fair value of the Revenue Interest Financing and PIPE Conversion Option, $2.1 million of non-cash interest expense primarily related to the amortization of debt discount associated with our outstanding debt arrangements, $1.7 million of mark to market adjustments related to our derivative liabilities, $1.2 million of debt issuance costs associated with the Revenue Interest Financing, $0.8 million of lease expense, and $0.7 million of depreciation and amortization expense. These charges were partially offset by $29.1 million of income related to the change in fair value of our earn-out liabilities, $8.4 million of mark to market adjustments related to our warrant liabilities, and $1.1 million of interest paid on debt recorded at fair value.

Net cash provided by changes in our operating assets and liabilities consisted of a net $5.7 million increase in accounts payable, accrued expenses and other current liabilities and a $0.3 million decrease in prepaid expenses, other current and long-term assets, partially offset by a $3.7 million increase in inventory, a $1.3 million increase in accounts receivable, and a $0.8 million decrease in lease liabilities.

The net increase in accounts payable, accrued expenses and other current liabilities was primarily related to increased expenses as well as timing of payments. The increase in accounts receivable was primarily related to the timing of cash collections. The decrease in prepaid expenses, other current and long-term assets was primarily related to the settlement of deferred deal costs related to the Business Combination. The increase in inventory was primarily related to an increase in work in progress and raw materials.

During the year ended December 31, 2022, operating activities used $47.0 million of cash, resulting from a net loss of $37.7 million and net cash used by changes in our operating assets and liabilities of $13.8 million, offset by non-cash charges of $4.6 million.

Non-cash charges primarily consisted of $2.0 million of depreciation and amortization expense and non-cash lease expense, $1.0 million of interest expense primarily related to the accretion of debt discount associated with our outstanding debt arrangements, a $0.8 million change in fair value of warrant liabilities, a $0.4 million of stock-based compensation expense and a $0.4 million provision for uncollectible accounts.

Net cash used by changes in our operating assets and liabilities consisted of a $22.8 million increase in accounts receivable, a $1.2 million increase in inventory, a $0.7 million decrease in operating lease liabilities and a $0.6 million increase in prepaid expenses, other current assets and long-term assets, partially offset by a net $11.5 million increase in accounts payable, accrued expenses and other current liabilities.

The increase in accounts receivable was primarily related to growth in sales. The increase in prepaid expenses and other current assets was primarily related to increases in prepaid inventory and additional software subscription costs. The increase in inventory was primarily related to an increase in finished goods and raw materials. The decrease in lease liabilities was primarily due to payment of rent for our leased property. The net increase in accounts payable, accrued expenses and other current liabilities was primarily related to an increase in sales and marketing and general and administrative expenses.

Net Cash Used in Investing Activities

Nine Months Ended September 30, 2024 and 2023

During the nine months ended September 30, 2024 and September 30, 2023, cash used in investing activities was $0.6 million and $1.2 million, respectively, consisting of purchases of property and equipment.

Years Ended December 31, 2023 and 2022

During the years ended December 31, 2023 and December 31, 2022, cash used in investing activities was $1.6 million, consisting of purchases of property and equipment.

Net Cash Provided by Financing Activities

Nine Months Ended September 30, 2024 and 2023

During the nine months ended September 30, 2024, cash provided by financing activities was $20.3 million, consisting of $48.0 million in proceeds from the issuance of convertible notes, $18.2 million in net proceeds from the Public Offering, $2.7 million in net proceeds from the Private Placement, and $0.4 million of proceeds from our equity line financing, partially offset by $47.7 million repayment of the Fortress Term Loan and a $1.4 million payment of debt issuance costs.

During the nine months ended September 30, 2023, cash provided by financing activities was $116.4 million, consisting of $62.1 million of proceeds from the Business Combination, net of transaction costs, $57.6 million from the issuance of our Fortress Term Loan net of debt issuance costs, $38.8 million from the issuance of our Revenue Interest Financing Agreement with RTW net of issuance costs, $28.7 million from the issuance of our 2023 Convertible Notes, net of issuance costs, partially offset by the $57.7 million repayment of our 2021 Term Loan, $10.8 million repayment of our 2023 Convertible Notes and $2.5 million of repayment of a promissory note assumed from Compute Health in the Business Combination.

Years Ended December 31, 2023 and 2022

During the year ended December 31, 2023, cash provided by financing activities was $96.0 million, consisting of $61.7 million of proceeds from the Business Combination, net of transaction costs, $57.6 million from the issuance of our Fortress Term Loan net of debt issuance costs, $38.8 million from the issuance of our Revenue Interest Financing Agreement with RTW net of issuance costs, and $28.7 million from the issuance of our 2023 Convertible Notes, net of issuance costs, partially offset by the $57.7 million repayment of our 2021 Term Loan, $20.0 million repayment of our Fortress Term Loan, $10.8 million repayment of our 2023 Convertible Notes and $2.5 million repayment of a promissory note assumed from Compute Health in the Business Combination.

During the year ended December 31, 2022, cash provided by financing activities was $30.5 million, consisting of $29.6 million from the issuance of our 2021 Term Loan, net of issuance costs, $1.1 million from the issuance of our 2022 Convertible Notes, net of issuance costs and $0.1 million from the exercise of stock options, partially offset by $0.3 million payment of deferred financing costs.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our consolidated financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in Note 2, Summary of Significant Accounting Policies, to our audited consolidated financial statements included in the registration statement of which this prospectus forms a part, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

We account for revenue in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606” or “ASC 606”). In accordance with ASC 606, we recognize revenue when control of our products is transferred to our customers in an amount that reflects the consideration we expect to receive in exchange for those products. Our revenue recognition process involves identifying the contract with a customer, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue as performance obligations are satisfied.

Revenue is generated primarily from the sale of our gastric balloon system, which includes the Allurion Balloon and related accessories. We have provided customers purchasing the Allurion Balloon with an implied license for access to our Allurion VCS software. This implied software license was given to customers for no additional consideration and was not negotiated as part of the customer’s contracts. As such, it has been deemed an immaterial promise in the context of the contract, and we do not consider the license as a separate performance obligation. In the future, if and when Allurion VCS services are determined to be a performance obligation, we expect the associated consideration will be deferred and recognized over the license period.

We sell our products directly to customers through our direct sales personnel and indirectly through independent distributors. For distributor sales, we sell our products to our distributors, who subsequently resell the products to health care providers, among others. For direct sales, our products are sold directly to our customers, which are typically health care providers. Generally, customer contracts contain Free on Board or Ex-Works shipping point incoterms. We recognize revenue when the customer obtains control of our product, which typically occurs upon shipment, in return for agreed-upon, fixed-price consideration.

Additionally, from time to time, we offer certain incentives to our customers, which are recorded as a reduction of revenue in the period the related product revenue is recognized. Any discounts we offer are outlined in our customer agreements. Payments to the customer for a distinct good or service that reasonably estimates the fair value of the distinct benefit received, such as marketing programs and shipping and logistics services, are recorded as a selling and marketing expense.

Our payment terms are consistent with prevailing practice in the respective markets in which we do business, which are not affected by contingent events that could impact the transaction price. Our contracts with customers do not provide general rights of return unless certain product quality standards are not met.

Valuation of Earn-Out Liabilities

In connection with the Business Combination, holders of Legacy Allurion common stock and Legacy Allurion preferred stock and holders of vested options, warrants and restricted stock units exercisable or convertible into Legacy Allurion capital stock received the contingent right to receive additional shares of our Common Stock (the “Earn-Out Shares”) upon the achievement of certain earn-out targets. As the contingent earn-out consideration contains a settlement provision that precludes it from being indexed to our stock, it is classified as a liability under ASC 480, as defined in Note 2, Summary of Significant Accounting Policies. The fair value of contingent earn-out consideration is estimated as of the acquisition date at the present value of the expected contingent payments using a Monte Carlo Simulation Method. This method utilizes a combination of observable (Level 2) and unobservable (Level 3) inputs, which include the trading price and volatility of the underlying common stock, expected term, risk-free interest rates, and expected date of a qualifying event. The determination of the fair value of these financial instruments is complex and highly judgmental due to the significant estimation required. In particular, the fair value estimate is sensitive to certain assumptions, such as the volatility of underlying shares.

Changes in the estimated fair value of the contingent earn-out consideration are recorded in Other income (expense) in the condensed consolidated statements of operations and are reflected in the period in which they are identified. Changes in the estimated fair value of the continent earn-out consideration may materially impact or cause volatility in our operating results.

Valuation of Revenue Interest Financing and PIPE Conversion Option

In connection with the Business Combination, we entered into the Revenue Interest Financing Agreement with RTW, under which the Company received $40.0 million upfront. In exchange, we are obligated to remit to RTW certain revenue interest payments on all current and future products, digital solutions and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by Allurion and its subsidiaries until December 31, 2030. We account for the Revenue Interest Financing Agreement under the fair value option election of ASC 825, Financial Instruments. The Revenue Interest Financing Agreement accounted for under the FVO election is a debt host financial instrument containing embedded features wherein the entire financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. The fair value of the Revenue Interest Financing is calculated using a discounted cash flow method under the income approach utilizing future revenue projections and a discount rate. Changes in the estimated fair value of the Revenue Interest Financing Agreement are recorded as a component of Other income (expense) in the condensed consolidated statements of operations. A portion of the estimated change in fair value must be reported in other comprehensive loss to the extent that it is attributable to instrument-specific credit risk. As a result of electing the FVO, direct costs and fees related to the Revenue Interest Financing are expensed as incurred.

In connection with the Company entering into the Revenue Interest Financing, we and RTW entered into the Amended and Restated RTW Side Letter under which RTW may elect to convert up to $7.5 million of its initial PIPE subscription into an additional revenue interest financing by forfeiting a number of shares of our Common Stock acquired by the RTW in its PIPE Investment. We account for this PIPE Conversion Option as a freestanding financial instrument that qualifies for derivative liability accounting in accordance with ASC 815, Derivatives and Hedging. The fair value of the PIPE Conversion Option is measured using a MCSM using a combination of observable (Level 2) and unobservable (Level 3) inputs, which include the number of shares convertible, the stock price of the underlying common stock, volatility, risk-free rates, and expected term. The PIPE Conversion Option is initially measured at its fair value within Other liabilities on the condensed consolidated balance sheets with corresponding recognition of expense at inception as there is no right received by the Company that meets the definition of an asset and the transaction did not involve a distribution or a dividend. Subsequent changes in fair value of the derivative liability are recognized as a gain or loss as a component of Other income (expense) in the condensed consolidated statements of operations.

Valuation of RTW Convertible Notes

We entered into the Amended Note Purchase Agreement with RTW on April 16, 2024, under which the Company issued and sold $48.0 million aggregate principal amount of convertible senior secured notes. We account for the RTW Convertible Notes under the FVO election of ASC 825, as the Amended Note Purchase Agreement is a financial instrument containing embedded features where the entire financial instrument is measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. The fair value of the RTW Convertible Notes is measured using a discounted cash flow method under the income approach with a MCSM used to determine the simulated stock price at each payment date and event that may trigger conversion of the RTW Convertible Notes. The fair value is measured using a combination of observable (Level 2) and unobservable (Level 3) inputs, which include probabilities of various conversion scenarios, volatility, estimated market yields, and expected term. The determination of the fair value of the RTW Convertible Notes is complex and highly judgmental due to the significant estimation required.

Changes in the estimated fair value of the RTW Convertible Notes are recorded in Other income (expense) in the condensed consolidated statement of operations and are reflected in the period in which they are identified.

Determination of Fair Value of Legacy Allurion Preferred Stock, Common Stock and Warrants

The estimated fair value of our Legacy Allurion shares has been determined by the Legacy Allurion board of directors, with input from management, considering the most recently available third-party valuations then available and the Legacy Allurion board of directors’ assessment of additional objective and subjective factors that it believed were relevant. These factors included, but were not limited to:

•

the prices at which we sold shares of Legacy Allurion preferred stock and the superior rights and preferences of the Legacy Allurion preferred stock relative to the Legacy Allurion common stock at the time of each grant;

•	our stage of development and business strategy;

•	external market conditions and trends affecting our industry;

•	our financial position, including cash on hand, and our historical and forecasted performance and operating results;

•	the lack of an active public market for our Common Stock and our preferred stock;

•	the likelihood of achieving a liquidity event, such as an initial public offering, deSPAC transaction, or sale of our company in light of prevailing market conditions; and

•	the analysis of initial public offerings or other financing transactions and market performance of comparable companies in the industry.

The fair value of the underlying Legacy Allurion preferred stock, common stock, and warrants was determined by the Legacy Allurion board of directors until we were listed on the NYSE on August 2, 2023. The fair value of the Legacy Allurion shares is utilized in the determination of stock-based compensation expense, common stock warrant liability expense, preferred stock recorded at fair value and the convertible notes conversion price. The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of the Legacy Allurion preferred stock issued in 2021 and Legacy Allurion Convertible Notes converted in 2021 could be materially different. Significantly different assumptions or estimates could also impact the fair value of the Legacy Allurion Stock Options and stock-based compensation and fair value of the Legacy Allurion warrants, but these have not been material to date.

Recent Accounting Pronouncements

See Note 2, Summary of Significant of Accounting Policies in the accompanying notes to the consolidated financial statements included this registration statement of which this prospectus forms a part for a description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows.

Emerging Growth Company and Smaller Reporting Company

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that (i) we are no longer an emerging growth company or (ii) we affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K, which allows us to take advantage of certain exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of our Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, and (ii) our annual revenue exceeded $100 million during such completed fiscal year or the market value of the shares of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Exhibit 99.4

Allurion Announces Positive Topline Results From AUDACITY Trial

At 48 weeks, Allurion Balloon subjects had a greater than 50% responder rate and substantially greater weight loss than Control subjects

Low rate of serious adverse events supports favorable safety profile of the Allurion Balloon

Fourth and final module of PMA submission including AUDACITY trial data planned for 2025

NATICK, Mass. – January 8, 2025 – Allurion Technologies, Inc. (NYSE: ALUR), a company dedicated to ending obesity, today announced topline results from the AUDACITY Food & Drug Administration (FDA) pivotal trial evaluating the safety and efficacy of the Allurion Balloon.

The AUDACITY trial is an open-label, multicenter, randomized, controlled study and is the first FDA pivotal trial on an intragastric balloon for weight loss to report primary outcomes beyond 9 months. 550 subjects were randomized 1:1 to either two cycles of the Allurion Balloon1 or a control group that received moderate intensity lifestyle therapy. Subjects in the treatment group received their first Allurion Balloon at Week 0, which passes at approximately Week 16, and a second Allurion Balloon at Week 24, which passes at approximately Week 40. Co-primary endpoints based on Allurion Balloon subject responders and a comparison of percent total body weight loss between groups were measured at Week 48, approximately eight weeks after the second Allurion Balloon passes at Week 40.

The AUDACITY trial achieved its responder rate co-primary endpoint by demonstrating that more than 50% of Allurion Balloon subjects lost more than 5% of their total body weight at 48 weeks (58%; p-value = 0.0089). At 48 weeks, Allurion Balloon subjects exhibited substantially greater weight loss compared to control subjects with a 3.77% mean difference in total body weight loss, resulting in a 2.69% superiority margin. This margin was less than the pre-specified 3% superiority margin needed to meet the comparative co-primary endpoint (p-value=0.1616) and was impacted, in part, by higher-than-expected weight loss in control subjects. At 40 weeks, approximately when the second Allurion Balloon has passed, the 4.22% mean difference in total body weight loss between groups exceeded a 3% superiority margin.

[1]	Subjects received only the Allurion Balloon without the Allurion App, Bluetooth® Scale, Coach Iris, or access to the Virtual Care Suite.

The rate of serious adverse events in Allurion Balloon subjects in the AUDACITY trial was 3.1%, the lowest reported in a pivotal FDA trial for a liquid-filled intragastric balloon indicated for weight loss.2

Based on the results of the AUDACITY trial, Allurion plans to submit the fourth and final module of the Pre-Market Approval (PMA) application to the FDA.

“I believe the results of the AUDACITY trial demonstrate a favorable benefit-risk profile for people with obesity,” said Dr. Shelby Sullivan, Professor of Medicine and Director, Endoscopic Bariatric and Metabolic Program Center for Digestive Health at Dartmouth-Hitchcock Health and Lead Investigator of the AUDACITY trial. “If approved, the Allurion Balloon could fill a significant gap in the treatment of obesity and serve as a valuable alternative to GLP-1 medications.”

“Data from the AUDACITY trial demonstrate the Allurion Balloon’s positive impact on weight loss and excellent safety record,” said Dr. Ram Chuttani, Chief Medical Officer and Founding Partner of Allurion. “We believe that the Allurion Balloon will be a novel and very useful therapy for people in the United States living with obesity.”

“We were pleased with the performance of the Allurion Balloon subjects in the AUDACITY trial, where a majority of them were responders while using the balloon alone, without the customized digital platform that normally accompanies it commercially,” said Dr. Shantanu Gaur, Founder and CEO of Allurion. “Combined with our real-world experience in over 150,000 patients outside the United States where weight loss, exceeding that observed in AUDACITY, ranges from 14% to up to 22% when the Allurion Balloon is combined with the AI-powered Virtual Care Suite3,4, the AUDACITY trial results further bolster a rich data set on the safety and efficacy of the Allurion Balloon. We are looking forward to submitting these data to the FDA and advancing our PMA application toward FDA approval.”

Additional data on the AUDACITY trial will be presented at upcoming medical meetings.

About Allurion

Allurion is dedicated to ending obesity. The Allurion Program is a weight loss platform that features the Allurion Gastric Balloon, the world’s first and only swallowable, Procedure-less™ intragastric balloon for weight loss, and offers access to the Allurion Virtual Care Suite, including the Allurion Mobile App for consumers, Allurion Insights for health care providers featuring the Coach Iris AI Platform, and the Allurion Connected Scale. The Allurion Virtual Care Suite is also available to providers separately from the Allurion Program to help customize, monitor and manage weight loss therapy for patients regardless of their treatment plan: gastric balloon, surgical, medical or nutritional. The Allurion Gastric Balloon is an investigational device in the United States.

[2]	The Allurion Balloon has not been compared to other liquid-filled intragastric balloons in a head-to-head study for weight loss or for frequency or type of adverse events.
[3]	Ienca et al. Obesity Surgery. 2020 Sep;30(9):3354-3362.
[4]	Ienca R, et al. Sequential Elipse Balloon Treatment 1 Year Weight Loss Results Approximate Bariatric Surgery Results, 2020.

For more information about Allurion and the Allurion Virtual Care Suite, please visit www.allurion.com.

Allurion is a trademark of Allurion Technologies, Inc. in the United States and countries around the world.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the U.S. federal and state securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions and include statements regarding: the timing of, and plan to submit, a PMA application for the Allurion Balloon; the Allurion Balloon being a novel therapy for people with obesity; and the ability of the Allurion Ballon to fill the gap in the treatment of obesity and serve as a valuable alternative to GLP-1 medications. Forward-looking statements are predictions, projections and other statements about future events that reflect the current beliefs and assumptions of Allurion’s management based on information currently available to them and, as a result, are subject to risks and uncertainties. Many factors could cause actual future results or developments to differ materially from the forward-looking statements in this communication, including but not limited to (i) the ability of Allurion to obtain and maintain regulatory approvals for and successfully commercialize its program, including the Allurion Balloon, its VCS platform, and its compounded GLP-1 program, in the United States and abroad, (ii) the timing of, and results from, our clinical studies and trials and submission of such results to regulatory authorities, including the PMA application, (iii) the evolution of the markets in which Allurion competes, including the impact of GLP-1s, (iv) the ability of Allurion to defend its intellectual property, (v) the impact of the COVID-19 pandemic, the Russia and Ukraine war, and the conflict in the Middle East on Allurion’s business, (vi) Allurion’s expectations regarding its market opportunities, including those for the Allurion Program, its VCS platform, and its compounded GLP-1 program, (vii) the risk of economic downturns and a changing regulatory landscape in the highly competitive industry in which Allurion operates, (viii) the successful development of our sales, marketing and commercial capabilities in the U.S., if the Allurion Balloon is approved by the FDA, (ix) our ability to raise capital when needed, and (x) our ability to comply with NYSE listing requirements. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Allurion’s Annual Report on Form 10-K filed on March 26, 2024 (as subsequently amended), Quarterly Report on Form 10-Q filed on November 13, 2024, and other documents filed by Allurion from time to time with the U.S. Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Allurion assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Allurion does not give any assurance that it will achieve its expectations.

Global Media

Hannah Lindberg

hlindberg@allurion.com

Investor Contact

Mike Cavanaugh, Investor Relations

ICR Westwicke

(617) 877-9641

mike.cavanaugh@westwicke.com